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ANNEX B

Filed pursuant to Rule 424(b)(5)
Registration No. 333-161340

PROSPECTUS SUPPLEMENT
(to Prospectus dated August 21, 2009)

4,250,000 Shares

Common Stock

We are offering 4,250,000 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is traded on the NASDAQ Global Select Market under the symbol "KTOS." On February 4, 2011, the last reported sale price of our common stock on the NASDAQ Global Select Market was $13.99 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-18 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$13.25	$56,312,500
Underwriting Discounts and Commissions	$0.6625	$2,815,625
Proceeds to Kratos Defense & Security Solutions, Inc. before expenses	$12.5875	$53,496,875

Delivery of the shares of common stock is expected to be made on or about February 11, 2011. We have granted the underwriters an option for a period of 30 days to purchase up to an additional 637,500 shares of our common stock solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,237,969, and our total proceeds, before expenses, will be $61,521,406.

Sole Book-Running Manager

Jefferies

Co-Lead Manager

B. Riley & Co., LLC

Co-Managers

Oppenheimer & Co.	Noble Financial Capital Markets	Imperial Capital

Prospectus Supplement dated February 8, 2011

i

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the accompanying prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein or therein. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You should not rely on any unauthorized information or representation. This prospectus supplement is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the applicable document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the date of delivery of this prospectus supplement or the accompanying prospectus, or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and "Kratos" refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its consolidated subsidiaries.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including our financial statements, the notes to those financial statements and the other documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. See "Risk Factors" beginning on page S-18 of this prospectus supplement for a discussion of the risks involved in investing in our securities.

 Kratos Defense & Security Solutions, Inc.

Our Business

Kratos is an innovative provider of mission-critical engineering, information technology services, strategic communications and warfighter products, solutions and services. We work primarily for the U.S. government and federal government agencies, but we also perform work for state and local agencies and commercial customers. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance ("C5ISR"); weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system testing and evaluation; missile and rocket mission launch services; public safety, security and surveillance systems; modeling and simulation; unmanned aerial vehicle systems; and advanced network engineering and information technology services. We offer our customers solutions and expertise to support their mission-critical needs by leveraging our skills across our core service areas.

We derive a substantial portion of our revenue from contracts performed for federal government agencies, including the U.S. Department of Defense ("DoD"), with substantially all of our revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DoD and civilian government agencies. We believe our stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

Prior to 2008, we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless-related businesses and chose to pursue business with the federal government, primarily the DoD, through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our new name reflects our revised focus as a defense contractor and security systems integrator for the federal government and for state and local agencies. In connection with our name change, we changed our NASDAQ Global Select Market trading symbol to "KTOS".

Competitive Strengths

We believe we have robust past performance qualifications in our respective business areas, including a work force that is experienced with the various programs we service and the customers we serve. We believe the following key strengths distinguish us competitively:

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Significant and highly specialized experience.  Through existing customer engagements and the government-focused acquisitions we have completed over the past several years, we have amassed significant and highly specialized experience in areas directly related to weapon system life-cycle extension and sustainment; missile, rocket and weapons system testing and evaluation; C5ISR;

  military range operations and technical services, and other highly differentiated services and solutions. This collective experience, or past performance qualifications, is a requirement for the majority of our contract vehicles and customer engagements. Further enhancing our specialized expertise, a majority of our over 2,800 employees have national security clearances. We believe these characteristics represent a significant competitive strength and position us to win renewal or follow-on business.

•
Specialized national security focus aligned with mission-critical national security priorities.  Continued concerns related to the threat posed by certain foreign nations and terrorists have caused the U.S. government to identify national security as an area of functional and spending priority. Budget pressures, particularly related to DoD spending, have placed a premium on developing and fielding relatively low-cost, high-technology solutions to assist in national security missions. Our primary capabilities and areas of focus, listed below, are strongly aligned with the objectives of the U.S. government:

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Intelligence, surveillance and reconnaissance

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Command and control

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Unmanned systems

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Ballistic missile defense

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Cyber security and information assurance

  We believe our strategy has been confirmed through our established positions on 11 of the top 15 DoD programs in terms of total procurement and research, development, testing and evaluation spending, including the F-35 Lightning II, multiple missile defense programs, Bridge Combat Team (Future Combat Systems), multiple unmanned aerial vehicle ("UAV") programs, Blackhawk helicopter and related variants, CVN-21 Carrier Replacement, DDG-51 Aegis Destroyer, Littoral Combat Ship and others.

•
Strategic geographic locations and base realignment and closure.  The U.S. Base Realignment and Closure Act of 2005 ("BRAC") is the congressionally authorized process the DoD has implemented to reorganize its base structure to fewer, larger bases in order to support U.S. armed forces more efficiently and effectively, increase operational readiness and facilitate new ways of doing business. As a result of the DoD's BRAC transformation, we have concentrated part of our business strategy on building a significant presence in key BRAC receiving locations where the U.S. federal government is relocating its personnel and related technical and professional services. We believe our focus on increasing our strategic presence in key BRAC receiving locations will provide us with a significant competitive advantage.

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Diverse base of key contracts with low concentration.  As a result of our business development focus on securing key contracts, we are a preferred contractor on numerous multi-year, government-wide acquisition contracts and multiple award contracts. Our preferred contractor status provides us with the opportunity to bid on hundreds of millions of dollars of business each year against a discrete number of other pre-qualified companies. We have a highly diverse base of contracts with no contract representing more than 5% of pro forma 2009 revenue. Our fixed-price contracts, almost all of which are production contracts, represent approximately 54% of our pro forma 2009 revenue. Our cost-plus-fee contracts and time and materials contracts represent approximately 24% and 22%, respectively, of our pro forma 2009 revenue. We believe our diverse base of key contracts and low reliance on any one contract provides us with a stable, balanced revenue stream.

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In-depth understanding of client missions.  We have a reputation for providing mission-critical services and solutions to our clients. Our relationships with our U.S. Army, U.S. Navy and U.S. Air Force customers generally exceed 10 years, enabling us to develop an in-depth understanding of their missions and technical needs. In addition, we have employees located at customer sites, providing us valuable strategic insights into our clients' ongoing and future program requirements. Our in-depth understanding of our clients' missions, in conjunction with the strategic location of our employees, enables us to offer technical solutions tailored to our clients' specific requirements and evolving mission objectives. In addition, once we are on-site with a customer, we have historically been successful in winning recompete business in the vast majority of cases.

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Significant cash flow visibility driven by stable backlog.  As of September 26, 2010, our pro forma total backlog was approximately $883 million, of which approximately $508 million was funded backlog. The majority of our sales are from orders issued under long-term contracts, typically three to five years in duration. Our contract backlog provides visibility into stable future revenue and cash flow over a diverse set of contracts.

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Highly skilled employees and an experienced management team.  We deliver our services through a skilled workforce of over 2,800 employees. Our senior managers have significant experience with U.S. federal government agencies, the U.S. military and federal government contractors. Members of our management team have experience growing businesses both organically and through acquisitions. We believe that the cumulative experience and differentiated expertise of our personnel in our core focus areas, coupled with our sizable employee base, the majority of which hold national security clearances, allow us to qualify for and bid on larger projects in a prime contracting role.

Pending Acquisition of Herley Industries, Inc.

Overview of the Acquisition

On February 7, 2011, we entered into a merger agreement to acquire Herley Industries, Inc., a Delaware corporation ("Herley"), through a tender offer by one of our indirect wholly-owned subsidiaries for all of Herley's outstanding common stock and a subsequent merger between such subsidiary and Herley. See "— Terms of Acquisition and Related Financing Transactions — Merger Agreement." Since the completion of the acquisition of Herley is subject to various conditions, it is not certain that we will acquire Herley within the expected timeframe or at all. Failure to complete the acquisition of Herley could adversely affect our stock price and our future business or financial results and would affect the use of proceeds from this offering. See "Risk Factors — Risks Related to the Proposed Acquisition of Herley" and "Use of Proceeds".

Overview of Herley's Business

Herley is a leading provider of microwave technologies for use in command and control systems, flight instrumentation, weapons sensors, radar, communication systems, and electronic warfare systems. Herley has served the defense industry since 1965 by designing and manufacturing microwave devices for use in high-technology defense electronics applications. Herley's products represent key components in the national security efforts of the U.S., as they are employed in mission-critical electronic warfare, electronic attack, electronic warfare threat and radar simulation, command and control network, and cyber warfare/cybersecurity applications.

We believe Herley represents a premier source for RF and microwave electronics due to its end-to-end product capability across its core end markets. In addition, Herley provides significant value to its customers through its ability to create innovative, high-performance products and solutions for a broad array of applications ranging from standard, high-production components to custom, complex integrated subsystems.

Herley has developed a defensible market position through its engineering expertise and technological capabilities, long development cycle (including interaction with customers during pre-production design), high risk and cost to customer to replace its components and systems and 45+ year track record of expertise in the microwave industry. Herley has leveraged these qualities to create entrenched positions on leading defense platforms, with the majority of its revenue being derived from single-source assignments. As a result, Herley offers significant visibility into future revenue and profitability with its long-term status on many well-funded platforms.

Herley has established long-term relationships with its primary customers, including large defense prime contractors (including Northrop Grumman Corporation, Lockheed Martin Corporation, Raytheon Company, The Boeing Company and BAE Systems), the U.S. government (including the DoD, NASA and other U.S. government agencies) and international customers (including the Israeli and Australian militaries and suppliers to international militaries). Herley's products and systems are currently deployed on a wide range of high profile military platforms, including the F-16 Falcon, the F/A-18E/F Super Hornet, the E-2C/D Hawkeye, the EA-18G Growler, the AEGIS class surface combatants, the EA-6B Prowler, the AMRAAM (Advanced Medium-Range Air-to-Air Missile), the CALCM (Conventional Air Launch Cruise Missile), the P-8 MMA (Multi-Mission Maritime Aircraft) and UAVs, as well as high priority national security programs such as National Missile Defense and the Trident II D-5.

Strategic Rationale

We believe that the proposed acquisition will provide long-term strategic and financial benefits to our stockholders, including long-term growth in revenues, earnings and returns on equity, and will offer other important benefits including:

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Strong fit with our existing core competencies.  Herley's business is primarily focused on providing mission-critical products for national security and weapons systems applications on which we are working, which we are supporting or with which we are familiar, including:

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Manned and unmanned aircraft

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Tactical and ballistic missiles

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Sensor and radar platforms

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Representative threat targets

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Simulation and testing

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Electronic warfare systems

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Electronic attack systems

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Command and control systems

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Long-term positions on high-priority, well-funded military platforms.  Herley's existing products primarily support fielded systems on established, solidly-funded programs that will be deployed by the U.S. and foreign militaries for the foreseeable future. Examples of these platforms, which support electronic attack, electronic warfare, radar/threat simulation and threat neutralization missions, include: F-16, EA-18G, AMRAAM, F-18 and Trident.

•
Acquisition of a scarce asset with a strong reputation in its markets.  Herley represents one of the few remaining independent electronic warfare/electronic attack-focused companies. Herley experiences limited competition due to the nature of its work and benefits from high barriers to market entry from potential competitors. For these reasons and as a result of its strong intellectual property profile, Herley has created sole-source or single-source positions on the majority of its contracts.

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Strong growth opportunities.  Herley maintains a substantial new business pipeline with opportunities in multiple areas, including:

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Next Generation Intelligence, Surveillance and Reconnaissance Airborne System

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Unmanned Autonomous Air Vehicles

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UAS System for Persistent ISR Data Collection

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Electronic Warfare Jammers — Next Generation

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Electronic Attack — Next Generation

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Electronic Cyber Attack

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Foreign Military Sales and Direct International Sales

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Ease of integration with our existing business.  We expect Herley to be easily integrated into our Weapon Systems Solutions ("WSS") Division. The WSS Division houses our work on weapons and other platforms similar to Herley's business, including manned and unmanned aircraft targets, sensors and radar platforms, and tactical and ballistic missiles. All six key Herley division Presidents are expected to continue their employment with us to ensure a smooth transition and continued success.

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Diversification of business.  Our acquisition of Herley would allow us to add premier microwave components and systems to our existing services offerings. Herley supplies its products to many of our existing platforms, which would allow us to enhance our exposure to key programs. We believe Herley would be able to introduce new products and services on each of its and our existing platforms. In addition, we believe creating a broader solutions portfolio would create many attractive opportunities on new programs. In addition, Herley maintains a diversified revenue base as it is a direct supplier to all services of the U.S. military and a first-tier supplier to all of the primary defense contractors. In addition, Herley's products are embedded on over 120 individual platforms, with no one program comprising more than 8% of its total revenue.

•
Significant profitability enhancement.  In recent periods, Herley's EBITDA margins have been approximately twice our EBITDA margins. The proposed acquisition would substantially enhance our profitability profile.

•
Opportunities to achieve significant synergies.  Herley will be integrated directly into our WSS Division. Upon completion of the acquisition, management expects that each Herley division and facility will report directly to the President of our WSS Division, resulting in cost efficiencies. In addition, upon completion of the acquisition, Herley will no longer require expenses related to operating as a publicly traded company, including directors' compensation, related insurance, audit fees and fees and expenses related to public filings. We expect the removal of these costs will eliminate approximately $5 million annually in operating expenses from Herley, of which approximately $2 million on an annualized basis will be eliminated starting in the first quarter following completion of the acquisition of Herley and $3 million on an annualized basis will be eliminated during the remainder of the 12-month period following completion of the acquisition.

Terms of Acquisition and Related Financing Transactions

Merger Agreement

On February 7, 2011, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lanza Acquisition Co., a Delaware corporation and our indirect wholly-owned subsidiary ("Merger Sub"), and Herley. The boards of directors of Kratos and Herley have approved the Merger Agreement and the transactions contemplated thereby. Pursuant to the terms of the Merger Agreement, Merger Sub will commence a tender offer (the "Offer") to purchase all of Herley's issued and outstanding shares of common stock, par value $0.10 per share (the "Herley Common Stock"), at a price of $19.00 per share in cash, without any interest thereon (the "Offer Price"). Merger Sub is obligated to commence the Offer as promptly as practicable and in any event no later than February 25, 2011. The Offer will remain open for 20 business days, subject to periods of extension through June 30, 2011 if the conditions to the Offer have not been satisfied at the end of any Offer period (subject to the parties' termination rights under the Merger Agreement).

The consummation of the Offer is subject to customary closing conditions, including, among other things, the expiration of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and, subject to the terms of the Merger Agreement, any other applicable competition laws and the valid tender of shares of Herley Common Stock representing at least a majority of the total outstanding shares of Herley Common Stock, calculated on a fully diluted basis, and other offer conditions set forth in Annex A to the Merger Agreement.

Upon completion of the Offer, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will be merged (the "Merger") with and into Herley, with Herley surviving as a wholly-owned subsidiary of ours. At the effective time of the Merger (the "Effective Time"), each outstanding share of Herley Common Stock, other than shares of Herley Common Stock owned by Merger Sub, Kratos or any of its subsidiaries or Herley or any of its subsidiaries immediately prior to the Effective Time, or by stockholders who have validly exercised their appraisal rights under Delaware law, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price payable to the holder thereof, on the terms and subject to the conditions set forth in the Merger Agreement. In addition, at the Effective Time, (i) at the election of the holder thereof, each in-the-money option to purchase Herley Common Stock will be canceled and exchanged for a cash payment equal to: (a) the excess, if any, of the Offer Price over the per share exercise price of such in-the-money option, multiplied by (b) the number of shares subject to such in-the-money option; (ii) all other options to purchase Herley Common Stock shall be assumed by us (the "Assumed Options") and shall thereafter represent an option to purchase a number of shares of our common stock, with such number of shares of our common stock subject to and the exercise price applicable to such option being appropriately adjusted based on an exchange ratio equal to the fraction obtained by dividing the Offer Price by the average closing sales price for one share of our common stock on the NASDAQ Global Select Market for the ten (10) trading-day period ending on the first business day immediately preceding the date of the Merger Agreement; and (iii) each restricted stock award granted under any compensation plan or arrangement of Herley and outstanding immediately prior to the Effective Time shall be cancelled at the Effective Time in exchange for the merger consideration payable in respect of such stock.

The closing of the Merger is subject to, among other conditions, the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Herley Common Stock, if required by applicable law. However, the Merger Agreement also provides that, subject to certain conditions and limitations, Merger Sub will have an irrevocable option (the "Top-Up Option"), exercisable after the completion of the Offer, to acquire a number of shares of Herley Common Stock equal to the lesser of (i) the lowest number of shares that, when added to the number of shares of Herley Common Stock owned by us or Merger Sub at the time of the exercise of the Top-Up Option, will constitute one share more than 90% of the number of shares of Herley Common Stock that will be outstanding after giving effect to the exercise of the Top-Up Option, at a price per share equal to the Offer Price, and (ii) the aggregate number of shares held as treasury shares by Herley and the number of additional shares that Herley is authorized to issue under its certificate of incorporation. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur without a meeting of the Herley stockholders pursuant to the "short-form merger" provisions of the Delaware General Corporation Law.

Kratos, Herley and Merger Sub have made customary representations, warranties and covenants in the Merger Agreement. Herley's covenants include, among other things, covenants regarding the operation of the business prior to the closing and covenants prohibiting Herley from soliciting, providing information to third parties in connection with or entering into discussions concerning, proposals relating to alternative business combination transactions, except in limited circumstances relating to unsolicited proposals that would reasonably constitute, or would reasonably be expected to lead to, a proposal superior to the transactions contemplated by the Merger Agreement.

The Merger Agreement contains certain termination rights for each of Herley and Kratos. In addition, upon the termination of the Merger Agreement under specified circumstances, Herley will be required to pay us a termination fee in an amount equal to $9,440,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A.

Financing Transactions

We estimate our cash requirements in connection with the acquisition of Herley to be approximately $316 million. On February 7, 2011, in connection with the Offer, we entered into a commitment letter (the "Commitment Letter") with Jefferies Group, Inc., Key Capital Corporation and OPY Credit Corp. (collectively, the "Committing Parties"), pursuant to which the Committing Parties have committed to provide debt financing of up to an aggregate of $307.5 million for the Offer. The amount of the commitment is subject to reduction by the amount of net proceeds that we raise in this offering; provided that the maximum amount of such reduction shall not exceed $40 million. The commitment of the Committing Parties under the Commitment Letter is subject to customary conditions, including the absence of any material adverse effect on the financial condition of Herley or our ability to consummate the transactions described in the Commitment Letter. We intend to commence a private offering to eligible purchasers, subject to market and other conditions, of up to $325 million in aggregate principal amount of senior secured notes due 2017 (the "New Notes"). This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

In connection with the offering of the New Notes, we have received the consent of the holders of a majority of our existing 10% Senior Secured Notes due 2017 (the "Existing Notes") and have entered into a supplemental indenture related to the Existing Notes in which such holders agreed to permit us to issue the New Notes in an aggregate principal amount not to exceed $325 million in connection with the acquisition of Herley and for general corporate purposes irrespective of whether such New Notes may be issued in compliance with the minimum consolidated fixed charge coverage ratio test contained in the limitation of incurrence of additional indebtedness covenant in the indenture governing the Existing Notes. In addition, we have entered into an amendment to our existing senior secured credit agreement (the "Credit Agreement") with KeyBank National Association ("KeyBank"), pursuant to which KeyBank has agreed to waive any restrictions in the Credit Agreement with respect to the acquisition of Herley and the issuance of the New Notes. Wilmington Trust FSB and KeyBank also entered into an amendment to the existing intercreditor agreement to make certain changes to such agreement so as to permit the consummation of the acquisition of Herley.

We expect to use the net proceeds from this offering together with the net proceeds from the issuance and sale of the New Notes (and to the extent the Notes are not issued and sold, the debt financing to be provided by the Committing Parties, subject to the satisfaction of the conditions of the Commitment Letter) to fund the purchase of the Herley Common Stock in connection with the acquisition of Herley and for other general corporate purposes. If the acquisition of Herley is not completed, we will use the net proceeds from this offering for general corporate purposes. See "Use of Proceeds".

Recent Developments

Although our consolidated financial statements for the three months ended December 26, 2010 are not yet complete, the following information reflects our estimates of those results based on currently available information.

We currently expect revenues for the three months ended December 26, 2010 to be in the range of $120 million to $122 million.

We currently expect operating income for the three months ended December 26, 2010 to be in the range of $6.3 million to $6.8 million.

We currently expect depreciation and amortization expense for the three months ended December 26, 2010 to be approximately $4.1 million.

We currently expect stock-based compensation expense for the three months ended December 26, 2010 to be approximately $0.5 million.

We currently expect merger and acquisition expenses for the three months ended December 26, 2010 to be approximately $1.6 million.

Our final financial results for the year ended December 26, 2010 may vary from our expectations as our quarterly financial statement close process is not complete and additional developments and adjustments may arise between now and the time the financial results for this period are finalized. We currently expect to publish our final audited results for the year ended December 26, 2010 on or about March 1, 2011.

Our Corporate Information

We were initially incorporated in the state of New York in 1994, commenced operations in 1995 and were reincorporated in Delaware in 1998. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. Our executive offices are located at 4820 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	4,250,000 shares of common stock (or 4,887,500 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Common stock outstanding after this offering	22,926,195 shares of common stock (or 23,563,695 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Over-allotment option	637,500 shares of common stock
Use of proceeds

We expect the net proceeds from this offering will be approximately $53.3 million (or $61.3 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions, as described in "Underwriting," and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the cash consideration payable to the Herley stockholders in connection with our proposed acquisition thereof. In the event that the acquisition of Herley is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses. Pending such uses, we intend to invest the net proceeds in short-term, investment grade securities. See "Use of Proceeds" on page S-36 of this prospectus supplement.

NASDAQ Global Select Market symbol	"KTOS"
Risk factors

This investment involves a high degree of risk. See "Risk Factors" beginning on page S-18 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 18,676,195 shares of common stock outstanding as of January 21, 2011 and excludes, as of that date:

•
1,349,368 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $25.34 per share;

•
1,294,175 shares of common stock available for future grant under our 1999 Employee Stock Purchase Plan and 2005 Equity Incentive Plan (together, the "Plans");

•
1,094,715 shares of common stock issuable upon the vesting and settlement of restricted stock units;

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100,000 shares of common stock which may be issued upon conversion of 10,000 shares of Series B Preferred Shares; and

•
any shares issuable upon the exercise of the Assumed Options.

Summary Consolidated Historical Financial Data of Kratos

The following table sets forth a summary of our consolidated historical financial data as of the dates and for each of the periods indicated. The consolidated historical financial data for the years ended December 31, 2007, December 28, 2008 and December 27, 2009 and as of December 28, 2008 and December 27, 2009 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The consolidated historical financial data as of December 31, 2007 has been derived from our audited consolidated financial statements not included or incorporated by reference herein. The consolidated historical financial data as of and for the nine months ended September 27, 2009 and September 26, 2010 is derived from our unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with the sections entitled "Use of Proceeds," and "Unaudited Pro Forma Condensed Combined Financial Statements" included elsewhere in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 and our audited and unaudited consolidated financial statements incorporated by reference herein. See "Where You Can Find Additional Information."

	Fiscal Year Ended			Nine Months Ended
	December 31, 2007	December 28, 2008	December 27, 2009	September 27, 2009	September 26, 2010
	(in millions except share and per share data)
Statement of Operations Data:
Revenue	$180.7	$286.2	$334.5	$259.3	$287.7
Cost of revenue	151.0	228.0	265.2	207.0	224.0

Gross profit	29.7	58.2	69.3	52.3	63.7
Selling, general and administrative expenses	36.6	48.9	52.8	40.3	45.5
Research and development expenses	—	0.9	1.8	1.3	1.6
Recovery of unauthorized issuance of stock options, stock option investigation and related fees, litigation settlement and other	16.7	(4.2)	0.4	(0.2)	(1.4)
Impairment of goodwill	—	105.8	41.3	41.3	—
Merger and acquisition expenses	—	—	—	—	1.5
Other (income) expense, net	1.1	1.5	(0.1)	0.2	(0.8)
Interest expense, net	1.2	10.0	10.4	7.7	15.8

Income (loss) before income taxes	(25.9)	(104.7)	(37.3)	(38.3)	1.5
Tax (benefit) provision	1.3	(0.7)	1.0	0.5	(12.5)
Income (loss) from continuing operations before extraordinary items	(27.2)	(104.0)	(38.3)	(38.8)	14.0
Income (loss) from continuing operations per common share:
Basic	$(3.67)	$(11.18)	$(2.76)	$(2.94)	$0.87
Diluted	$(3.67)	$(11.18)	$(2.76)	$(2.94)	$0.85
Income (loss) from discontinued operations per common share:
Basic	$(1.84)	$(0.77)	$(0.23)	$(0.23)	$0.01
Diluted	$(1.84)	$(0.77)	$(0.23)	$(0.23)	$0.01
Net income (loss) per common share:
Basic	$(5.51)	$(11.95)	$(2.99)	$(3.17)	$0.88
Diluted	$(5.51)	$(11.95)	$(2.99)	$(3.17)	$0.86
Weighted average common shares outstanding:
Basic	7.4	9.3	13.9	13.2	16.0
Diluted	7.4	9.3	13.9	13.2	16.4

	Fiscal Year Ended			Nine Months Ended
	December 31, 2007	December 28, 2008	December 27, 2009	September 27, 2009	September 26, 2010
	(in millions except share and per share data)
Balance Sheet Data (at period end) :
Cash and cash equivalents	$8.9	$3.7	$9.9	$10.9	$51.3
Property and equipment, net	6.7	6.4	4.3	4.8	24.2
Total assets	335.3	312.4	241.6	245.8	484.9
Total debt	76.7	83.0	56.3	58.4	226.2
Total stockholders' equity	167.2	146.9	124.9	123.8	142.3
Other Data:
EBITDA	$(20.4)	$(87.4)	$(18.6)	$(24.3)	$26.0
Adjusted EBITDA	$(2.9)	$17.0	$24.7	$18.7	$26.8

As presented in the table below, Adjusted EBITDA is a non-GAAP financial measure defined as GAAP income (loss) from continuing operations plus, interest expense, net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill, stock option investigation and related fees and certain recovery and settlement amounts, and other (income) expense related to interest rate swap agreements.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

The following table reconciles our net income to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Fiscal Year Ended			Nine Months Ended
	December 31, 2007	December 28, 2008	December 27, 2009	September 27, 2009	September 26, 2010
	(in millions)
Income (loss) from continuing operations	$(27.2)	$(104.0)	$(38.3)	$(38.8)	$14.0
Interest expense, net	1.2	10.0	10.4	7.7	15.8
Provision (benefit) for income taxes	1.3	(0.7)	1.0	0.5	(12.5)
Depreciation and amortization	4.3	7.3	8.3	6.3	8.7

EBITDA	$(20.4)	$(87.4)	$(18.6)	$(24.3)	$26.0
Stock-based compensation expense(a)	0.8	1.1	1.7	1.1	1.4
Impairment of goodwill(b)	—	105.8	41.3	41.3	—
Stock option investigation and related fees, recovery of unauthorized issuance of stock options, litigation settlement and other(c)	16.7	(4.2)	0.4	0.4	0.1
Other (income) expense related to interest rate swap agreements(d)	—	1.7	(0.1)	0.2	(0.7)

Adjusted EBITDA	$(2.9)	$17.0	$24.7	$18.7	$26.8

(a)
Stock-based compensation expense represents non-cash compensation charges related to the issuance of stock options to certain employees and directors.

(b)
Non-cash charge related to the impairment of goodwill.

(c)
Costs which are primarily comprised of non-recurring expenses associated with our historical stock option investigation, 2004 and 2007 securities and derivative litigation, recovery of those costs and acquisition expenses.

(d)
Non-cash mark-to-market charge for interest rate swap agreements.

 Summary Consolidated Historical Financial Data of Herley

The following table sets forth a summary of Herley's consolidated historical financial data as of the dates and for each of the periods indicated. The consolidated historical financial data as of and for the years ended August 3, 2008, August 2, 2009 and August 1, 2010 is derived from Herley's audited consolidated financial statements set forth in Annex B of this prospectus supplement. The consolidated historical financial data for and as of the three months ended November 1, 2009 and October 31, 2010 is derived from Herley's unaudited condensed consolidated financial statements set forth in Annex B of this prospectus supplement. The historical results presented below are not necessarily indicative of results that can be expected for any future period and should be read in conjunction with Herley's audited consolidated financial statements included herein.

	Fiscal Year Ended			Three Months Ended
	August 3, 2008	August 2, 2009	August 1, 2010	November 1, 2009	October 31, 2010
	(in millions except share and per share data)
Statement of Operations Data:
Net sales	$136.1	$160.1	$188.1	$47.7	$48.9
Cost and expenses:
Cost of products sold	107.8	132.6	134.3	34.4	33.2
Selling and administrative expenses	28.3	28.9	31.4	7.7	9.3
Impairment of goodwill and other intangible assets	—	44.2	—	—	—
Litigation costs, net of recovery settlement	5.5	1.8	0.8	0.5	0.8
Litigation settlements	15.5	—	11.0	—	—
Employment contract settlement costs	—	10.6	0.9	—

Operating income (loss)	(21.2)	(58.0)	9.7	5.1	5.6
Income (loss) from continuing operations	(10.7)	(40.7)	7.0	3.6	3.5
Income (loss) from discontinued operations	0.3	(0.5)	—	—	—
Net income (loss)	$(10.3)	$(41.2)	$7.0	$3.6	$3.5
Earnings (loss) per common share — Basic:
Income (loss) from continuing operations	$(0.78)	$(3.00)	$0.51	$0.26	$0.25
Income (loss) from discontinued operations	0.02	(0.03)	—	—	—

Net income (loss)	$(0.76)	$(3.03)	$0.51	$0.26	$0.25

Earnings (loss) per common share — Diluted:
Income (loss) from continuing operations	$(0.78)	$(3.00)	$0.50	$0.26	$0.25
Income (loss) from discontinued operations	0.02	(0.03)	—	—	—

Net income (loss)	$(0.76)	$(3.03)	$0.50	$0.26	$0.25

Weighted average common shares outstanding
Basic	13.7	13.6	13.8	13.7	13.8
Diluted	13.7	13.6	14.1	13.9	14.1
Balance Sheet Data (at period end):
Cash and cash equivalents	$14.3	$14.8	$25.7	$13.8	$18.2
Property and equipment, net	30.5	32.9	32.4	32.9	32.1
Total assets	259.4	228.3	226.6	223.4	222.9
Total debt	8.5	13.8	12.2	20.2	11.8
Total stockholders' equity	193.4	152.0	159.0	155.3	162.8

As presented in the table below, Adjusted EBITDA is a non-GAAP financial measure defined as GAAP net income (loss) from continuing operations plus interest expense, net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, litigation costs and settlements, and impact of anticipated reduction of duplicative costs.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

The following table reconciles Herley's net income to EBITDA and EBITDA to Adjusted EBITDA for the period presented:

Three Months Ended October 31, 2010
(in millions)
Net income from continuing operations	$3.5
Interest expense, net	—
Provision for income taxes	2.1
Depreciation and amortization	1.7

EBITDA	$7.3
Stock-based compensation expense(a)	0.3
Litigation costs and settlements(b)	1.9
Impact of anticipated reduction of duplicative costs(c)	1.2

Adjusted EBITDA	$10.7

(a)
Stock-based compensation expense represents non-cash compensation charges related to the issuance of stock options to certain employees and directors.

(b)
Fees and estimated settlement costs associated with litigation.

(c)
Expenses related to public company and personnel costs that are duplicative and expected to be eliminated.

 Summary Unaudited Pro Forma Condensed Combined Consolidated
Financial and Operating Information

The following table sets forth summary unaudited pro forma condensed combined consolidated financial information of Kratos. The summary unaudited pro forma condensed combined financial data is intended to show how the acquisition of Herley might have affected historical financial statements of Kratos if such acquisition had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos and Herley. The following should be read in connection with the audited and unaudited consolidated financial statements of Herley, set forth in Annex B of this prospectus supplement, and our audited and unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement. See "Where You Can Find Additional Information" beginning on page S-61.

The summary unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of Herley are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

During 2010, Kratos acquired Gichner Holdings, Inc. ("Gichner") and Henry Bros. Electronics. Inc. ("HBE"). The acquisition of each of Gichner and HBE was completed on May 19, 2010 and December 15, 2010, respectively.

The summary unaudited pro forma condensed combined balance sheet as of September 26, 2010 combines the historical consolidated balance sheets of Kratos as of September 26, 2010, HBE as of September 30, 2010, and Herley as of October 31, 2010.

The summary unaudited pro forma condensed combined statements of operations for the nine months ended September 26, 2010 combine the historical consolidated statements of operations of Kratos, Herley and HBE for their respective nine months ended September 26, 2010, October 31, 2010 and September 30, 2010, and of Gichner for the three months ended March 31, 2010. The summary unaudited pro forma condensed combined statements of operations for the year ended December 27, 2009 combine the historical consolidated statements of operations of Kratos, Gichner and HBE for their respective years ended December 27, 2009, December 31, 2009 and December 31, 2009, and of Herley for the 12-month period ended January 31, 2010. The operating results for the 12-month period ended January 31, 2010 for Herley were derived from the quarterly operating results and annual operating results of Herley.

The unaudited pro forma condensed combined financial information also gives effect to this offering and the related debt financing.

The summary unaudited pro forma condensed combined consolidated financial information is provided for illustrative purposes only and does not purport to represent what Kratos' actual consolidated results of operations or the consolidated financial position would have been had the transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

	Pro Forma Year Ended December 27, 2009	Pro Forma Nine Months Ended September 26, 2010
	(in millions, except share and per share data)
Statement of Operations Data:
Revenue	$715.8	$527.2
Operating income (loss) from continuing operations	(75.2)	23.5
Loss from continuing operations	(126.3)	(1.4)
Basic loss from continuing operations per common share:	$(6.10)	$(0.06)
Diluted loss from continuing operations per common share	$(6.10)	$(0.06)
Weighted average common shares outstanding:
Basic	20.7	22.8
Diluted	20.7	22.8
Balance Sheet Data (at period end):
Cash and cash equivalents		$27.0
Total assets		908.0
Total debt		464.9
Total liabilities		707.5
Total stockholders' equity		200.5
Other Data:
EBITDA	$(44.5)	$45.2
Adjusted EBITDA	65.7	66.0

As presented in the table below, Adjusted EBITDA is a non-GAAP financial measure defined as GAAP loss from continuing operations plus interest expense, net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, impairment of goodwill, stock option investigation and related fees, other (income) expense related to interest rate swap agreements, acquisition costs and management fees, impact of anticipated reduction of duplicative costs, litigation costs and settlements, employment termination and settlement costs, and other.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance and capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flow as a measure of liquidity.

The following tables reconcile our pro forma net loss to EBITDA and EBITDA to adjusted EBITDA to reflect the acquisition of Herley for the periods presented:

	Pro Forma Year Ended December 27, 2009	Pro Forma Nine Months Ended September 26, 2010
	(in millions)
Loss from continuing operations	$(126.3)	$(1.4)
Interest expense, net	48.9	36.7
Provision (benefit) for income taxes	2.3	(11.1)
Depreciation and amortization	30.6	21.0

EBITDA	$(44.5)	$45.2
Stock-based compensation expense(a)	1.9	1.5
Impairment of goodwill(b)	85.5	—
Stock option investigation and related fees(c)	(0.2)	(1.4)
Other (income) expense related to interest rate swap agreements(d)	(0.1)	(0.7)
Acquisition costs and management fees(e)	0.5	2.2
Impact of anticipated reduction of duplicative costs(f)	6.8	5.0
Litigation costs and settlements(g)	0.9	13.3
Employment termination and settlement costs(h)	11.5	—
Other(i)	3.4	0.9

Adjusted EBITDA	$65.7	$66.0

(a)
Stock-based compensation expense represents non-cash compensation charges related to the issuance of stock options to certain employees and directors.

(b)
Non-cash charge related to the impairment of goodwill.

(c)
Recovery of costs from our insurance carriers which are associated with our historical stock option investigation.

(d)
Non-cash mark-to-market charge for interest rate swap agreements.

(e)
Fees related to acquisition expenses and management fees.

(f)
Expenses related to public company and personnel costs that are duplicative and expected to be eliminated.

(g)
Fees and settlement costs associated with class action and derivative litigation.

(h)
Costs incurred due to employment agreements and the termination of employees.

(i)
Primarily relates to an advanced payment made to a vendor that failed to perform work, to freight charges that were subsequently disputed and adjustments to the liability for unused office space.

RISK FACTORS

An investment in our common stock involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and superseded pursuant to Rule 412 under the Securities Act, before you decide to invest in our common stock. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein, including our financial statements and the notes to those statements and the information set forth under the heading "Cautionary Note Regarding Forward-Looking Statements."

Risks Related to the Proposed Acquisition of Herley

The proposed acquisition of Herley may not be completed within the expected timeframe, or at all, and the failure to complete such acquisition could adversely affect our stock price and our future business and financial results.

On February 7, 2011, we entered into the Merger Agreement with Herley. The Merger Agreement is an executory contract subject to numerous closing conditions beyond our control, and there is no guarantee that these conditions will be satisfied in a timely manner or at all. If any of the conditions to the proposed Merger are not satisfied (or waived by the other party), we may not complete the Merger or realize the anticipated benefits thereof. Disputes regarding interpretations of the Merger Agreement could also delay or prevent the closing. In addition, the market price of our common stock may reflect various market assumptions as to whether and when the proposed Merger will occur. Consequently, the failure to complete the Merger within the expected timeframe, or at all, could result in a significant change in the market price of our common stock.

The offering of common stock pursuant to this prospectus supplement is not conditioned on the completion of the proposed Merger.

The offering of common stock pursuant to this prospectus supplement is not conditioned on completion of the proposed Merger. Although certain information contained in this prospectus supplement generally assumes the completion of the Merger, we cannot assure you that the Merger will be consummated on the terms described in this prospectus supplement or at all. If we do not complete the proposed Merger, we will retain broad discretion to use the net proceeds from this offering of common stock for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

We may experience difficulties in integrating Herley's business and realizing the expected benefits of the proposed Merger.

Our ability to achieve the benefits we anticipate from the proposed Merger will depend in large part upon whether we are able to integrate Herley's business into our business in an efficient and effective manner. Because the businesses of Herley and Kratos differ, we may not be able to integrate Herley's business smoothly or successfully and the process may take longer than expected. The integration of certain operations, including Herley's international operations, and the differences in operational culture following the Merger will require the dedication of significant management resources, which may distract management's attention from day-to-day business operations. If we are unable to successfully integrate the operations of Herley's business into our business, we may be unable to realize the revenue growth, synergies and other anticipated benefits we expect to achieve as a result of the proposed Merger and our business and results of operations could be adversely affected.

The announcement and pendency of the proposed Merger may cause disruptions in Herley's business, which could have an adverse effect on our business, financial condition or results of operations following completion of the Merger.

The announcement and pendency of the proposed Merger could cause disruptions in the business of Herley. Specifically:

•
current and prospective employees of Herley may experience uncertainty about their future roles with Kratos, which might adversely affect the ability of Herley to retain key personnel and attract new personnel;

•
current and prospective customers of Herley may experience uncertainty about the ability of Herley to meet their needs, which might cause customers to seek other suppliers for the products and services provided by Herley; and

•
management's attention may be focused on the Merger, which may divert management's attention from the core business of Herley and other opportunities that could have been beneficial to Herley.

This could have an adverse effect on the business, financial condition or results of operations of Herley prior to the completion of the Merger and on us following the completion of the Merger. These disruptions to Herley's business could be exacerbated by a delay in the completion of the Merger.

The historical and unaudited pro forma financial information included elsewhere in this prospectus supplement may not be representative of our results as a combined company after the Merger, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and Herley have no prior history as a combined entity and our operations have not previously been managed on a combined basis. The pro forma financial information, which was prepared in accordance with Article 11 of the SEC's Regulation S-X, is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Merger been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Merger. The Unaudited Pro Forma Condensed Combined Financial Data does not reflect future events that may occur after the Merger, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of Herley, and does not consider potential impacts of current market conditions on revenues, expense efficiencies or asset dispositions. The pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the Merger that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

Herley may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, Herley will become our subsidiary and we will effectively assume all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Herley. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about Herley that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

The Merger may not be accretive and may cause dilution to the combined company's earnings per share, which may negatively impact the price of the common stock of the combined company following the completion of the Merger.

We currently anticipate that the Merger will be accretive to the earnings per share ("EPS") of the combined company during the first full calendar year after the Merger is completed. This expectation is based on preliminary estimates and estimated purchase price valuations of amortizable purchased intangibles and assumes certain synergies expected to be realized by the combined company during such time, including the elimination of Herley's expenses related to operating as a publicly traded company. Such estimates and assumptions could materially change due to additional transaction-related costs, any changes in the final purchase price valuation of amortizable purchased intangibles, the failure to realize any or all of the benefits expected in the Merger or other factors beyond our control or the control of Herley. All of these factors could delay, decrease or eliminate the expected accretive effect of the Merger and cause resulting dilution to the combined company's EPS or to the price of the common stock of the combined company.

Risks Related to Our Business Currently and Following the Proposed Acquisition of Herley

Our business could be adversely affected by changes in the contracting or fiscal policies of the U.S. federal government and governmental entities.

We derive a significant portion of our revenue from contracts with the U.S. federal government and government agencies and subcontracts under federal government prime contracts, and the success of our business and growth of our business will continue to depend on our successful procurement of government contracts either directly or through prime contractors. Current projections of the DoD indicate that government spending is expected to decrease beginning in 2011. Any such reductions or other government budgetary constraints and any changes in government contracting policies could directly affect our financial performance. Among the factors that could adversely affect our business are:

•
changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

•
the adoption of new laws or regulations or changes to existing laws or regulations;

•
changes in political or social attitudes with respect to security and defense issues;

•
changes in federal government programs or requirements, including the increased use of small business providers;

•
increases in the federal government initiatives related to in-sourcing;

•
changes in or delays related to government restrictions on the export of defense articles and services;

•
potential delays or changes in the government appropriations process; and

•
delays in the payment of our invoices by government payment offices.

These and other factors could cause governments and government agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on our business, financial condition and results of operations. Many of our government customers are subject to stringent budgetary constraints. The award of additional contracts from government agencies could be adversely affected by spending reductions or budget cutbacks at these agencies.

Our credit facility contains restrictive covenants that could limit our ability to operate our business and, if not satisfied, could result in the acceleration of any amounts then due under the credit facility.

The agreement governing our credit facility subjects us to various financial and other covenants with which we must comply. These covenants require that we maintain a minimum fixed charge coverage ratio and include restrictions on our ability to:

•
incur additional debt;

•
create or incur liens;

•
bid on or perform work due to limits on the amount of performance bonds that may be secured by letters of credit;

•
pay dividends or make other equity distributions to our stockholders;

•
make investments and effect certain acquisitions;

•
sell assets;

•
issue or become liable on a guarantee;

•
create or acquire new subsidiaries; and

•
effect a merger or consolidation, or sell all or substantially all of our assets.

Upon the occurrence of any event of default under our credit facility, our lenders could elect to declare all amounts then outstanding on our credit facility, together with accrued interest, to be immediately due and payable. If our lenders were to accelerate payment of these amounts, we may not have sufficient assets to repay them in full. In addition, if we fail to comply with these financial and other covenants, or are otherwise unable to make scheduled debt payments or comply with the other provisions of our debt instruments, our lenders may be permitted under certain circumstances to deny future access to liquidity, seize control of substantially all of our assets and exercise other remedies provided for in those agreements and under applicable law.

We may need additional capital to fund the growth of our business, and financing may not be available on favorable terms or at all.

We currently anticipate that our available capital resources, including our credit facility and operating cash flow, will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months. However, such resources may not be sufficient to fund the long-term growth of our business. If we determine that it is necessary to raise additional funds, either through an expansion or refinancing of our credit facility or through public or private debt or equity financings, additional financing may not be available on terms favorable to us, or at all. Disruptions in the capital and credit markets may continue indefinitely or intensify, which could adversely affect our ability to access these markets. Limitations on our borrowing base contained in our credit facility may limit our access to capital, and we could fall out of compliance with financial and other covenants contained in our credit facility which, if not waived, would restrict our access to capital and could require us to pay down our existing debt under the credit facility. Our lenders may not agree to extend additional or continuing credit under our credit facility or waive restrictions on our access to capital. If we were to conduct a public or private offering of securities, any new offering would be likely to dilute our stockholders' equity ownership. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of available opportunities, develop new products or otherwise respond to competitive pressures and our business, operating results or financial condition could be materially adversely affected.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Federal and state income tax laws impose restrictions on the utilization of net operating loss ("NOL") and tax credit carryforwards in the event that an "ownership change" occurs for tax purposes, as defined by Section 382 of the Internal Revenue Code of 1986, as amended. In general, an ownership change occurs when shareholders owning 5% or more of a "loss corporation" (a corporation entitled to use NOL or other loss carryovers) have increased their ownership of stock in such corporation by more than 50 percentage points during any 3-year period. The annual base Section 382 limitation is calculated by multiplying the loss corporation's value at the time of the ownership change by the greater of the long-term tax-exempt rate determined by the Internal Revenue Service in the month of the ownership change or the two preceding months. In March 2010 an "ownership change" occurred which will limit the utilization of the loss carryforwards. As a result, our annual utilization of NOL carryforwards will be limited to $28.1 million for five years and $11.6 million per year thereafter. For the quarter ended September 26, 2010, there was no impact of such limitations on the income tax provision since the amount of taxable income did not exceed the annual limitation amount. In addition, future equity offerings or acquisitions that have equity as a component of the purchase price could also result in an "ownership change". If and when any other "ownership change" occurs, utilization of the NOL or other tax attributes may be further limited.

We derive a substantial amount of our revenues from the sale of our solutions either directly or indirectly to U.S. government entities pursuant to government contracts, which differ materially from standard commercial contracts, involve competitive bidding and may be subject to cancellation or delay without penalty, any of which may produce volatility in our revenues and earnings.

Government contracts frequently include provisions that are not standard in private commercial transactions, and are subject to laws and regulations that give the federal government rights and remedies not typically found in commercial contracts, including provisions permitting the federal government to:

•
terminate our existing contracts;

•
reduce potential future income from our existing contracts;

•
modify some of the terms and conditions in our existing contracts;

•
suspend or permanently prohibit us from doing business with the federal government or with any specific government agency;

•
impose fines and penalties;

•
subject us to criminal prosecution;

•
suspend work under existing multiple year contracts and related task orders if the necessary funds are not appropriated by Congress;

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decline to exercise an option to extend an existing multiple year contract; and

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claim rights in technologies and systems invented, developed or produced by us.

In addition, government contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the public agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to us. In many cases, unsuccessful bidders for government agency contracts are provided the opportunity to formally protest certain contract awards through various agencies, administrative and judicial channels. The protest process may substantially delay a successful bidder's contract performance, result in cancellation of the contract award entirely and distract management. We may not be awarded contracts for which we bid, and substantial delays or cancellation of purchases may follow our successful bids as a result of such protests.

Certain of our government contracts also contain "organizational conflict of interest" clauses that could limit our ability to compete for certain related follow-on contracts. For example, when we work on the design of a particular solution, we may be precluded from competing for the contract to install that solution. While we actively monitor our contracts to avoid these conflicts, we cannot guarantee that we will be able to avoid all organizational conflict of interest issues.

We may not receive the full amounts estimated under the contracts in our backlog, which could reduce our revenue in future periods below the levels anticipated and which makes backlog an uncertain indicator of future operating results.

As of September 26, 2010, our backlog was approximately $660 million, of which $285 was funded. On a pro forma basis, as of such date, our backlog was approximately $883 million, of which $508 million was funded. Funded backlog is estimated future revenue under government contracts and task orders for which funding has been appropriated by Congress and authorized for expenditure by the applicable agency, plus our estimate of the future revenue we expect to realize from our commercial contracts that are under firm orders. Although funded backlog represents only business which is considered to be firm, cancellations or scope adjustments may still occur. The remaining $375 million of our total backlog as of September 26, 2010 is unfunded. Unfunded backlog reflects our estimate of future revenue under awarded government contracts and task orders for which either funding has not yet been appropriated or expenditure has not yet been authorized. Unfunded backlog does not include estimates of revenue from government wide acquisition contracts ("GWAC") or General Services Administration ("GSA") schedules beyond awarded or funded task orders, but does include estimates of revenue beyond awarded or funded task orders for other types of indefinite quantity contracts. The amount of unfunded backlog is not exact or guaranteed and is based upon, among other things, management's experience under such contracts and similar contracts, the particular clients, the type of work and budgetary expectations. Our management may not accurately assess these factors or estimate the revenue we will realize from these contracts, and our unfunded and total backlog may not reflect the actual revenue ultimately received from these contracts.

Backlog is typically subject to large variations from quarter to quarter and comparisons of backlog from period to period are not necessarily indicative of future revenues. The contracts comprising our backlog may not result in actual revenue in any particular period or at all, and the actual revenue from such contracts may differ from our backlog estimates. The timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. Cancellation of or adjustments to contracts may occur. Additionally, all U.S. government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. government. The failure to realize all amounts in our backlog could adversely affect our revenues and gross margins. As a result, our funded and total backlog as of any particular date may not be an accurate indicator of our future earnings.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability or loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts from many other firms, including mid-tier federal contractors with specialized capabilities and large defense and IT services providers. Competition in our markets may increase as a result of a number of factors, such as the entrance of new or larger competitors, including those formed through alliances or consolidation. These competitors may have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than we do. These competitors could, among other things:

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divert sales from us by winning very large-scale government contracts, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

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force us to charge lower prices; or

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adversely affect our relationships with current clients, including our ability to continue to win competitively awarded engagements in which we are the incumbent.

If we lose business to our competitors or are forced to lower our prices, our revenue and our operating profits could decline. In addition, we may face competition from our subcontractors who, from time-to-time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor to us. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it could divert sales from us or could force us to charge lower prices, which could cause our margins to suffer.

Recent acquisitions and potential future acquisitions could prove difficult to integrate, disrupt our business, dilute stockholder value and strain our resources.

On May 19, 2010, we acquired 100% of the voting equity interests of Gichner headquartered in Dallastown, Pennsylvania, pursuant to the Stock Purchase Agreement, dated as of April 12, 2010, by and between the Kratos and the stockholders of Gichner. On November 15, 2010, we acquired HBE pursuant to an Agreement and Plan of Merger, dated October 5, 2010, by and among Kratos, Hammer Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Kratos ("Hammer Merger Sub"), and HBE, whereby Hammer Merger Sub merged with and into HBE, and HBE continued as the surviving corporation and as our wholly-owned subsidiary.

We continually evaluate opportunities to acquire new businesses as part of our ongoing strategy and we may in the future acquire additional businesses that we believe could complement or expand our business or increase our customer base. Integrating the operations of acquired businesses successfully or otherwise realizing any of the anticipated benefits of acquisitions, including anticipated cost savings and additional revenue opportunities, involves a number of potential challenges. The failure to meet these integration challenges could seriously harm our financial condition and results of operations. Realizing the benefits of acquisitions depends in part on the integration of information technology ("IT") operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

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our inability to achieve the operating synergies anticipated in the acquisitions;

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diversion of management attention from ongoing business concerns to integration matters;

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difficulties in consolidating and rationalizing IT platforms and administrative infrastructures;

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complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations where management may determine consolidation is desirable;

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difficulties in integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality customer service;

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difficulties or delays in transitioning federal government contracts pursuant to federal acquisition regulations;

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challenges in demonstrating to customers of Kratos and to customers of the acquired businesses that the acquisition will not result in adverse changes in customer service standards or business focus;

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possible cash flow interruption or loss of revenue as a result of change of ownership transitional matters; and

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inability to generate sufficient revenue to offset acquisition costs.

Acquired businesses may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, or failed to fulfill their contractual obligations to the federal government or other clients, we, as the successor owner, may be financially responsible for these violations and failures and may suffer reputational harm or otherwise be adversely affected. Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairment in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our stock. Acquisitions and/or the related equity financings could also impact our ability to utilize our NOL carryforwards. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate. Acquisitions frequently involve benefits related to integration of operations. The failure to successfully integrate the operations or otherwise to realize any of the anticipated benefits of the acquisition could seriously harm our results of operations.

If we are unable to manage our growth, our business and financial results could suffer.

Sustaining our growth has placed significant demands on our management, as well as on our administrative, operational and financial resources. For us to continue to manage our growth, we must continue to improve our operational, financial and management information systems and expand, motivate and manage our workforce. If we are unable to manage our growth while maintaining our quality of service and profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, prospects, financial condition or operating results could be adversely affected.

Additionally, our future financial results depend in part on our ability to profitably manage our growth on a combined basis with the businesses we acquire. Management will need to maintain existing customers and attract new customers, recruit, retain and effectively manage employees, as well as expand operations and integrate customer support and financial control systems. If the integration-related expenses and capital expenditure requirements are greater than anticipated or if we are unable to manage our growth profitably after business acquisitions, our financial condition and results of operations may suffer.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. Reductions in revenue in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed.

In addition, payments due to us from federal government agencies may be delayed due to billing cycles or as a result of failures of government budgets to gain congressional and administration approval in a timely manner. The U.S. federal government's fiscal year ends September 30. If a federal budget for the next federal fiscal year has not been approved by that date in each year, our clients may have to suspend engagements that we are working on until a budget has been approved. Any such suspensions may reduce our revenue in the fourth quarter of the federal fiscal year or the first quarter of the subsequent federal fiscal year. The U.S. federal government's fiscal year end can also trigger increased purchase requests from clients for equipment and materials. Any increased purchase requests we receive as a result of the U.S. federal government's fiscal year end would serve to increase our third or fourth quarter revenue, but will generally decrease profit margins for that quarter, as these activities generally are not as profitable as our typical offerings.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in these Risk Factors and the following, among others:

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the terms of customer contracts that affect the timing of revenue recognition;

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variability in demand for our services and solutions;

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commencement, completion or termination of contracts during any particular quarter;

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timing of award or performance incentive fee notices;

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timing of significant bid and proposal costs;

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variable purchasing patterns under GSA Schedule 70 contracts, GWACs, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;

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restrictions on and delays related to the export of defense articles and services;

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costs related to government inquiries;

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strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

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strategic investments or changes in business strategy;

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changes in the extent to which we use subcontractors;

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seasonal fluctuations in our staff utilization rates;

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changes in our effective tax rate including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets; and

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the length of sales cycles.

Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants contained in our credit facility, which if not waived by the lender, could restrict our access to capital and cause us to take extreme measures to pay down our debt under the credit facility. In addition, fluctuations in our financial results could cause our stock price to decline.

If we fail to establish and maintain important relationships with government entities and agencies and other government contractors, our ability to bid successfully for new business may be adversely affected.

To develop new business opportunities, we primarily rely on establishing and maintaining relationships with various government entities and agencies. We may be unable to successfully maintain our relationships with government entities and agencies, and any failure to do so could materially adversely affect our ability to compete successfully for new business. In addition, we often act as a subcontractor or in "teaming" arrangements in which we and other contractors bid together on particular contracts or programs for the federal government or government agencies. As a subcontractor or team member, we often lack control over fulfillment of a contract, and poor performance on the contract could tarnish our reputation, even when we perform as required. We expect to continue to depend on relationships with other contractors for a portion of our revenue in the foreseeable future. Moreover, our revenue and operating results could be materially adversely affected if any prime contractor or teammate chooses to offer a client services of the type that we provide or if any prime contractor or teammate teams with other companies to independently provide those services.

Our margins and operating results may suffer if we experience unfavorable changes in the proportion of cost-plus-fee or fixed-price contracts in our total contract mix.

Although fixed-price contracts entail a greater risk of a reduced profit or financial loss on a contract compared to other types of contracts we enter into, fixed-price contracts typically provide higher profit opportunities because we may be able to benefit from cost savings. In contrast, cost-plus-fee contracts are subject to statutory limits on profit margins, and generally are the least profitable of our contract types. Our federal government customers typically determine what type of contract we enter into. Cost-plus-fee and fixed-price contracts in our federal business accounted for approximately 24% and 57%, respectively, of our federal business revenues for the three months ended September 26, 2010 and approximately 28% and 47%, respectively, of our federal business revenues for the nine months ended September 26, 2010. To the extent that we enter into more cost-plus-fee or less fixed-price contracts in proportion to our total contract mix in the future, our margins and operating results may suffer.

Our cash flow and profitability could be reduced if expenditures are incurred prior to the final receipt of a contract.

We provide various professional services and sometimes procure equipment and materials on behalf of our federal government customers under various contractual arrangements. From time to time, in order to ensure that we satisfy our customers' delivery requirements and schedules, we may elect to initiate procurement in advance of receiving final authorization from the government customer or a prime contractor. If our government or prime contractor customers' requirements should change or if the government or the prime contractor should direct the anticipated procurement to a contractor other than us or if the equipment or materials become obsolete or require modification before we are under contract for the procurement, our investment in the equipment or materials might be at risk if we cannot efficiently resell them. This could reduce anticipated earnings or result in a loss, negatively affecting our cash flow and profitability.

Loss of our GSA contracts or GWACs would impair our ability to attract new business.

We are a prime contractor under several GSA contracts and GWAC vehicles. We believe that our ability to provide services under these contracts will continue to be important to our business because of the multiple opportunities for new engagements that each contract provides. If we were to lose our position as prime contractor on one or more of these contracts, we could lose substantial revenues and our operating results could suffer. GSA contracts and other GWACs typically have a one or two-year initial term with multiple options exercisable at the government client's discretion to extend the contract for one or more years. We cannot be assured that our government clients will continue to exercise the options remaining on our current contracts, nor can we be assured that our future clients will exercise options on any contracts we may receive in the future.

Failure to properly manage projects may result in additional costs or claims.

Our engagements often involve large-scale, highly complex projects. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date. If the project experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we underestimate the resources or time we need to complete a project with capped or fixed fees, our operating results could be seriously harmed.

The loss of any member of our senior management could impair our relationships with federal government clients and disrupt the management of our business.

We believe that the success of our business and our ability to operate profitably depends on the continued contributions of the members of our senior management. We rely on our senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with federal government personnel contribute to our ability to maintain strong client relationships and to identify new business opportunities. We do not have any employment agreements providing for a specific term of employment with any member of our senior management. The loss of any member of our senior management could impair our ability to identify and secure new contracts, maintain good client relations and otherwise manage our business.

If we fail to attract and retain skilled employees or employees with the necessary security clearances, we might not be able to perform under our contracts or win new business.

The growth of our business and revenue depends in large part upon our ability to attract and retain sufficient numbers of highly qualified individuals who have advanced information technology and/or engineering skills. These employees are in great demand and are likely to remain a limited resource in the foreseeable future. Certain federal government contracts require us, and some of our employees, to maintain security clearances. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. In addition, some of our contracts contain provisions requiring us to staff an engagement with personnel that the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the client may terminate the contract and we may lose revenue.

If we are unable to recruit and retain a sufficient number of qualified employees, our ability to maintain and grow our business could be limited. In a tight labor market, our direct labor costs could increase or we may be required to engage large numbers of subcontractor personnel, which could cause our profit margins to suffer. Conversely, if we maintain or increase our staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, we may underutilize the additional personnel, which would increase our general and administrative expenses, reduce our earnings and possibly harm our results of operations.

If our subcontractors fail to perform their contractual obligations, our performance and reputation as a prime contractor and our ability to obtain future business could suffer.

As a prime contractor, we often rely upon other companies as subcontractors to perform work we are obligated to perform for our clients. As we secure more work under our GWAC vehicles, we expect to require an increasing level of support from subcontractors that provide complementary and supplementary services to our offerings. Depending on labor market conditions, we may not be able to identify, hire and retain sufficient numbers of qualified employees to perform the task orders we expect to win. In such cases, we will need to rely on subcontracts with unrelated companies. Moreover, even in favorable labor market conditions, we anticipate entering into more subcontracts in the future as we expand our work under our GWACs. We are responsible for the work performed by our subcontractors, even though in some cases we have limited involvement in that work.

If one or more of our subcontractors fail to satisfactorily perform the agreed-upon services on a timely basis or violate federal government contracting policies, laws or regulations, our ability to perform our obligations as a prime contractor or meet our clients' expectations may be compromised. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a client terminating our contract for default. A termination for default could expose us to liability, including liability for the agency's costs of procurement, could damage our reputation and could hurt our ability to compete for future contracts.

Our contracts and administrative processes and systems are subject to audits and cost adjustments by the federal government, which could reduce our revenue, disrupt our business or otherwise adversely affect our results of operations.

Federal government agencies, including the Defense Contract Audit Agency ("DCAA"), routinely audit and investigate government contracts and government contractors' administrative processes and systems. These agencies review our performance on contracts, pricing practices, cost structure and compliance with applicable laws, regulations and standards. They also review the adequacy of our compliance with government standards for its accounting and management of internal control systems, including: control environment and overall accounting system, general information technology system, budget and planning system, purchasing system, material management and accounting system, compensation system, labor system, indirect and other direct costs system, billing system and estimating system used for pricing on government contracts. Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. The current audits and reviews have become more rigorous and the standards to which contractors are being held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome.

While we have submitted all applicable incurred cost claims, the actual indirect cost audits by the DCAA have not been completed for fiscal 2005 and subsequent fiscal years. Although we have recorded contract revenues subsequent to fiscal 2004 based upon costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and, if future adjustments exceed our estimates, our profitability would be adversely affected.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

We must comply with laws and regulations relating to the formation, administration and performance of federal government contracts, which affect how we do business with our clients, prime contractors, subcontractors and vendors and may impose added costs on us. Our role as a contractor to agencies and departments of the U.S. government results in our being routinely subject to investigations and reviews relating to compliance with various laws and regulations, including those associated with organizational conflicts of interest. These investigations may be conducted without our knowledge. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings and we could face civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or debarment from doing business with federal government agencies. In addition, we could suffer serious harm to our reputation and competitive position if allegations of impropriety were made against us, whether or not true. If our reputation or relationship with federal government agencies were impaired, or if the federal government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating profit would decline.

If we experience systems or service failure, our reputation could be harmed and our clients could assert claims against us for damages or refunds.

We create, implement and maintain IT solutions that are often critical to our clients' operations. We have experienced, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with our work. If we experience these problems, we may:

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lose revenue due to adverse client reaction;

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be required to provide additional services to a client at no charge;

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receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

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suffer claims for substantial damages.

In addition to any costs resulting from product or service warranties, contract performance or required corrective action, these failures may result in increased costs or loss of revenue if clients postpone subsequently scheduled work or cancel, or fail to renew, contracts.

While many of our contracts limit our liability for consequential damages that may arise from negligence in rendering services to our clients, we cannot ensure that these contractual provisions will be legally sufficient to protect us if we are sued. In addition, our errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our reputation.

Security breaches in sensitive federal government systems could result in the loss of clients and negative publicity.

Many of the systems we develop, install and maintain involve managing and protecting information involved in intelligence, national security and other sensitive or classified federal government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation and prevent us from being eligible for further work on sensitive or classified systems for federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install and maintain could materially reduce our revenue.

Our employees may engage in misconduct or other improper activities, which could cause us to lose contracts.

We are exposed to the risk that employee fraud or other misconduct could occur. Misconduct by employees could include intentional failures to comply with federal government procurement regulations, engaging in unauthorized activities or falsifying time records. Employee misconduct could also involve the improper use of our clients' sensitive or classified information, which could result in regulatory sanctions against us and serious harm to our reputation and could result in a loss of contracts and a reduction in revenues. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in controlling unknown or unmanaged risks or losses, which could cause us to lose contracts or cause a reduction in revenues. In addition, alleged or actual employee misconduct could result in investigations or prosecutions of employees engaged in the subject activities, which could result in unanticipated consequences or expenses and management distraction for us regardless of whether we are alleged to have any responsibility.

Our business is dependent upon our ability to keep pace with the latest technological changes.

The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments would result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from providing innovative engineering services and technical solutions that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

We may be harmed by intellectual property infringement claims and our failure to protect our intellectual property could enable competitors to market products and services with similar features.

We may become subject to claims from our employees or third parties who assert that software and other forms of intellectual property that we use in delivering services and solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop some of the software and other forms of intellectual property that we use to provide our services and solutions to our clients, but we also license technology from other vendors. If our employees, vendors, or other third parties assert claims that we or our clients are infringing on their intellectual property rights, we could incur substantial costs to defend those claims. If any of these infringement claims are ultimately successful, we could be required to cease selling or using products or services that incorporate the challenged software or technology, obtain a license or additional licenses from our employees, vendors, or other third parties, or redesign our products and services that rely on the challenged software or technology.

We attempt to protect our trade secrets by entering into confidentiality and intellectual property assignment agreements with third parties, our employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, others may independently discover our trade secrets and proprietary information and in such cases we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If we are unable to protect our intellectual property, our competitors could market services or products similar to our services and products, which could reduce demand for our offerings. Any litigation to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be misstated, our reputation may be harmed and the trading price of our stock could be negatively affected. Our management has concluded that there are no material weaknesses in our internal controls over financial reporting as of December 27, 2009. However, there can be no assurance that our controls over financial processes and reporting will be effective in the future or that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future. Any failure to remediate any future material weaknesses or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements or other public disclosures. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. In addition, from time to time we acquire businesses which could have limited infrastructure and systems of internal controls.

We have incurred and may continue to incur goodwill impairment charges in our reporting entities which could harm our profitability.

A significant portion of our net assets come from goodwill and other intangible assets. In accordance with Financial Accounting Standards Board Accounting Standards Code Topic 350 Intangibles — Goodwill and Other ("Topic 350") we periodically review the carrying values of our goodwill to determine whether such carrying values exceed the fair market value. Our acquired companies are subject to annual review for goodwill impairment. If impairment testing indicates that the carrying value of a reporting unit exceeds its fair value, the goodwill of the reporting unit is deemed impaired. Accordingly, an impairment charge would be recognized for that reporting unit in the period identified.

In 2008, as a result of our annual review, we recorded a goodwill impairment charge of $105.8 million related to our Kratos Government Solutions ("KGS") segment, to reflect the declining market and economic conditions through December 28, 2008. In the beginning of 2009, we performed another impairment test for goodwill in accordance with Topic 350 as of February 28, 2009. The test indicated that the book value for the KGS segment exceeded the fair values of the businesses and resulted in our recording a charge totaling $41.3 million in that segment for the impairment of goodwill. The impairment charge was primarily driven by adverse equity market conditions that caused a decrease in current market multiples and our average stock price as of February 28, 2009, compared with the test performed as of December 28, 2008. Future reviews could result in further impairment charges, which could have a significant effect on our financial results.

The commercial business arena in which we operate has relatively low barriers to entry and increased competition could result in margin erosion, which would make profitability even more difficult to sustain.

Other than the technical skills required in our commercial business, the barriers to entry in this area are relatively low. We do not have any intellectual property rights in this segment of our business to protect our methods, and business start-up costs do not pose a significant barrier to entry. The success of our commercial business is dependent upon our employees, customer relations and the successful performance of our services. If we face increased competition as a result of new entrants in our markets, we could experience reduced operating margins and loss of market share and brand recognition.

We significantly increased our leverage in connection with the financing of recent acquisitions.

We incurred approximately $225.0 million of indebtedness in the form of 10% Senior Secured Notes (the "Original Notes") in connection with our financing of our acquisition of Gichner. On August 11, 2010, we completed an exchange offer for the Original Notes pursuant to a registration rights agreement entered into in connection with the issuance of the Original Notes (such exchanged notes referred to elsewhere in this prospectus supplement as the "Existing Notes"). As a result of this indebtedness, our interest payment obligations have increased. The degree to which we are leveraged could have adverse effects on our business, including the following:

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it may make it difficult for us to satisfy our obligations under the Existing Notes, and our other indebtedness and contractual and commercial commitments;

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it may require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

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it may limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

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it may restrict us from making strategic acquisitions or exploiting business opportunities;

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it may place us at a competitive disadvantage compared to our competitors that have less debt;

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it may limit our ability to borrow additional funds;

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it may prevent us from raising the funds necessary to repurchase the Existing Notes tendered to us if there is a change of control, which would constitute a default under the indentures governing the Existing Notes and under our credit facility; and

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it may decrease our ability to compete effectively or operate successfully under adverse economic and industry conditions.

If new debt is incurred, these risks may intensify. Our ability to meet our debt service obligations will depend upon our future performance, which may be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

Any increase in our debt service obligations, including in connection with our proposed acquisition of Herley, may adversely affect our cash flow.

We expect our cash requirements in connection with our proposed acquisition of Herley to be approximately $316 million. On a pro forma basis, after giving effect to our acquisition of HBE on December 15, 2010 and our proposed acquisition of Herley, we would have had total long-term debt of $480.1 million as of September 26, 2010, assuming that we raise $40 million in this offering and $265 million of new indebtedness to fund the proposed acquisition of Herley. We currently intend to raise approximately $325 million through debt financing in order to fund the proposed acquisition of Herley, with any excess used for other general corporate purposes (although any such additional amount is not reflected in the pro forma financial data included elsewhere in this prospectus). A higher level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our operations.

Our ability to generate cash flow from operations and to make scheduled payments on our indebtedness will depend on our future financial performance. Our future financial performance will be affected by a range of economic, competitive and business factors that we cannot control. A significant reduction in operating cash flow resulting from changes in economic conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our debt and other obligations. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as reducing capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We cannot assure that any of these alternative strategies could be effected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on our indebtedness.

If for any reason we are unable to meet our debt service and repayment obligations, we would be in default under the terms of the agreements governing our debt, which would allow our creditors at that time to declare certain outstanding indebtedness to be due and payable, which would in turn trigger cross-acceleration or cross-default rights between the relevant agreements. In addition, our lenders could compel us to apply all of our available cash to repay our borrowings or they could prevent us from making payments on our indebtedness. If the amounts outstanding under any outstanding indebtedness were to be accelerated, we cannot assure that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

We are subject to environmental laws and potential exposure to environmental liabilities. This may affect our ability to develop, sell or rent our property or to borrow money where such property is required to be used as collateral.

As a result of the acquisition of Gichner, we will use hazardous materials common to the industry in which Gichner operates. We are required to follow federal, state and local environmental laws and regulations regarding the handling, storage and disposal of these materials, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), and the Toxic Substances Control Act. We could be subject to fines, suspensions of production, alteration of our manufacturing processes or interruption or cessation of our operations if we fail to comply with present or future laws or regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes. These regulations could require us to acquire expensive remediation equipment or to incur significant other expenses to comply with environmental regulations. Our failure to control the handling, use, storage or disposal of, or adequately restrict the discharge of, hazardous substances could subject us to liabilities and production delays, which could cause us to miss our customers' delivery schedules, thereby reducing our sales for a given period. We may also have to pay regulatory fines, penalties or other costs (including remediation costs), which could materially reduce our profits and adversely affect our financial condition. Permits are required for our operations, and these permits are subject to renewal, modification and, in some cases, revocation.

In addition, under environmental laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of removal or remediation of some kinds of petroleum products or other hazardous substances on, under, or in its property, adjacent or nearby property, or offsite disposal locations, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. We have incurred, and we may incur in the future, liabilities under CERCLA and other environmental cleanup laws at our current or former facilities, adjacent or nearby properties or offsite disposal locations. The costs associated with future cleanup activities that we may be required to conduct or finance may be material. The presence of, or failure to remediate properly, petroleum products or other hazardous substances may adversely affect the ability to sell or rent the property or to borrow funds using the property as collateral. Additionally, we may become subject to claims by third parties based on damages, including personal injury and property damage, and costs resulting from the disposal or release of hazardous substances into the environment.

Litigation may distract us from operating our business.

Litigation that may be brought by or against us could cause us to incur significant expenditures and distract our management from the operation of our business. Furthermore, there can be no assurance that we would prevail in such litigation or resolve such litigation on terms favorable to us, which may adversely affect our financial results and operations.

Risks Related to Investments in our Securities

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use the net proceeds from this offering to fund the cash consideration payable to the stockholders of Herley in connection with our proposed acquisition thereof. In the event that the Merger is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own. In general, our management will have broad discretion in the application of the net proceeds from this offering and could spend the net proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Our stock price may be volatile, and your investment could suffer a decline in value.

The stock market in general and the stock prices of government services companies in particular, have experienced volatility that has often been unrelated to or disproportionate to the operating performance of those companies. These broad market fluctuations may negatively affect the market price of our common stock. From December 27, 2009 to December 26, 2010, our closing stock price ranged from $9.46 to $14.93. You may not be able to resell your shares at or above the price you paid for them due to fluctuations in the market price of our common stock.

Factors which could have a significant impact on the market price of our common stock include, but are not limited to, the following:

•
quarterly variations in operating results;

•
announcements of new services by us or our competitors;

•
the gain or loss of significant customers;

•
changes in analysts' earnings estimates;

•
rumors or dissemination of false information;

•
pricing pressures;

•
short selling of our common stock;

•
impact of litigation and government inquiries;

•
general conditions in the market;

•
political and/or military events associated with current worldwide conflicts; and

•
events affecting other companies that investors deem comparable to us.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. Volatility in the market price of our common stock could also subject us to securities class action litigation. We and certain of our current and former officers and directors have been named defendants in class action and derivative lawsuits. These matters and any other securities class action litigation and derivative lawsuits in which we may be involved could result in substantial costs to us and a diversion of our management's attention and resources, which could materially harm our financial condition and results of operations.

Our charter documents and Delaware law may deter potential acquirers and may depress our stock price.

Certain provisions of our charter documents and Delaware law, as well as certain agreements we have with our executives, could make it substantially more difficult for a third party to acquire control of us. These include:

•
authorizing the board of directors to issue preferred stock;

•
prohibiting cumulative voting in the election of directors;

•
prohibiting stockholder action by written consent;

•
establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at meetings of our stockholders;

•
Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with an interested stockholder unless specific conditions are met; and

•
agreements with a number of our executives that entitle them to payments in certain circumstances following a change in control.

We also have a stockholder rights plan which may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders' ability to approve transactions that they deem to be in their best interests. As a result, these provisions may depress our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to our future financial performance, the growth of the market for our services, expansion plans and opportunities and statements regarding our intended uses of the proceeds of the securities offered hereby. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. The statements we make regarding the following subject matters are forward-looking by their nature:

•
the proposed acquisition of Herley, including the amount of synergies that we expect to realize and the timing of their realization;

•
our expectation that the acquisition of Herley will be accretive to our earnings;

•
our estimates of the preliminary purchase price valuations of amortizable purchased intangibles related to the acquisition of Herley;

•
our estimates of fourth quarter results for the quarter and year ended December 26, 2010; and

•
the unaudited pro forma financial information set forth herein.

The forward-looking statements contained in this prospectus supplement reflect our current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties. Many important factors could cause actual results or achievements to differ materially from any future results or achievements expressed in or implied by our forward-looking statements, including the factors listed below. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Certain of these are important factors that could cause actual results or achievements to differ materially from the results or achievements reflected in our forward-looking statements, including, but not limited to:

•
our high level of indebtedness;

•
our ability to make interest and principal payments on our debt and satisfy the other covenants contained in the indenture that governs the Original Notes and the Existing Notes, our credit facility and other debt agreements;

•
general economic conditions and inflation, interest rate movements and access to capital;

•
changes or cutbacks in spending or the appropriation of funding by the U.S. federal government;

•
changes in the scope or timing of our projects;

•
our ability to realize the benefits of our acquisitions, including our ability to achieve anticipated opportunities and operating synergies, and accretion to reported earnings estimated to result from acquisitions in the time frame expected by management or at all;

•
our revenue projections; and

•
the effect of competition.

The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. Except as required by law, we assume no responsibility for updating any forward-looking statements nor do we intend to do so. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. The risks included in this section are not exhaustive. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the section entitled "Risk Factors" beginning on page S-18.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $53.3 million (or $61.3 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions, as described in "Underwriting," and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the cash consideration payable to the stockholders of Herley in connection with our proposed acquisition thereof. In the event that the acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including the acquisition of or investment in other businesses, services and technologies that are complementary to our own and other general corporate expenses.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in short-term, investment-grade securities.

DILUTION

Our net tangible book deficit on September 26, 2010 was approximately $114.9 million, or approximately $7.18 per share of common stock. Net tangible deficit per share is determined by dividing our net tangible book deficit, which consists of tangible assets less total liabilities, by the number of shares of common stock outstanding on that date. Without taking into account any other changes in the net tangible book deficit after September 26, 2010, other than to give effect to our receipt of (i) approximately $24.7 million in connection with the offering of 2,530,000 shares of our common stock pursuant to the prospectus supplement filed with the SEC on October 7, 2010, and (ii) the estimated net proceeds from the sale of 4,250,000 shares of our common stock at an offering price of $13.25 per share, less the underwriting fees and our estimated offering expenses, our net tangible book deficit as of September 26, 2010, after giving effect to the items above, would have been approximately $36.9 million, or $1.61 per share. This represents an immediate decrease in the net tangible book deficit of $5.57 per share to existing stockholders and an immediate dilution of $14.86 per share to new investors. The following table illustrates this per share dilution:

Offering price per share of common stock		$13.25
Net tangible book deficit per share as of September 26, 2010	$7.18
Decrease in net tangible book deficit per share attributable to the issuance of shares on October 12, 2010	$2.33
Decrease in net tangible book deficit per share attributable to the offering	$3.24

Pro forma net tangible book deficit per share as of September 27, 2009, after giving effect to the October 12, 2010 issuance of shares and the offering		$1.61

Dilution per share to new investors in the offering		$14.86

We established the price for the sale of shares in this offering following negotiations with the underwriters based on an agreed discount of approximately 5% to the prevailing market price of our common stock.

The above table is based on 18,555,661 shares of common stock outstanding, comprised of 16,025,661 shares of common stock outstanding as of September 26, 2010 and the 2,530,000 shares of common stock issued on October 7, 2010, and excludes, as of September 26, 2010:

•
1,214,314 shares of common stock issuable upon the exercise of outstanding stock options with a weighted average exercise price of $28.14 per share;

•
1,701,529 shares of common stock available for future grant under the Plans;

•
749,847 shares of common stock issuable upon the vesting and settlement of restricted stock units; and

•
100,000 shares of common stock which may be issued upon conversion of 10,000 shares of Series B Preferred Shares.

To the extent that any of these options are exercised, restricted stock units are settled, new options or restricted stock units are issued under our equity incentive plans or we issue additional shares of common stock in the future or assume outstanding options in connection with future acquisitions, including in connection with our proposed acquisition of Herley, there will be further dilution to new investors.

As a percentage of ownership, following the offering (based on 18,555,661 shares of common stock outstanding, comprised of 16,025,661 shares of common stock outstanding as of September 26, 2010 and the 2,530,000 shares of common stock issued on October 7, 2010, and assuming our existing stockholders do not purchase any shares in this offering):

•
the number of shares of our common stock held by existing stockholders would decrease from 100% to 81.4% of the total number of shares of our common stock outstanding after this offering; and

•
the number of shares of our common stock held by new investors would be approximately 18.6% of the total number of shares of our common stock outstanding after this offering.

Additionally, if the underwriters exercise their option to purchase additional shares in full, as described below in the section entitled "Underwriting," the following will occur:

•
the number of shares of our common stock held by existing stockholders would decrease to 79.2% of the total number of shares of our common stock outstanding after this offering; and

•
the number of shares of our common stock held by new investors would increase to approximately 20.8% of the total number of shares of our common stock outstanding after this offering.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined financial data is intended to show how the acquisition of Herley, Gichner and HBE might have affected historical financial statements of Kratos if such acquisitions had been completed at an earlier time and was prepared based on the historical financial results reported by Kratos, Herley, Gichner and HBE. The following should be read in connection with the audited and unaudited consolidated financial statements of Herley, set forth in Annex B of this prospectus supplement, and the audited and unaudited consolidated financial statements of Kratos, which are incorporated by reference into this prospectus supplement. See "Where You Can Find Additional Information" beginning on page S-61.

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of Herley are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"), and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

During 2010, Kratos acquired Gichner and HBE. The acquisition of each of Gichner and HBE was completed on May 19, 2010 and December 15, 2010, respectively.

The unaudited pro forma condensed combined balance sheet as of September 26, 2010 combines the historical consolidated balance sheets of Kratos as of September 26, 2010, HBE as of September 30, 2010, and Herley as of October 31, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 26, 2010 combine the historical consolidated statements of operations of Kratos, Herley and HBE for their respective nine months ended September 26, 2010, October 31, 2010 and September 30, 2010, and of Gichner for the three months ended March 31, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 27, 2009 combine the historical consolidated statements of operations of Kratos, Gichner and HBE for their respective years ended December 27, 2009, December 31, 2009 and December 31, 2009, and of Herley for the 12-month period ended January 31, 2010. The operating results for the 12-month period ended January 31, 2010 for Herley were derived from the quarterly operating results and annual operating results of Herley.

The unaudited pro forma condensed combined financial information also gives effect to this offering and the related debt financing.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition of each of Gichner, HBE and Herley, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisitions and certain other adjustments. The unaudited pro forma condensed combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma condensed combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Gichner or HBE in connection with the acquisitions thereof. There were no material transactions between Kratos, HBE and Gichner during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition of Herley. These financial statements also do not include any integration costs, synergies or estimated future transaction costs, except for fixed contractual transaction costs, that the companies may incur as a result of the acquisition of Herley. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial statements is subject to adjustment and may vary significantly from the actual amounts that will be recorded upon completion of the acquisition of Herley.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions, except par value and number of shares)

	Kratos Historical September 26, 2010	Herley Historical October 31, 2010	HBE Historical September 30, 2010	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$51.3	$18.2	$2.0	$(44.5	)(a)	$27.0
Restricted cash	8.7	0.7	—	—		9.4
Accounts receivable, net	92.6	41.1	28.0	—		161.7
Inventory	25.7	51.9	1.8	—		79.4
Income taxes receivable	2.3	0.4	0.3	—		3.0
Prepaid expenses	10.1	2.3	0.2	—		12.6
Other current assets	4.9	17.4	1.4	(4.9	)(b)(c)	18.8

Total current assets	195.6	132.0	33.7	(49.4)		311.9
Property and equipment, net	24.2	32.1	2.0	—		58.3
Goodwill	187.2	43.7	4.8	81.8	(c)(d)	317.5
Intangibles, net	70.0	7.9	0.9	104.3	(e)	183.1
Other assets	7.9	7.2	0.3	21.8	(b)(c)	37.2

Total assets	$484.9	$222.9	$41.7	$158.5		$908.0

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$30.9	$10.6	$8.7	$—		$50.2
Accrued expenses	18.9	3.0	2.9	—		24.8
Accrued compensation	22.2	6.4	1.7	—		30.3
Billings in excess of costs and earnings on uncompleted contracts	18.1	1.2	2.8	—		22.1
Current portion of long-term debt	—	1.3	—	(1.3	)(f)	—
Other current liabilities	13.0	17.7	1.8	1.2	(c)(g)(h)	33.7

Total current liabilities	103.1	40.2	17.9	(0.1)		161.1
Long-term debt, net of current portion	225.0	10.4	5.1	223.2	(f)(i)	463.7
Other long-term liabilities	14.5	9.4	0.7	58.1	(g)(h)	82.7

Total liabilities	342.6	60.0	23.7	281.2		707.5
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized Series B Convertible Preferred Stock, $.001 par value, 10,000 shares outstanding at December 27, 2009 and September 26, 2010 (liquidation preference $5.0 million at September 26, 2009)	—	—	—	—		—
Common stock, $.001 par value, 195,000,000 shares authorized; 15,784,591 and 16,025,661 shares issued and outstanding at December 27, 2009 and September 26, 2010, respectively	—	1.4	—	(1.4	)(j)	—
Additional paid-in capital	526.3	103.4	19.4	(42.8	)(k)	606.3
Retained earnings and accumulated deficit	(384.0)	58.1	(1.4)	(78.5	)(l)	(405.8)

Total stockholders' equity	142.3	162.9	18.0	(122.7)		200.5

Total liabilities and stockholders' equity	$484.9	$222.9	$41.7	$158.5		$908.0

*
See Note 6 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions, except per share data)

	Kratos Historical Nine Months Ended September 26, 2010	Herley Historical Nine Months Ended October 31, 2010	Gichner Historical Three Months Ended March 31, 2010	HBE Historical Nine Months Ended September 30, 2010	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Service revenues	$211.5	$—	$—	$46.9	$—		$258.4
Product sales	76.2	142.7	49.9	—	—		268.8

Total revenues	287.7	142.7	49.9	46.9	—		527.2

Cost of service revenue	162.0	—	—	—	—		162.0
Cost of product sales	62.0	99.3	41.1	33.5	—		235.9

Total costs	224.0	99.3	41.1	33.5	—		397.9

Gross profit	63.7	43.4	8.8	13.4	—		129.3
Selling, general and administrative expenses	45.5	25.3	3.7	10.7	5.2	(a)(b)	90.4
Litigation costs and settlements, net of recovery	(1.4)	13.2	—	—	—		11.8
Merger and acquisition expenses	1.5	—	—	0.5	—		2.0
Research and development expenses	1.6	—	—	—	—		1.6

Operating income (loss) from continuing operations	16.5	4.9	5.1	2.2	(5.2)		23.5
Other expense:
Interest expense, net	(15.8)	(0.2)	(0.4)	(0.1)	(20.2)	(c)	(36.7)
Other income (expense), net	0.8	—	(0.1)	0.0			0.7

Total other expense, net	(15.0)	(0.2)	(0.5)	(0.1)	(20.2)		(36.0)

Income (loss) from continuing operations before income taxes	1.5	4.7	4.6	2.1	(25.4)		(12.5)
Provision (benefit) for income taxes from continuing operations	(12.5)	1.5	1.6	0.9	(2.6)	(d)	(11.1)

Income (loss) from continuing operations	$14.0	$3.2	$3.0	$1.2	$(22.8)		$(1.4)

Basic income per common share:
Income from continuing operations	$0.87						$(0.06)
Diluted income per common share:
Income from continuing operations	$0.85						$(0.06)
Weighted average common shares outstanding:
Basic	16.0	4.3 (e)		2.5 (e)			22.8
Diluted	16.4	4.3		2.5			22.8

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
Unaudited Pro Forma Condensed Combined Statement of Operations
(in millions, except per share data)

	Kratos Historical Twelve Months Ended December 27, 2009	Herley Historical Twelve Months Ended January 31, 2010	Gichner Historical Twelve Months Ended December 31, 2009	HBE Historical Twelve Months Ended December 31, 2009	Preliminary Pro Forma Adjustments*		Pro Forma Combined
Revenues	$334.5	$179.1	$147.1	$55.1	$—		$715.8
Cost of revenues	265.2	141.8	122.4	40.8	—		570.2

Gross profit	69.3	37.3	24.7	14.3	—		145.6
Selling, general and administrative expenses	52.8	41.8	12.6	15.0	10.2	(a)(b)	132.4
Research and development expenses	1.8	—	—	—	—		1.8
Recovery of unauthorized issuance of stock options, stock option investigation and related fees, and litigation settlement	(0.2)	0.7	—	—	—		0.5
Impairment of goodwill	41.3	44.2	—	—	—		85.5
Impairments and adjustments to the liability of unused office space	0.6	—	—	—	—		0.6

Operating loss from continuing operations	(27.0)	(49.4)	12.1	(0.7)	(10.2)		(75.2)
Other expense:
Interest expense, net	(10.4)	(0.9)	(1.5)	(0.3)	(35.8)	(c)	(48.9)
Other income (expense), net	0.1	(0.1)	—	0.1	—		0.1

Total other expense, net	(10.3)	(1.0)	(1.5)	(0.2)	(35.8)		(48.8)

Income (loss) from continuing operations before income taxes	(37.3)	(50.4)	10.6	(0.9)	(46.0)		(124.0)
Provision (benefit) for income taxes from continuing operations	1.0	(15.8)	5.1	(0.1)	12.1	(d)	2.3

Income (loss) from continuing operations	$(38.3)	$(34.6)	$5.5	$(0.8)	$(58.1)		$(126.3)

Basic loss per common share:
Loss from continuing operations	$(2.76)						$(6.10)
Diluted loss per common share:
Loss from continuing operations	$(2.76)						$(6.10)
Weighted average common shares outstanding:
Basic	13.9	4.3 (e)		2.5 (e)			20.7
Diluted	13.9	4.3		2.5			20.7

*
See Note 7 for an explanation of the preliminary pro forma adjustments.

See accompanying notes to unaudited pro forma condensed combined financial information

Kratos Defense & Security Solutions, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.        Description of the Transaction and Other Recent Events

On February 7, 2011, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Lanza Acquisition Co., a Delaware corporation and the Company's indirect wholly-owned subsidiary ("Merger Sub") and Herley. Assuming the closing of the transactions contemplated by the Merger Agreement, the Company will own all of the issued and outstanding capital stock of Herley, and Herley will become a direct subsidiary of the Company.

The Company estimates its cash requirements in connection with the acquisition of Herley to be approximately $316 million. On February 7, 2011, in connection with the Offer, we entered into a commitment letter (the "Commitment Letter") with Jefferies Group, Inc., Key Capital Corporation and OPY Credit Corp. (collectively, the "Committing Parties"), pursuant to which the Committing Parties have committed to provide debt financing of up to an aggregate of $307.5 million for the Offer. The commitment of the Committing Parties under the Commitment Letter is subject to customary conditions, including the absence of any material adverse effect on the financial condition of Herley or our ability to consummate the transactions described in the Commitment Letter. The amount of the commitment is subject to reduction by the amount of net proceeds that we raise in this offering; provided that the maximum amount of such reduction shall not exceed $40 million. The Company expects to use the net proceeds from this offering together with the net proceeds from the debt financing transaction to fund the purchase of Herley Common Stock in connection with the acquisition of Herley and for other corporate purposes. If the acquisition of Herley is not completed, the Company will use the net proceeds from this offering for general corporate purposes. The shares issued in the offering have been assumed to be approximately 4.3 million which results in net proceeds of $53.3 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company, assuming that the shares were issued at $13.25.

On December 15, 2010, the Company completed the merger of Hammer Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Hammer Merger Sub"), with and into HBE, whereby HBE became a wholly-owned subsidiary of the Company (the "HBE Merger"). The HBE Merger was effected pursuant to an Agreement and Plan of Merger, dated October 5, 2010, by and among the Company, HBE and Hammer Merger Sub, as amended by that certain Amendment to the Agreement and Plan of Merger, dated November 13, 2010, by and among the Company, HBE and Hammer Merger Sub. The Company paid $56.6 million to acquire HBE, of which $54.9 million was paid in cash and $1.7 million of which reflects the fair value of the replacement options issued to HBE option holders.

On October 12, 2010, the Company completed a firm commitment underwritten offering of approximately 2.5 million shares of its common stock at a public offering price of $10.20 per share. The Company received gross proceeds of approximately $25.8 million and net proceeds of approximately $24.7 million after deducting underwriting fees and other offering expenses. The Company used the net proceeds from this offering to fund the purchase price for the acquisition of HBE.

2.        Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the acquisition of Herley are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

During 2010, Kratos acquired Gichner and HBE. The acquisition of each of Gichner and HBE was completed on May 19, 2010 and December 15, 2010, respectively.

The unaudited pro forma condensed combined balance sheet as of September 26, 2010 combines the historical consolidated balance sheets of Kratos as of September 26, 2010, HBE as of September 30, 2010, and Herley as of October 31, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 26, 2010 combine the historical consolidated statements of operations of Kratos, Herley and HBE for their respective nine months ended September 26, 2010, October 31, 2010 and September 30, 2010, and of Gichner for the three months ended March 31, 2010. The unaudited pro forma condensed combined statements of operations for the year ended December 27, 2009 combine the historical consolidated statements of operations of Kratos, Gichner and HBE for their respective years ended December 27, 2009, December 31, 2009 and December 31, 2009, and of Herley for the twelve month period ended January 31, 2010. The operating results for the twelve month period ended January 31, 2010 for Herley were derived from the quarterly operating results and annual operating results of Herley.

The pro forma adjustments include the application of the acquisition method of accounting under Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 805 Business Combinations ("ASC Topic 805"). ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the acquisition of Herley.

Under ASC Topic 820 Fair Value Measurements and Disclosures ("ASC Topic 820"), "fair value" is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The historical consolidated financial data has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisition of each of Gichner, HBE and Herley, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management's estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. The unaudited pro forma condensed combined financial statements do not reflect revenue opportunities, synergies or cost savings that the Company expects to realize after the acquisitions. No assurance can be given with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the acquisitions. The unaudited pro forma condensed combined financial statements also do not reflect non-recurring charges related to integration activities or exit costs that may be incurred by Kratos, Gichner or HBE in connection with the acquisitions thereof. There were no material transactions between Kratos, HBE and Gichner during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

3.        Accounting Policies

Based upon the Company's preliminary review of Herley's summary of significant accounting policies disclosed in its audited financial statements, incorporated herein by reference, the nature and amount of any adjustments to the historical financial statements of Herley to conform Herley's accounting policies to those of the Company's are not expected to be significant. See "Where You Can Find More Information."

4.        Consideration Transferred and Purchase Price Allocation

The initial consideration transferred and the aggregate purchase price to be allocated is presented in the table below (in millions).

Cash payable as merger consideration	$269.8
Fair value of Kratos replacement options issued to Herley option holders	0.3

Estimate of acquisition consideration(a)	$270.1

(a)
Kratos expects to fund the cash payment with cash on hand and net proceeds from this offering together with the net proceeds from a debt financing transaction, as described in Note 1 above.

5.        Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a discussion of the adjustments made in connection with the preparation of the unaudited pro forma condensed combined financial statements. Each of these adjustments represents preliminary estimates of the fair values of HBE's and Herley's assets and liabilities and periodic amortization of such adjustments to the extent applicable. Actual adjustments will be made when the final fair value of HBE's and Herley's assets and liabilities is determined. Accordingly, the actual adjustments to HBE's and Herley's assets and liabilities and the related amortization of such adjustments may differ materially from the estimates reflected in the unaudited pro forma condensed combined financial statements.

The following is the preliminary estimate of the assets acquired and the liabilities assumed by Kratos reconciled to the consideration transferred (in millions):

	Herley	HBE
Book value of net assets acquired	$111.3	$12.3
Acquisition accounting adjustment for deferred taxes	(30.5)	(9.8)
Identifiable intangible assets	94.5	18.6
Goodwill	94.8	35.5

Purchase price allocated	$270.1	$56.6

Goodwill:    Goodwill is calculated as the excess of the acquisition date fair value of the consideration transferred over the values assigned to the identifiable assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

Intangible assets:    Using the income approach, the Company has made a preliminary estimate of the fair value of the acquired identifiable intangible assets, which are subject to amortization. Further analysis must be performed to value those assets at fair value and allocate purchase price to those assets. As such, the value of intangible assets may differ significantly from the amount reflected on the unaudited pro forma condensed combined financial information. Amortization recorded in the statement of operations may also differ based on the valuation of intangible assets. The following table sets forth the components of these intangible assets and their estimated useful lives (dollars in millions):

	Fair value	Estimated useful life (years)
Trade name	$30.4	Indefinite
Technical know-how	19.4	10
Backlog — funded	8.4	3
Customer relationships	36.3	10 - 18

	$94.5

6.        Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)
The sources and uses of funds relating to the acquisitions are as follows (in millions):

Sources: (See Note 1)
Debt financing transaction	$249.5
Net proceeds from this offering	53.3
Net proceeds from issuance of stock on October 12, 2010	24.7
Uses:
Cash consideration to stockholders of Herley	(269.8)
Cash consideration to stockholders of HBE	(54.9)
Change in control payments	(9.5)
Estimated transaction fees	(26.1)
Repayment of Herley debt	(11.7)

Net adjustment to cash and cash equivalents	$(44.5)

(b)
Reflects adjustment for current and long term deferred financing costs of $1.8 million and $9.6 million, respectively, related to issuance of debt.

(c)
Reflects adjustments to deferred taxes and goodwill as a result of the impact of indefinite lived intangibles acquired.

(d)
Reflects adjustments to goodwill (in millions):

Eliminate HBE historical goodwill	$(4.8)
Record transaction goodwill HBE	35.5
Eliminate Herley goodwill	(43.7)
Record transaction goodwill Herley	94.8

$81.8

(e)
Reflects adjustments to intangibles (in millions):

Eliminate HBE historical intangibles	$(0.9)
Record transaction intangibles HBE	18.6
Eliminate Herley intangibles	(7.9)
Record transaction intangibles Herley	94.5

$104.3

(f)
Reflects payment of Herley debt.

(g)
Reflects a bond premium of $15.9 million. $2.6 million is current and $13.3 is long term. The bond premium is the difference between the 10% face amount of the notes and an assumed yield to maturity of approximately 8.6% on the new issuance.

(h)
Reflects payment of Herley employee settlements of $2.4 million, of which $1.4 million is a current liability and $1.0 million is a long term liability.

(i)
Reflects the face amount of the long term debt assumed to be issued of $233.6 million offset by payment of Herley long term debt of $10.4 million.

(j)
Reflects the elimination of Herley common stock.

(k)
Reflects the elimination of the Herley and HBE additional-paid-in-capital offset by assumed net proceeds from the issuance of common stock of $78.0 million and $2.0 million related to the fair value of options assumed for Herley and HBE. (See Note 1.)

(l)
Reflects the elimination of Herley and HBE retained earnings offset by transaction costs and change in control payments of $21.8 million.

7.        Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations:

(a)
Net decrease in amortization expense to reflect the adjustment for intangibles not acquired in the transactions, net of the amortization expense of identifiable intangible assets arising from the purchase price allocations. Identifiable intangible assets are being amortized using the straight-line method and their weighted average useful lives (in millions):

	Pro Forma Combined Nine Months Ended September 26, 2010
Amortization of:	Herley	Gichner	HBE	Combined
Customer relationships	$1.6	$0.4	$—	$2.0
Funded backlog	1.5	—	0.7	2.2
Technical know-how	2.1	0.5	—	2.6
Favorable leases	—	0.0	—	0.0

Total estimated amortization expense	5.2	0.9	0.7	6.8
Elimination of Gichner's previously-recorded amortization of acquisition-related intangible assets	(0.8)	(0.1)	(0.1)	(1.0)

Pro forma adjustment to amortization of acquisition-related intangible assets	$4.4	$0.8	$0.6	$5.8

	Pro Forma Combined Twelve Months Ended December 27, 2009
Amortization of:	Herley	Gichner	HBE	Combined
Customer relationships	$2.2	$1.8	$—	$4.0
Funded backlog	2.8	2.4	0.9	6.1
Technical know-how	1.9	1.9	—	3.8
Favorable leases	—	0.2	—	0.2

Total estimated amortization expense	6.9	6.2	0.9	14.0
Elimination of previously-recorded amortization of acquisition-related intangible assets	(2.2)	(0.4)	(0.2)	(2.8)

Pro forma adjustment to amortization of acquisition-related intangible assets	$4.7	$5.8	$0.7	$11.2

(b)
Reflects a reduction in stock-based compensation expense as a result of the exercise of stock options and restricted stock immediately prior to closing of the Herley and HBE transactions offset by stock-based compensation expense for stock options assumed. The net adjustment was a reduction in expense of $0.6 million for the nine months ended September 26, 2010 and $1.0 million for the year ended December 27, 2009.

(c)
Interest expense adjustments (in millions):

	Nine months ended September 26, 2010	Twelve months ended December 27, 2009
Estimated interest related to Notes issued on May 19, 2010	$17.1	$22.8
Amortization of deferred financing costs	1.0	1.4
Estimated interest on new debt	17.4	23.2
Eliminate interest cost related to Herley and Gichner debt	(0.5)	(2.4)
Eliminate interest cost on Kratos debt that was refinanced on May 19, 2010	(14.8)	(9.2)

Net change in interest expense	$20.2	$35.8

  In May 2010, to finance the acquisition Gichner, the Company completed a private offering of $225 million in aggregate principal amount of 10% Senior Secured Notes due 2017 and entered into a new 4-year, $25.0 million revolving credit facility, which is secured by a first priority lien on the combined entity's accounts receivable and inventory. To finance the Herley acquisition, the Company plans to issue additional 10% Senior Secured Notes due 2017. The assumed yield to maturity on the new notes is approximately 8.6%. The interest expense is based on the interest cost of the debt facilities that were the result of the Gichner acquisition and the estimated interest cost for the acquisition of Herley. A 1/8 percent change in the interest rate on the new notes would result in a $0.3 million change in yearly interest expense.

(d)
Reflects the income tax effects of pro forma adjustments and utilization of Kratos net operating losses and tax attributes to offset tax expense that HBE and Gichner would otherwise incur on a stand-alone basis.

(e)
Reflects the issuance of 4.3 million shares related to this offering and the issuance of 2.5 million shares on October 12, 2010. (See Note 1)

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income and estate tax considerations relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that acquire our common stock in this offering and hold the common stock as a capital asset.

For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not address the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a bank or other financial institution, insurance company, broker or dealer in securities, tax-exempt organization, foreign government or agency, U.S. expatriate, "controlled foreign corporation," "passive foreign investment company," or a person who holds our common stock in a straddle or as part of a hedging, conversion or constructive sale transaction). Except where noted, this summary does not address any U.S. taxes other than U.S. federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the purchase, ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

Cash distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will be applied against and reduce a non-U.S. holder's tax basis in our common stock, to the extent thereof, and any excess will be treated as capital gain realized on the sale or other disposition of the common stock and subject to tax in the manner described below under "— Gain on Disposition of Common Stock."

Distributions paid to a non-U.S. holder of our common stock that constitute dividends under the rules described above generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) with respect to dividends received on our common stock, generally will be required to (i) complete IRS Form W-8BEN (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) subject to certain exceptions, we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Effective for payments made after December 31, 2012, a 30% U.S. federal withholding tax will be imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock, paid to a "foreign financial institution" (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners. A 30% U.S. federal withholding tax will also apply to dividends paid on stock of U.S. corporations and on the gross proceeds from the disposition of such stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such withholding taxes. Investors are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions to be set forth in an underwriting agreement dated February 8, 2011, by and among us and Jefferies & Company, Inc., as representative of the several underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the number of shares indicated in the table below:

Number of Shares
Underwriters
Jefferies & Company, Inc.	2,125,000
B. Riley & Co., LLC	1,700,000
Oppenheimer & Co. Inc.	170,000
Noble Financial Group, Inc.	170,000
Imperial Capital, LLC	85,000

Total	4,250,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers' certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares subject to their acceptance of the shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable no later than 30 calendar days after the date of the underwriting agreement, to purchase up to an aggregate of 637,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement and as indicated below. We will be obligated to sell these shares of our common stock to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of our common stock offered by this prospectus supplement.

Commission and Expenses

The underwriters have advised us that they propose to offer our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.3975 per share. After the offering, the initial public offering price and the concession to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by the offering as set forth on the cover page of this prospectus supplement.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

	PER SHARE	TOTAL WITHOUT OVER-ALLOTMENT EXERCISE	TOTAL WITH OVER-ALLOTMENT EXERCISE
Public offering price	$13.25	$56,312,500	$64,759,375
Underwriting discounts and commissions	$0.6625	$2,815,625	$3,237,969
Proceeds to Kratos Defense & Security Solutions, before expenses	$12.5875	$53,496,875	$61,521,406

We have also agreed to reimburse the underwriters for certain reasonable travel, legal and other out-of-pocket expenses.

We estimate the total offering expenses of this offering that will be payable by us, excluding the underwriting discount and commission, will be approximately $200,000, which includes legal costs, various other fees and reimbursement of certain of the underwriters' expenses.

No Sales of Similar Securities

We have agreed, subject to specified exceptions, not to directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. We have also agreed not to file any registration statement, preliminary prospectus or prospectus, or any amendment or supplement thereto, under the Securities Act for any such transaction or which registers, or offers for sale, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, except for registration statements on Form S-8 relating to employee benefit plans.

Certain of our executive officers and directors have agreed, subject to specified exceptions, not to directly or indirectly:

•
offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, shares of our common stock or any such securities which may be deemed to be beneficially owned by such officers and directors in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as the same may be amended or supplemented from time to time (such shares or securities, the "Beneficially Owned Shares"));

•
enter into any swap, hedge or other agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

•
engage in any short selling of any Beneficially Owned Shares, our common stock or securities convertible into or exercisable or exchangeable for our common stock.

These restrictions terminate after the close of trading of the common shares on and including the 90 days after the date of this prospectus supplement.

However, subject to certain exceptions, in the event that either:

•
during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or

•
prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period,

then in either case the expiration of the 90-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such an extension.

Notwithstanding the above agreement, one of our executive officers, Benjamin Goodwin, our President, Public Safety & Security Segment, will be permitted to surrender to us or sell on account of withholding taxes a portion of his shares of restricted stock under the Plans upon the date such taxes are due. Such surrender or sale will be disclosed on a Form 4 filed under the Exchange Act and will relate to approximately 4,000 shares.

Jefferies & Company, Inc. may, in its sole discretion and at any time or from time to time before the termination of the 90-day restricted period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and us, providing consent to the sale of shares prior to the expiration of the lock-up period.

Listing

Our common stock is traded on the NASDAQ Global Select Market under the symbol "KTOS."

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares of our common stock.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in this offering. The underwriters may close out any short position by purchasing shares in the open market or exercising their over-allotment option.

A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. A "stabilizing bid" is a bid for or the purchase of our common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of our common stock. A "syndicate covering transaction" is the bid for or purchase of our common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we, nor any of the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriters' websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Affiliations

Certain of the underwriters or their respective affiliates have in the past performed, and may in the future perform, investment banking, brokerage and other financial services for us or our affiliates for which they received, or will receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in the amounts customary in the industry for these financial services.

Oppenheimer & Co. Inc. has acted as financial advisor to us in connection with our proposed acquisition of Herley Industries, Inc. Jefferies Group, Inc., an affiliate of Jefferies & Company, Inc., and OPY Credit Corp., an affiliate of Oppenheimer & Co. Inc., have entered into a commitment letter with us pursuant to which such parties, together with others, have committed to provide up to $307.5 million of financing for the proposed acquisition. Jefferies & Company, Inc. has acted as financial advisor and delivered a fairness opinion to Herley Industries, Inc. in connection with the proposed acquisition. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

NOTICE TO INVESTORS

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a)  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)  to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

(d)  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the term "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

This prospectus supplement has not been, and will not be, submitted to the clearance procedures of the Autorité des marchés financiers (the "AMF") in France and may not be directly or indirectly released, issued, or distributed to the public in France, or used in connection with any offer for subscription or sale of our common stock to the public in France, in each case within the meaning of Article L.411-1 of the French Code monétaire et financier (the "French Financial and Monetary Code").

The securities have not been, and will not be, offered or sold to the public in France, directly or indirectly, and will only be offered or sold in France (i) to qualified investors (investisseurs qualifiés) investing for their own account, in accordance with all applicable rules and regulations, and in particular in accordance with Articles L.411-2 and D. 411-2 of the French Financial and Monetary Code; (ii) to investment services providers authorized to engage in portfolio investment on behalf of third parties, in accordance with Article L.411-2 of the French Financial and Monetary Code; or (iii) in a transaction that, in accordance with all applicable rules and regulations, does not otherwise constitute an offer to the public ("appel public à l'épargne") in France within the meaning of Article L.411-1 of the French Financial and Monetary Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by any recipient, and this prospectus supplement has been distributed to the recipient on the understanding that such recipient is a qualified investor or otherwise meets the requirements set forth above, and will only participate in the issue or sale of the securities for their own account, and undertakes not to transfer, directly or indirectly, the securities to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L.411-1, L.411-2, D.411-1 and D.411-2 of the French Financial and Monetary Code.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (the "FSMA").

In addition, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompanying prospectus are directed only at (1) persons outside the United Kingdom or (2) persons who:

(a)  are qualified investors as defined in Section 86(7) of FSMA, being persons falling within the meaning of Article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

(b)  are either persons who fall within Article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order"), or are persons who fall within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Order; or

(c)  to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt fu?r Finanzdienstleistungsaufsicht — BaFin). This prospectus supplement and the accompanying prospectus have not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement and the accompanying prospectus do not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement, the accompanying prospectus and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Sweden

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act [lagen (1991:980) om handel med finasiella instrument] nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

Hong Kong

Our common stock may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our common stock is made pursuant to exemptions provided in Sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore ("SFA"). Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in Section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our common stock is suitable for them. Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)  by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)  where no consideration is given for the transfer; or

(3)  where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus will be passed upon by our counsel, Paul, Hastings, Janofsky & Walker LLP, San Diego, California. The underwriters are being represented in connection with this offering by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of Kratos Defense & Security Solutions, Inc. as of December 28, 2008 and December 27, 2009 and for each of the three years in the period ended December 27, 2009, included in the Annual Report on Form 10-K filed on March 11, 2010 incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Gichner and its subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007, included in the Current Report on Form 8-K filed by us on May 25, 2010, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Plante & Moran PLLC, independent registered public accounting firm, as set forth in their report therein. Such consolidated financial statements are incorporated by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of HBE and its subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, included in the Current Report on Form 8-K filed by us on February 4, 2011, which is incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Amper, Politziner and Mattia, LLP, independent registered public accounting firm, as set forth in their report therein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Herley and its subsidiaries as of and for the year ended August 1, 2010, included in the Annual Report on Form 10-K for the fiscal year ended August 1, 2010 filed by Herley on October 14, 2010 and which are attached to this prospectus supplement as Annex B, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report therein, which as to the year ended August 1, 2010 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm.

Such consolidated financial statements are attached hereto in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Herley and its subsidiaries as of and for the fifty-two weeks ended August 2, 2009 and the fifty-three weeks ended August 3, 2008, included in the Annual Report on Form 10-K for the fiscal year ended August 1, 2010 filed by Herley on October 14, 2010 and which are attached to this prospectus supplement as Annex B, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report therein, which as to the fifty-two weeks ended August 2, 2009 are based in part on the report of Brightman Almagor Zohar & Co., a member firm of Deloitte Touche Tohmatsu, independent registered public accounting firm. Such consolidated financial statements are attached hereto in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. You may also access our reports and proxy statements free of charge at our website, http://www.kratosdefense.com. The information contained in, or that can be accessed through, our website is not part of this prospectus supplement. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus supplement and the accompanying prospectus:

•
our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the SEC on March 11, 2010;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2010 filed with the SEC on April 29, 2010;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2010 filed with the SEC on August 6, 2010;

•
our Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2010 filed with the SEC on November 5, 2010;

•
our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2010 (to the extent incorporated in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009);

•
our Current Reports on Form 8-K filed with the SEC on January 7, 2010, February 5, 2010, March 8, 2010, March 10, 2010, April 12, 2010, April 29, 2010, May 17, 2010, May 25, 2010, August 5, 2010, October 7, 2010, November 4, 2010, November 15, 2010, November 30, 2010, December 16, 2010, January 5, 2011, February 4, 2011, and February 7, 2011;

•
the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

•
the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under

  Section 12(g) of the Exchange Act on December 17, 2004, as modified by our Registration Statement on Form 8-A12B (File No. 001-34460), filed under Section 12(b) of the Exchange Act on September 16, 2009, and including, in each case, any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or the accompanying prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus supplement. Information in such future filings updates and supplements the information provided in this prospectus supplement. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4820 Eastgate Mall, San Diego, California, 92121, telephone (858) 812-7300.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,

LANZA ACQUISITION CO.

and

HERLEY INDUSTRIES, INC.

dated as of February 7, 2011

Annex A: Conditions to the Offer

Exhibit A: Certificate of Incorporation of the Surviving Corporation
 Exhibit B: Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2011, is entered into by and among Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Parent"), Lanza Acquisition Co., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), and Herley Industries, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub is a wholly owned subsidiary of Acquisition Co. Lanza Parent ("Holdco"), a Delaware corporation and a wholly owned subsidiary of Parent;

WHEREAS, in furtherance of the acquisition of the Company by Parent, on the terms and subject to the conditions set forth herein, it is proposed that Merger Sub commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) a tender offer (the "Offer") to purchase all issued and outstanding shares of Company Common Stock, at a price of $19.00 per share, net to the seller in cash, without interest (such price per share, or any higher price per share as may be paid by Merger Sub pursuant to the terms of the Offer in accordance with this Agreement, the "Offer Price");

WHEREAS, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned Subsidiary of Holdco (the "Merger"), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than shares held in the treasury of the Company or owned, directly or indirectly, by Merger Sub, Holdco, Parent or any Subsidiary of Parent or the Company or any Subsidiary of the Company immediately prior to the Effective Time, and other than Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company's stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the Stockholders Meeting (unless the Merger is consummated in accordance with Section 253 of the DGCL) and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer, and that the holders of shares of Company Common Stock adopt this Agreement to the extent required by applicable Law in connection with the Merger (the "Company Board Recommendation"), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way;

WHEREAS, all of the Disinterested Directors (as defined in Article 7 of the Company Certificate) of the Company have approved this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, in accordance with Article 7 of the Company Certificate;

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has (i) approved and declared it advisable for Parent to enter into this Agreement and consummate the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein, and (ii) caused Holdco, in its capacity as the sole stockholder of Merger Sub, to vote in favor of the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1
Certain Definitions.

(a)
As used herein:

      "Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

      "Board Recommendation Change" means either of the following, as the context may indicate: (i) any failure by the Company Board or any committee of the Company Board (a "Committee") to make, or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation (or any public proposal or resolution to do so); (ii) the Company Board or a Committee approving, recommending, endorsing or resolving to approve, recommend or endorse an Acquisition Proposal or recommending against the adoption of this Agreement by the stockholders of the Company; (iii) any failure to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Acquisition Proposal; or (iv) any failure to include the Company Board Recommendation in the Proxy Statement.

      "Business Day" means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company Common Stock" means the common stock, par value $0.10 per share, of the Company.

      "Company Material Adverse Effect" shall mean any fact, circumstance, event, change, effect, occurrence, violation or inaccuracy that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, occurrences, violations or inaccuracies has or would be reasonably expected to have a material adverse effect on (a) the financial condition, business, results of operations, capitalization, assets, liabilities or financial performance of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following, and no effect arising out of or resulting from the following, shall be deemed to be a Company Material Adverse Effect and shall not be considered in determining whether there has occurred, or may, would or could occur, a Company Material Adverse Effect: (i) any changes, events, occurrences or conditions generally affecting the economy, political climate or the credit, financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (ii) changes, events, occurrences or effects arising out of, resulting from or attributable to acts of terrorism or war (whether or not declared), or any escalation or worsening of such acts of terrorism or war (whether or not declared), pandemics, earthquakes, hurricanes, tornados or other natural disaster occurring in the United States or elsewhere in the world, (iii) changes , events, occurrences or effects arising out of, resulting from or attributable to changes or prospective changes in Law, GAAP or other accounting standards, regulations or principles or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or changes or prospective changes in regulatory or political conditions, (iv) any changes, events, occurrences or conditions (or changes in such conditions) affecting the industries or markets in which the Company or any of its Subsidiaries is involved, (v) changes as a result of any action or failure to take action, in each case, consented to or requested by Parent, (vi) events primarily attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Offer or the Merger (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company's relationships or agreements with any of its customers, suppliers, distributors or other business partners, (vii) events primarily attributable to the taking of any action by the Company or its Subsidiaries if that action is contemplated or required by, this Agreement, or with Parent's or Merger Sub's consent, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, or the consummation of the transactions contemplated hereby, (viii) in and of itself, a decline in the market price, or a change in the trading volume, of the Company Common Stock, (ix) any change in the Company's credit ratings, (x) in and of itself, any failure by the Company to meet any published estimates, projections, predictions, or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations including any budgets, plans or forecasts previously made available to Parent, (xi) effects arising out of or relating to any matters disclosed on the Company Disclosure Schedule, or (xii) effects arising out of or related to any legal proceedings commenced by or involving any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, which, based on the underlying merits of such legal proceedings, are not reasonably expected to result in an award of material damages or injunctive relief against the Company or its directors; provided, however, that, any fact, circumstance, event, change or occurrence referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) that such fact, circumstance, event, change, occurrence, violation or inaccuracy has had, or would reasonably be expected to have, a materially disproportionate impact on the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries are involved (in which event the extent of such material adverse change may be taken into account in determining whether a Company Material Adverse Effect has occurred).

      "Company Option" means each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time, whether or not exercisable or vested, but excluding the Top-Up Option.

      "Company Permitted Liens" means (i) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, and other like Liens arising in the ordinary course of business, and deposits to obtain the release of such Liens, (ii) Liens imposed by applicable Law for (A) Taxes not yet due and payable or (B) Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iii) Liens disclosed on the Company Balance Sheet or the notes thereto, (iv) Liens under or in connection with building and zoning laws, codes, ordinances, and state and federal regulations governing the use of land, (v) security interests granted pursuant to the Company Revolving Credit Facility and (vi) any Liens that would not have a Company Material Adverse Effect.

      "Company Revolving Credit Facility" means the Revolving Credit Loan Agreement, dated April 30, 2007, by and among the Company and Manufacturers and Traders Trust Company, as amended.

      "Competition Laws" means (i) U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other U.S. laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade; and (ii) non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other non-U.S. laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, if the failure to obtain any consent or approval required under such laws would be reasonably expected to have a Company Material Adverse Effect.

      "Contract" shall mean any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

      "Employee Benefit Plan" means (i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries or ERISA Affiliates sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries or ERISA Affiliates could reasonably be expected to have any liability or with respect to which the Company or its Subsidiaries or ERISA Affiliates had any liability during the prior six (6) years; and (ii) each other employee benefit plan, program or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability. Notwithstanding the foregoing, "Employee Benefit Plan" shall not include any Foreign Plan.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Exclusivity Payment" means that certain payment of $2 million made by Parent to the Company pursuant to that certain Exclusivity Agreement, dated January 19, 2011, between Parent and the Company.

      "Fully-Diluted Basis" means as of any time, the number of shares of Company Common Stock outstanding, together with all shares of Company Common Stock (if any) that the Company would be required to issue pursuant to the exercise or conversion of any Company Options and all warrants and other rights to acquire, or securities convertible into, or exchangeable for, Company Common Stock, that are outstanding immediately prior to the Offer Closing.

      "GAAP" means U.S. generally accepted accounting principles.

      "Governmental Entity" means any governmental entity including any U.S. federal, state or local, or foreign government, or any legislature, or governmental subdivision, department, agency, regulatory or administrative body (including a national securities exchange or other such regulatory body), board, commission, court, tribunal or other instrumentality.

      "In-The-Money Company Option" shall mean each Company Option that has a per share exercise price that is less than the Offer Price.

      "Intellectual Property" means all intellectual property rights of any kind or nature throughout the world, including all (i) trademarks, service marks, brand names, certification marks, logos, trade dress, trade names, and corporate names, Internet domain names, designs, slogans, other indications of origin and general intangibles of like nature, including all goodwill, common law rights, registrations and applications related to the foregoing, (ii) copyrights and mask works, including, without limitation, all registrations and applications related to the foregoing, (iii) patents, patent applications and industrial designs (and the inventions embodied by the foregoing), including, without limitation, all continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications related to the foregoing, (iv) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including technical and functional specifications, user manuals and training and support materials, related to any of the foregoing, (v) trade secrets, customer data, technology, know-how, proprietary processes, formulas, algorithms, models and methodologies and (vi) any other intellectual property rights of any kind or nature.

      "Knowledge of the Company" shall mean the actual current knowledge of those individuals set forth on Section 1.1 of the Company Disclosure Schedule.

      "Knowledge of Parent" shall mean the actual current knowledge of those individuals set forth on Section 1.1 of the Parent Disclosure Schedule.

      "NASDAQ" means the Nasdaq Global Select Market.

      "Necessary Consent" shall mean any approval, consent, ratification, permission, waiver or authorization of any Governmental Entity required to be obtained, made or given in connection with the Offer or the Merger and the other transactions contemplated by this Agreement, if the failure to obtain such consent would be reasonably expected to have a Company Material Adverse Effect.

      "NYSE" means the New York Stock Exchange.

      "Out-Of-The-Money Company Option" shall mean each Company Option that has a per share exercise price that is equal to or greater than the Offer Price.

      "Organizational Conflicts of Interest" shall have the meaning ascribed thereto in Section 9.501 of the Federal Acquisition Regulations (FAR) and related agency supplements including but not limited to the Defense Federal Acquisition Regulation Supplement.

      "Parent Common Stock" shall mean the Common Stock, $0.001 par value per share, of Parent.

      "Parent Material Adverse Effect" shall mean any change, effect, event, occurrence, violation, inaccuracy, state of facts or development which, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by this Agreement.

      "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Subsidiary" means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns at least fifty percent (50%) of the outstanding equity or voting securities or interests of such Person or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

      "Tax" means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liabilities of any other Person) imposed by any Taxing Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

      "Taxing Authority" means any federal, state, local or foreign government authority responsible for the assessment, determination, collection or imposition of any Tax (including the U.S. Internal Revenue Service).

      "Tax Return" means any and all returns, reports or similar filings (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

  (b)
  Each of the following terms is defined in the Section set forth opposite such term:

Acceptable Confidentiality Agreement	7.2(b)
Acceptance Date	2.1(c)
Acquisition Proposal	7.2(g)(i)
Agreement	Preamble
Alternative Transaction	9.5(c)
Certificate of Merger	3.4
Closing	3.3
Closing Date	3.3
Committee	1.1(a)
Commitment Letter	6.8(c)
Company	Preamble
Company Balance Sheet	5.13(a)
Company Board	Recitals
Company Board Recommendation	Recitals

Company Bylaws	5.1
Company Capital Stock	5.2(a)
Company Certificate	5.1
Company Contracts	5.18(a)
Company Disclosure Schedule	ARTICLE V
Company Government Contract	5.18(c)
Company Government Subcontract	5.18(c)
Company Permits	5.19
Company Real Property	5.13(a)
Company Real Property Leases	5.13(c)
Company Restricted Stock	4.3(c)
Company SEC Documents	5.5(a)
Company Stockholder Approval	5.4(b)
Confidentiality Agreement	7.7(d)
Continuing Directors	7.5(c)
Continuing Employees	7.10(a)
Control Time	7.1
D&O Policies	7.9(c)
D&O Tail Period	7.9(c)
DGCL	3.2
Dissenting Shares	4.1(d)
Effective Time	3.4
Environmental Law	5.12(f)(i)
Environmental Permits	5.12(f)(ii)
Exchange Fund	4.2(a)
Excluded Shares	4.1(b)
Expiration Date	2.1(b)
Foreign Plan	5.10(i)
Holdco	Recitals
HSR Act	5.4(a)(ii)
Indebtedness	7.1(l)
Indemnified Parties	7.9(a)
Intervening Event	7.2(e)(ii)
ITAR	5.17(a)
Law	5.16(a)
Letter of Transmittal	4.2(b)
Lenders	6.8(c)
Liens	5.2(e)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Minimum Condition	Annex A
New Financing Conditions	7.18(c)
Offer	Recitals
Offer Closing	2.1(c)
Offer Documents	2.1(d)
Offer Price	Recitals
Offer to Purchase	2.1(d)
Offer to Purchase	2.1(d)
Option Exchange Ratio	4.3(b)
Order	5.16(a)

Parent	Preamble
Parent Disclosure Schedule	ARTICLE VI
Parent Representatives	7.7(a)
Paying Agent	4.2(a)
Paying Agent Agreement	4.2(a)
Permits	5.4(a)(ii)
Proxy Statement	5.8
Representatives	7.2(a)
Required Foreign Plan	5.10(a)
Restraint	8.1(b)
Schedule 14D-9	2.2(a)
Schedule TO	2.1(d)
SEC Staff	2.1(b)
Short-Form Merger	3.9
Solvent	6.11
Stockholders Meeting	7.3(a)
Superior Proposal	7.2(g)(ii)
Surviving Corporation	3.1
Tender Offer Conditions	2.1(a)
Termination Date	9.2(a)
Termination Fee	9.5(c)
The Encouragement Law	5.9(g)
Third Party	7.2(a)
Top-Up Option	2.3(a)
Top-Up Option Shares	2.3(a)

ARTICLE II

THE OFFER

2.1
The Offer.

(a)
Provided that this Agreement shall not have been terminated in accordance with Article IX and none of the events set forth in paragraphs (i), (ii), (iii), (iv) and (v) of Annex A hereto shall have occurred, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable following the date hereof and in any event within thirteen (13) Business Days after the date hereof. The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment shares of Company Common Stock validly tendered pursuant to the Offer and to pay the Offer Price for each such tendered and not subsequently withdrawn share shall be subject only to the satisfaction or waiver by Parent or Merger Sub of the conditions set forth in Annex A (such conditions, as they may be amended in accordance with this Agreement, the "Tender Offer Conditions"). Parent on behalf of Merger Sub expressly reserves the right from time to time, subject to Section 2.1(b), to waive in whole or in part any such condition, to increase the Offer Price payable in the Offer, and to make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Merger Sub shall not (i) amend or waive satisfaction of the Minimum Condition (as defined in Annex A), (ii) change the form of consideration to be paid pursuant to the Offer, (iii) decrease the Offer Price payable in the Offer, (iv) decrease the number of shares of Company Common Stock sought to be purchased in the Offer, (v) impose conditions to the Offer that are in addition to those set forth in Annex A hereto, (vi) make any change in the Offer that would require an extension or delay of the then current Expiration Date; provided, however, that this clause (vi) shall not limit the ability of Parent or Merger Sub to extend the Expiration Date as required by Section 2.1(b); (vii) amend or modify the Tender Offer Conditions (other than to waive such Tender Offer Conditions, except for the Minimum Condition), or (viii) amend or modify any other term of the Offer in any manner materially adverse to the holders of shares of Company Common Stock in their capacities as holders of shares of Company Common Stock.

  (b)
  The initial expiration date of the Offer shall be the twentieth (20th) Business Day after the date that the Offer is commenced (determined pursuant to Rule 14d-1(g)(3) and Rule 14d-2 under the Exchange Act) (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the "Expiration Date"). Merger Sub shall not terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Article IX hereof. Notwithstanding the foregoing, unless this Agreement is terminated in accordance with Article IX hereof, Merger Sub shall, and Parent shall cause Merger Sub to, (i) extend the Expiration Date if, on any then scheduled Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by Merger Sub, for such periods of up to five (5) Business Days at a time (or such other longer period as shall be consented to in writing by the Company) as Merger Sub may deem reasonably necessary, but, except as required by any applicable Law, rule, regulation, interpretation or position of the NASDAQ, the SEC or the staff of the SEC (the "SEC Staff") applicable to the Offer (including in connection with an increase in the Offer Price), in no event may the Expiration Date be extended pursuant to this clause (i) to a date later than the Termination Date and (ii) extend the Expiration Date for any period required by any applicable Law, rule, regulation, interpretation or position of the NASDAQ, the SEC or the SEC Staff applicable to the Offer, including in connection with an increase in the Offer Price. Except as expressly provided in this Section 2.1(b), Merger Sub shall not extend the Offer if all of the Tender Offer Conditions are satisfied or waived and it is permitted under applicable Law to accept for payment and pay for validly tendered shares of Company Common Stock that are not validly withdrawn. Nothing in this Section 2.1(b) shall affect any termination rights contained in Article IX hereof.

  (c)
  Subject to the terms and conditions set forth in this Agreement and to the satisfaction or waiver of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause it to, (i) promptly after the Expiration Date, accept for payment and pay for (after giving effect to any required withholding Tax pursuant to Section 2.1(e)) all shares of Company Common Stock that have been validly tendered and not properly withdrawn pursuant to the Offer (the date of acceptance for payment, the "Acceptance Date"), which acceptance shall be by written notice to the Paying Agent, (ii) promptly after the Acceptance Date, but no later than the close of business, New York City time, on the third Business Day thereafter, deposit or cause to be deposited with the Paying Agent, cash in U.S. dollars sufficient to pay the aggregate Offer Price for such accepted shares of Company Common Stock, and (iii) as soon as practicable following such deposit, cause the Paying Agent to pay for all shares of Company Common Stock so accepted for payment. In the event that the Acceptance Date occurs, but the number of shares of Company Common Stock that have been validly tendered and not properly withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent, assuming exercise of the Top-Up Option in full, is less than ninety percent (90%) of the outstanding shares of Company Common Stock on a fully diluted basis, Merger Sub may, in its sole discretion, commence a "subsequent offering period" (in accordance with Rule 14d-11 promulgated under the Exchange Act) for a number of days to be determined by Parent but not less than three (3) nor more than twenty (20) Business Days to acquire additional outstanding shares of Company Common Stock. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for (after giving effect to any required withholding Tax) all additional shares of Company Common Stock validly tendered during such subsequent offering period. Parent shall provide or cause to be provided to Merger Sub on a timely basis the consideration necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub's obligations under this Agreement. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Tender Offer Conditions is referred to in this Agreement as the "Offer Closing."

  (d)
  On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, including the exhibits thereto, the "Schedule TO") with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and forms of notice of guaranteed delivery and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"), and cause the Offer Documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Offer Documents shall comply in all material respects with the requirements under applicable Law. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company that is required or reasonably requested by Parent or Merger Sub in connection with the obligations relating to the Offer Documents contained in this Section 2.1(d). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents (or amendments or supplements thereto) being filed with the SEC or disseminated to holders of shares of Company Common Stock. Parent and Merger Sub shall provide the Company and its counsel with any comments or communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from the SEC or the SEC Staff with respect to the Offer Documents promptly after the receipt of such comments or communications and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent or Merger Sub to such comments or communications. Parent and Merger Sub shall give reasonable and good faith consideration to suggestions of the Company or its counsel in response to such comments or communications. In the event that Parent or Merger Sub receives any comments from the SEC or the SEC Staff with respect to the Offer Documents, each shall use commercially reasonable efforts to respond promptly to such comments and take all other actions necessary to resolve the issues raised therein.

  (e)
  Parent, Merger Sub or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Parent, Merger Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over by Parent, Merger Sub or the Paying Agent to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Merger Sub or the Paying Agent.

2.2
Company Action.

(a)
On the date of commencement of the Offer, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including the exhibits thereto the "Schedule 14D-9"), containing, subject to Section 7.2, the Company Board Recommendation, and shall disseminate the Schedule 14D-9 as and to the extent required by Rule 14d-9 promulgated under the Exchange Act and any other applicable Law. The Schedule 14D-9 shall comply in all material respects with the requirements under applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of shares of Company Common Stock. The Company shall provide Parent and its counsel with any comments or communications, written or oral, that the Company or its counsel may receive from the SEC or the SEC Staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or communications and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments. The Company shall give reasonable and good faith consideration to suggestions of Parent or its counsel in response to such comments or communications. In the event that the Company receives any comments from the SEC or the SEC Staff with respect to the Schedule 14D-9, it shall use commercially reasonable efforts to respond promptly to such comments and take all other actions necessary to resolve the issues raised therein.

(b)
As promptly as practicable after the date hereof, and in any event within four (4) Business Days, the Company shall instruct its transfer agent to furnish Parent and Merger Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall instruct its transfer agent to furnish Parent and Merger Sub with such additional available information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock, as Parent or Merger Sub may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, such information and materials shall be deemed "confidential information" under the Confidentiality Agreement. The information contained in such labels, listings and files shall be treated and held in confidence by Parent and Merger Sub in accordance with the immediately preceding sentence and shall be used only in connection with the transactions contemplated by this Agreement, and, if this Agreement shall be terminated in accordance with Article IX, Parent and Merger Sub shall deliver to the Company all copies of such information then in their possession.

2.3
Top-Up Option.

(a)
The Company hereby grants to Merger Sub an irrevocable option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the "Top-Up Option"), to purchase (for cash or a note payable), that number (but not less than that number) of shares of Company Common Stock (the "Top-Up Option Shares") equal to the lesser of (i) the lowest number of shares that, when added to the number of shares owned by Parent or Merger Sub at the time of such exercise, will constitute one share more than ninety percent (90%) of the total shares of Company Common Stock then outstanding on a Fully-Diluted Basis (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price, and (ii) the aggregate number of shares held as treasury shares by the Company and the number of shares that the Company is authorized to issue under its certificate of incorporation but which (A) are not issued and outstanding, (B) are not reserved for issuance pursuant to the Company Stock Plans and (C) are issuable without the approval of the Company's stockholders.

(b)
The Top-Up Option shall be exercisable only once, in whole and not in part, on or prior to the fifth (5th) Business Day after the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Merger Sub, or if any subsequent offering period is provided, during the five (5)-Business Day period following the expiration date of such subsequent offering period, and only if Merger Sub shall beneficially own as of such time at least a majority of the outstanding shares of Company Common Stock. Merger Sub will, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Merger Sub intends to (and Merger Sub will, and Parent will cause Merger Sub to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 3.9. The Top-Up Option shall not be exercisable, and the Company shall not be obligated to deliver the Top-Up Option Shares, if (i) the number of shares of Company Common Stock issuable pursuant to the Top-Up Option exceeds the number of authorized shares of Company Common Stock available for issuance and not otherwise reserved for issuance for outstanding Company Options or other obligations of the Company, (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Option Shares are prohibited by any applicable Law, (iii) any judgment, injunction, order or decree shall be in effect prohibiting the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise (excluding any rule or regulation of the NASDAQ), (iv) immediately upon exercise of the Top-Up Option and the issuance of the Top-Up Option Shares, the number of shares of Company Common Stock owned, directly or indirectly, by Parent and Merger Sub (excluding shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures as to which delivery has not been completed as of the time of exercise of the Top-Up Option) does not constitute one share more than ninety percent (90%) of the number of shares of Company Common Stock that will be outstanding on a fully diluted basis immediately after the issuance of the Top-Up Option Shares, (v) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would require approval by the Company's stockholders under applicable Law (other than pursuant to the rules and regulations of the NASDAQ) or (vi) Merger Sub has not accepted for payment all shares of Company Common Stock validly tendered in the Offer and not properly withdrawn and has not deposited or caused to be deposited with the Paying Agent cash sufficient to pay the aggregate Offer Price for all accepted shares of Company Common Stock. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws (other than pursuant to the rules and regulations of the NASDAQ), including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities

    Act. The Top-Up Option shall terminate upon the earlier to occur of (i) the Effective Time and (ii) termination of this Agreement in accordance with Article IX.

  (c)
  In the event that Merger Sub wishes to exercise the Top-Up Option in accordance with this Section 2.3, Merger Sub shall give the Company prior written notice specifying in such notice: (i) the number of Shares that Merger Sub intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Merger Sub intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such Top-Up Option Shares by Merger Sub is to take place, with the time for the closing being not more than five (5) Business Days after the exercise of the Top-Up Option. The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a Fully-Diluted Basis and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall pay the Company the aggregate purchase price payable for the Top-Up Option Shares pursuant to this Section 2.3, and the Company shall cause to be issued to Merger Sub a certificate (or evidence of shares in book-entry form) representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Option Shares may be paid either (i) entirely in cash or (ii) at the election of Merger Sub or Parent, by paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and by Merger Sub executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at the rate of five percent (5%) per annum, shall mature on the first (1st) anniversary of the date of execution and delivery of such promissory note and may be prepaid at any time and from time to time, in whole or in part, without premium or penalty. Merger Sub's obligations under any such promissory note shall be guaranteed by Parent. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub except to any direct or indirect wholly owned Subsidiary of Parent. Any attempted assignment in violation of this Section 2.3(c) shall be null and void.

  (d)
  Each of Parent and Merger Sub acknowledges that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and will be upon the exercise of the Top-Up Option Shares, an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

  (e)
  Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 4.1(d).

ARTICLE III

THE MERGER

3.1
The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware and (c) the separate corporate existence of the Company shall continue unaffected by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, immunities and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

3.2
Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law ("DGCL").

3.3
Closing.    The closing of the Merger (the "Closing") shall take place (a) at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived (to the extent permitted by applicable Law) in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of those conditions) or (b) at such other place, time and date as Parent and the Company may mutually agree in writing; provided, however, that if, as of or immediately following the Acceptance Date, the expiration of any "subsequent offering period" pursuant to Section 2.1(c) or the purchase of the Top-Up Option Shares, Parent determines, in consultation with the Company, that a Short-Form Merger is available pursuant to Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Article VIII, occur no later than the second (2nd) Business Day immediately following the Acceptance Date, the expiration of such "subsequent offering period" or the closing of the purchase of the Top-Up Option Shares, as applicable. The date on which the Closing takes place is referred to herein as the "Closing Date."

3.4
Effective Time.    Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall execute in the manner required by the DGCL and file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in accordance with Section 251 of the DGCL (or to the extent provided in Section 3.9 hereof, Section 253 of the DGCL). The parties hereto shall take such other and further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective upon the filing of the Certificate of Merger or at such date and time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the date and time that the Merger becomes effective being hereinafter referred to as the "Effective Time").

3.5
Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the Merger to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation.

3.6
Bylaws.    At the Effective Time, the bylaws of the Company shall be amended and restated in its entirety in the Merger to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation.

3.7
Directors.    The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.8
Officers.    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

3.9
Merger Without Meeting of Stockholders.    Notwithstanding anything in this Agreement to the contrary, but subject to Article VIII, if, as of immediately following the Acceptance Date, the expiration of any "subsequent offering period" pursuant to Section 2.1(c), the purchase, if applicable, of the Top-Up Option Shares, and, if necessary, the expiration of the period for guaranteed delivery of shares of Company Common Stock in the Offer, Parent or any direct or indirect Subsidiary of Parent, taken together, shall own at least ninety percent (90%) of the total outstanding shares of Company Common Stock, the parties shall, subject to Article VIII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (such merger, a "Short-Form Merger").

ARTICLE IV

MERGER CONSIDERATION;
CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

4.1
Merger Consideration; Conversion or Cancellation of Shares in the Merger.

(a)
Conversion of Company Common Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock or the holders of any capital stock of Merger Sub, each issued and outstanding share of Company Common Stock (other than Excluded Shares (as defined in Section 4.1(b)) and Dissenting Shares (as defined in Section 4.1(d)) shall, by virtue of the Merger, be converted into the right to receive, pursuant to Section 4.2, upon the surrender of the certificates (or evidence of shares in book-entry form) representing Company Common Stock, cash in an amount equal to the Offer Price (the "Merger Consideration"), without interest thereon. As a result of the Merger, at the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of shares of Company Common Stock shall cease to have any rights with respect thereto, except an entitlement to receive the Merger Consideration payable in respect of such shares, all to be paid, without interest, in consideration therefor upon the surrender of such shares of Company Common Stock. Subject to Section 7.1(c), if prior to the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, and, in each such case, the record date for such transaction is between the date of this Agreement and the Effective Time, then any number or amount contained herein (including, without limitation, the Offer Price and the Merger Consideration) that is based upon the number of shares of Company Common Stock will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

  (b)
  Cancellation of Excluded Shares.    At the Effective Time, each share of Company Common Stock issued and outstanding and owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or held in the treasury of the Company or owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time (collectively, the "Excluded Shares") shall cease to be outstanding, and shall be automatically cancelled and retired without payment of any consideration therefor and shall cease to exist.

  (c)
  Conversion of Merger Sub Capital Stock.    At the Effective Time, each share of Merger Sub capital stock outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

  (d)
  Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall serve prompt written notice to Parent of any demands for appraisal, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle or waive any failure to timely deliver a written demand with respect to, any such exercise of appraisal rights, or agree to do any of the foregoing.

4.2
Exchange of Stock Certificates.    Certificates (or evidence of shares in book-entry form) representing shares of Company Common Stock shall be exchanged for the Merger Consideration in accordance with the following procedures:

(a)
Prior to the Effective Time, Parent shall appoint a bank, trust company or transfer agent reasonably acceptable to the Company to act as paying agent under this Agreement (the "Paying Agent") who shall serve pursuant to an agreement between Parent and the Paying Agent (the "Paying Agent Agreement"), a copy of which Paying Agent Agreement shall be provided to the Company and its counsel for its review and comment prior to its execution by Parent and the Paying Agent and which comments shall be given good faith consideration by Parent and its counsel. Prior to the Effective Time, Parent shall deliver, by wire transfer of immediately available funds, to an account designated in writing by the Paying Agent, in trust for the benefit of the holders of Company Common Stock, an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock to be converted in the Merger (the "Exchange Fund").

(b)
As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock a form of letter of transmittal (the "Letter of

    Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may specify, subject to the Company's reasonable approval), together with instructions thereto. Upon (i) in the case of shares of Company Common Stock represented by a certificate, the surrender of such certificate for cancellation to the Paying Agent or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an "agent's message" by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such shares of Company Common Stock shall be entitled to receive (and the Paying Agent shall deliver) an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock to be converted.

  (c)
  The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

  (d)
  In no event shall the holder of any surrendered certificates (or evidence of shares in book-entry form) representing Company Common Stock be entitled to receive interest on any of the Merger Consideration.

  (e)
  If the payment equal to the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate (or evidence of shares in book-entry form) formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate (or evidence of shares in book-entry form) so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate (or evidence of shares in book-entry form) surrendered, or shall have established to the satisfaction of the Paying Agent and Parent that such taxes either have been paid or are not applicable.

  (f)
  At any time following the twelfth (12th) month after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the certificates (or evidence of shares in book-entry form) held by them. Notwithstanding the foregoing, neither Parent, Merger Sub nor the Paying Agent shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered in respect of such shares to a public official pursuant to any abandoned property, escheat or other similar law.

  (g)
  If any certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond, in such amount as Parent or the Paying Agent may reasonably direct, as indemnity against any claim that may be made against it with respect to such certificate, Parent shall direct the Paying Agent to pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Article IV.

  (h)
  The Paying Agent shall invest any of the funds deposited with the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or an affiliate of Parent as Parent directs; provided, however, that any net loss resulting from such investments shall be promptly reimbursed by Parent to the Exchange Fund upon demand by the Paying Agent. No investment of the Merger Consideration funds shall relieve Parent, the Surviving Corporation or the Paying Agent from making payments required by this Article IV. The Exchange Fund shall not be used for any purpose other than as set forth in Section 4.2(a).

  (i)
  At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

4.3
Stock Options; Restricted Stock.

(a)
The Company shall take all such action as may be required to fully vest each Company Option as of immediately prior to the Effective Time. If the holder so elects in writing, each In-The-Money Company Option shall be canceled at the Effective Time, in exchange for a payment by the Company, in cash, within five (5) Business Days of the Effective Time, equal to the product of (i) the excess, if any, of the Offer Price over the per share exercise price of the In-The-Money Company Option, and (ii) the number of shares subject to the Company Option, less applicable withholdings. To the extent that a holder of an In-The-Money Company Option does not elect that a particular Company Option may be treated in the manner described in the prior sentence, that Company Option shall instead be treated as an "Out-Of-The-Money Company Option" for all purposes.

(b)
At the Effective Time, all rights with respect to Company Common Stock under each Out-Of-The-Money Company Option shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Out-Of-The-Money Company Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued, as amended, if applicable, and the terms and conditions of the stock option agreement by which it is evidenced, as amended, if applicable. From and after the Effective Time, (i) each Out-Of-The-Money Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Out-Of-The-Money Company Option shall be equal to the number of shares of Company common stock subject to such Out-Of-The-Money Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Out-Of-The-Money Company Option shall be adjusted by dividing the per share exercise price under such Out-Of-The-Money Company Option by the Option Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Out-Of-The-Money Company Option shall continue in full force and effect and the term, exercisability, and other provisions of such Out-Of-The-Money Company Option shall otherwise remain unchanged; provided, however, that each Out-Of-The-Money Company Option assumed by Parent in accordance with this Section 4.3(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The "Option Exchange Ratio" shall be equal to the fraction obtained by dividing the Offer Price by the average closing sales price for one share of Parent Common Stock on NASDAQ for the ten (10) trading-day period ending on the first business day immediately preceding the date hereof.

  (c)
  Each restricted stock award granted under any compensation plan or arrangement of the Company and outstanding immediately prior to the Effective Time ("Company Restricted Stock") shall be cancelled at the Effective Time in exchange for the Merger Consideration payable in respect of such stock.

  (d)
  Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the measures contemplated by this Section 4.3, including but not limited to adoption of any plan amendments, offering to enter into the elections contemplated by Section 4.3(a), seeking Company Board approval and/or seeking any consents, and to ensure that, on and after the Effective Time, no holder of an In-The-Money Company Option or Company Restricted Stock has any further rights with respect thereto (other than to receive the payments provided for in this Section 4.3) and that no holder of an Out-Of-The-Money Company Option has any further rights with respect thereto (other than the rights provided for in this Section 4.3).

4.4
Withholding Rights.    Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Corporation, Parent and their respective agents shall be entitled to deduct and withhold from the Merger Consideration, or the amounts described in Section 4.3, otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any federal, state, local or foreign Tax Law. If the Paying Agent, the Surviving Corporation, Parent or any of their respective agents, as the case may be, so withholds amounts, and pays over such amounts to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, the Surviving Corporation, Parent or the agent, as the case may be, made such deduction and withholding.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents or on the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

5.1
Corporate Organization and Qualification.    Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of its respective jurisdiction of organization or incorporation and is qualified and (to the extent applicable) in good standing to do business in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where a failure to so qualify or be in good standing would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to own, lease or otherwise hold its properties and to conduct its business as it is now being conducted and to perform all of its respective obligations under the Company Contracts, except where failure to have such power and authority would not have a Company Material Adverse Effect. The Company has previously made available to Parent complete and correct copies of the Company's amended and restated certificate of incorporation (the "Company Certificate") and amended and restated bylaws (the "Company Bylaws").

5.2
Capitalization.

(a)
The authorized capital stock of the Company (the "Company Capital Stock") consists of 20,000,000 shares of Company Common Stock. As of the date hereof, 14,060,404 shares of Company Common Stock were issued and outstanding (including 91,101 unvested shares of Company Restricted Stock). All outstanding shares of Company Common Stock and all outstanding shares of the capital stock of the Company's Subsidiaries are, and all such shares that may be issued prior to the Effective Time will be if and when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock are held in the treasury of the Company, no shares of Company Common Stock are held by Subsidiaries of the Company and no shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of the Company.

(b)
(i) As of the date hereof, 1,518,250 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options. Section 5.2(b)(i) of the Company Disclosure Schedule lists, as of the date hereof, all outstanding Company Options, the number of shares of Company Common Stock subject to each Company Option, the grant dates and exercise prices of each Company Option, the vesting schedule of each Company Option, the names of the holders thereof, the expiration date and an indication of the option or equity incentive plan, pursuant to which such Company Option was granted. Each Company Option was granted in accordance with the terms of the stock option plan applicable thereto. All outstanding Company Options were granted as non-qualified stock options.

  (ii)
  As of the date hereof, 137,987 shares of Company Restricted Stock were issued and outstanding. Section 5.2(b)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all outstanding shares of Company Restricted Stock, the grant dates of each award of Company Restricted Stock, the vesting schedule of each award of Company Restricted Stock, the names of the holders thereof and an indication of the option or equity incentive plan pursuant to which such Company Restricted Stock was granted. Each Company Restricted Stock was granted in accordance with the terms of the stock option plan applicable thereto.

  (iii)
  As of the date hereof, 1,100,013 shares of Company Common Stock are reserved for issuance as Company Options or Company Restricted Stock under the Company's outstanding stock option plans.

(c)
Except as set forth in this Section 5.2 or on the Company Disclosure Schedule (or as contemplated by Section 2.3 hereof), as of the date hereof, there are no outstanding options, warrants, stock appreciation rights, convertible securities, calls or any other rights (including preemptive rights), Contracts, commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party, or by which it may be bound, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or requiring the Company or any of its Subsidiaries to (i) issue, transfer, grant or sell, or (ii) purchase, redeem or acquire, any shares of Company Capital Stock, the capital stock of any of the Company's Subsidiaries or any other equity interest in the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of Company Capital Stock, any shares of the capital stock of any of the Company's Subsidiaries or any equity interest in the Company or any of its Subsidiaries other than, in the case of clause (ii), pursuant to the Company's option and equity incentive plans and set forth in Section 5.2(b)(i) or Section 5.2(b)(ii) of the Company Disclosure Schedule. There are not any bonds, debentures, notes or other indebtedness or, except as described in this Section 5.2, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.2, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof.

  (d)
  Except as set forth on Section 5.2(d) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company.

  (e)
  All outstanding shares of capital stock or other equity interests of the Company's Subsidiaries are owned directly or indirectly by the Company, free and clear of all liens, mortgages, security interests, charges, encumbrances, claims and options of any nature ("Liens"), other than security interests granted under the Company Revolving Credit Facility.

  (f)
  Section 5.2(f) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) each Subsidiary of the Company and any of its Subsidiaries and the record ownership of all issued and outstanding shares or other equity thereof and (ii) the percentage and type of ownership interest thereof held by the Company or its Subsidiaries.

  (g)
  Neither the Company nor any of its Subsidiaries has any Contract or other obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Neither the Company nor any of its Subsidiaries is as of the date hereof, or has ever been, at any time since January 1, 2009, a general partner of any general or limited partnership.

5.3
Authorization; Valid and Binding Agreement.

(a)
The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Stockholder Approval (if and to the extent required by applicable Law), to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by (a) the Company Board and (b) all of the Disinterested Directors (as defined in Article 7 of the Company Certificate) on the Company Board in accordance with Article 7 of the Company Certificate and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Stockholder Approval (if and to the extent required by applicable Law), and the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). This

    Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity.

  (b)
  The Company Board, at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company's stockholders, (ii) adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the Stockholders Meeting as promptly as practicable after the Offer Closing (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated pursuant to Section 3.9); and (iv) resolved to make the Company Board Recommendation to the stockholders of the Company, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

5.4
Consents and Approvals; No Violation.

(a)
Assuming the Company Stockholder Approval is obtained (if and to the extent required by applicable Law), neither the execution and delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will:

  (i)
  violate any provision of the Company Certificate or Company Bylaws or the respective organizational documents of any of the Company's Subsidiaries;

  (ii)
  require any consent, approval, authorization or permit of, or filing with or notification to ("Permits"), any Governmental Entity, except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable U.S. or foreign Competition Laws or laws affecting foreign investment; (B) the filings and consents listed on Section 5.4(a)(ii) of the Company Disclosure Schedule; (C) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (D) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business; (E) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws; (F) pursuant to the rules and regulations of the NASDAQ and the NYSE; or (G) such other Permits, the failure of which to be obtained or made would not have a Company Material Adverse Effect;

  (iii)
  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien), or require any consent or notice under any of the terms, conditions or provisions of any Company Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; or

      (iv)
      assuming that the Permits referred to in this Section 5.4 are duly and timely obtained or made, violate any Law, Order or Permit applicable to the Company or any of its Subsidiaries, or to any of their respective assets;

      except, in the cases of clauses (iii) and (iv) above, any such violation, default, breach or other occurrence that would not have a Company Material Adverse Effect.

  (b)
  Assuming the accuracy of the representations and warranties set forth in Article VI, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be voted for the adoption of this Agreement (the "Company Stockholder Approval") is the only vote of any class or series of Company Capital Stock that may be required in connection with the consummation of the Merger.

5.5
SEC Reports; Financial Statements; Controls.

(a)
The Company has filed all reports and proxy statements with the SEC required to be filed by the Company since November 1, 2010 and through the date hereof under the Securities Act or the Exchange Act (as such reports and statements may have been amended since the date of their filing, the "Company SEC Documents"). As of their respective dates, or, if amended or restated, as of the date of the last such amendment or restatement, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained when filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Company SEC Document.

(b)
The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents at the time filed with the SEC, or if amended, updated, restated or corrected in a subsequent Company SEC Document prior to the date hereof, as of the date of such amendment, update, restatement or correction, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)
Except as disclosed in the Company SEC Documents or on Section 5.5(c) of the Company Disclosure Schedule, (i) the Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act, (ii) the Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and (iii) the Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended August 1, 2010, and such assessment was previously disclosed in the Company SEC Documents.

  (d)
  The Company is, and has at all times since January 1, 2009 been, in compliance, in all material respects, with the applicable listing requirements and corporate governance rules and regulations of NASDAQ.

5.6
Absence of Certain Changes or Events.    Except as disclosed in the Company SEC Documents, or as contemplated by this Agreement, since November 1, 2010, the Company has not suffered any Company Material Adverse Effect.

5.7
Litigation.

(a)
Except as set forth on Section 5.7(a) of the Company Disclosure Schedule, there are no actions, claims, suits, proceedings or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties, before or by (or, in the case of threatened actions, claims, suits, proceedings or investigations, that would be before or by) any Governmental Entity or arbitrator which would be required to be disclosed by the Company in a Current Report on Form 10-Q ("10-Q") if such 10-Q were required to be filed with the SEC on the date hereof.

(b)
Except as set forth on Section 5.7(b) of the Company Disclosure Schedule, there are no Orders of any Governmental Entity or any arbitrator applicable to the Company or any of its Subsidiaries except for such Orders which (i) are applicable generally to companies conducting business in the industries in which the Company and its Subsidiaries operate or (ii) would not have a Company Material Adverse Effect.

5.8
Offer Documents; Schedule 14D-9; Proxy Statement.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation in the Offer Documents will, on the date the Offer Documents or any amendments or supplements thereto are filed with the SEC or are published, sent or given to stockholders of the Company, at the time of the Stockholders Meeting, or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (if and to the extent required by applicable Law) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), will not, on the respective dates the Schedule 14D-9 and Proxy Statement are filed with the SEC, mailed to stockholders of the Company or at the time of the Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act. If at any time prior to the Effective Time any event relating to the Company or any of its Subsidiaries, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Offer Documents, the Schedule 14D-9 or the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty whatsoever with respect to any statements made or incorporated by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, or any amendments or supplements thereto, based on information supplied in writing by Parent, Merger Sub or any of Parent's or Merger Sub's

  Representatives expressly for the purpose of inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Proxy Statement or any amendments or supplements thereto.

5.9
Taxes.

(a)
The Company and its Subsidiaries (i) have timely filed, or have caused to be timely filed on their behalf (in each case taking into account any extension of time within which to file), all material Tax Returns required to have been filed by the Company and its Subsidiaries, (ii) with respect to taxable periods ending on or before the Effective Time, have timely paid all material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) or have adequately reserved for such Taxes in accordance with GAAP, except for Taxes being contested in good faith by the appropriate proceeding and (iii) have not received written notice of any material deficiencies for any Tax from any Taxing Authority against the Company or any of its Subsidiaries which has not been resolved or for which there are not adequate specific reserves on the financial statements included in the Company SEC Documents.

(b)
Neither the Company nor any of its Subsidiaries is the subject of any material currently pending tax audit or other proceeding with respect to Taxes nor, to the Knowledge of the Company, has any Tax audit or other proceeding with respect to material Taxes been proposed or threatened in writing against any of them. There is no agreement or other document waiving or extending, or having the effect of waiving or extending, the period of assessment or collection of any Taxes. There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens.

(c)
Other than customary tax indemnification or other agreements contained in any credit or other commercial agreements the primary purpose of which does not relate to Taxes, neither the Company nor any of its Subsidiaries is (i) obligated by law or by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to any material Taxes or (ii) a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Taxes of any Person other than the Company and its Subsidiaries.

(d)
The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid and reported in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except to the extent that the failure to make such withholdings and payments would not have a Company Material Adverse Effect.

(e)
Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulation Section 1.1502 (or any corresponding or similar provision of state, local, or foreign income Tax law).

(f)
The Company has made available to Parent or its legal or accounting representative copies of all material federal and state Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2006.

(g)
The Company's Subsidiary General Microwave Israel (1987) Ltd. is currently entitled to reduced corporate tax rates, accelerated depreciation and cash governmental grants with respect to certain "Approved Enterprises" in the "Grants Track" and "Benefited Enterprises" as defined in The State of Israel's Capital Encouragement Law 1959 ("The Encouragement Law"). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken or failed to take any action that would reasonably be expected to invalidate the benefits provided under The Encouragement Law.

5.10
Employee Benefit Plans.

(a)
With respect to each Employee Benefit Plan and Foreign Plan (as defined in Section 5.10(i)) that covers one-hundred (100) or more individuals ("Required Foreign Plan"), the Company has made available to Parent prior to the date hereof a true, correct and complete copy (in each case, if applicable) of each (i) Employee Benefit Plan and Required Foreign Plan, including any material amendment thereto; (ii) summary plan description and each subsequent summary of material modification; (iii) trust, insurance, annuity or other funding Contract or service provider agreement related thereto; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; and (v) the three (3) most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto.

(b)
Each Employee Benefit Plan has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, except where the failure to be in compliance would not have a Company Material Adverse Effect. Except as required by applicable Law and the terms of any Employee Benefit Plan, there are no limitations or restrictions on the right of the Company or its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent or its Subsidiaries, including the Surviving Corporation, to merge, amend or terminate any Employee Benefit Plan.

(c)
Except as set forth on Section 5.10(c) of the Company Disclosure Schedule, no Employee Benefit Plan provides welfare benefits, including without limitation, death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated by applicable Law and other than where such benefits would not have a Company Material Adverse Effect.

(d)
With respect to each Employee Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, (i) each such Employee Benefit Plan and the trusts, if any, maintained thereunder, are the subjects of a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification or tax-exemption, as the case may be, and (ii) to the Knowledge of the Company, no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(e)
Neither the Company nor any of its ERISA Affiliates has, during the six (6) year period ending on the date hereof, contributed to or had any obligation to contribute to or otherwise had any liability with respect to: (i) a plan subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code; (ii) a "multiemployer plan" (within the meaning of Section 3(37) of ERISA); (iii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code); (iv) any "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code); or (v) any "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA). Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full.

(f)
There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Employee Benefit Plan or any Foreign Plan, by any employee or beneficiary covered under any such Employee Benefit Plan or Foreign Plan, as applicable, or otherwise involving any such Employee Benefit Plan or Foreign Plan (other than routine claims for benefits and other than actions, suits, disputes or claims that would not have a Company Material Adverse Effect).

  (g)
  Except as listed on Section 5.10(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation, a change of control payment or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer, director or other service provider, in each case, other than as would not have a Company Material Adverse Effect. Except as listed on Section 5.10(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any contract or arrangement that could reasonably expect to result, separately or in the aggregate, in the payment of any "excess parachute payment" for purposes of Section 280G or Section 4999 of the Code.

  (h)
  With respect to each Employee Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Employee Benefit Plan have at all times since January 1, 2009 been in compliance in all material respects with, and (ii) such Employee Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with, Section 409A of the Code and all applicable guidance thereunder.

  (i)
  With respect to each plan, arrangement, agreement or contract that would otherwise meet the definition of an "Employee Benefit Plan" but which is subject to any Law other than U.S. federal, state or local Law ("Foreign Plan"), except as would not adversely affect the Company or its Subsidiaries in any material respect, (i) if such Foreign Benefit Plan is intended to qualify for special Tax treatment, it has met all requirements for such treatment; (ii) if such Foreign Plan is required to be registered, it has been registered and has been maintained in good standing with the applicable regulatory authorities; and (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country-specific actuarial assumptions and valuations, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations.

5.11
Labor Matters.    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. There are no (i) labor strikes, slowdowns or stoppages currently pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before any Governmental Entity or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, except, in each case, for such occurrences that have not had a Company Material Adverse Effect.

5.12
Environmental Laws and Regulations.

(a)
The Company and each of its Subsidiaries is, and has been, since January 1, 2006, in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not have a Company Material Adverse Effect.

(b)
Except as would not have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims for liability under or noncompliance with any Environmental Laws against the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the Knowledge of the Company, is the subject of, any pending action, cause of action, claim, investigation, demand or notice by any Person alleging liability under, or violation of, or noncompliance with, any Environmental Law.

(c)
Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained and are in compliance with all Environmental Permits required by the Company and its Subsidiaries for the operation of their business; (ii) all such Environmental Permits are valid and in good standing.

(d)
The Company has delivered or otherwise made available for inspection to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of the Company regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

(e)
The representations and warranties set forth in this Section 5.12 are the only representations and warranties made by the Company with respect to the subject matter hereof.

(f)
For purposes of this Agreement:

  (i)
  "Environmental Law" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment.

  (ii)
  "Environmental Permits" means Permits required pursuant to applicable Environmental Laws.

5.13
Property and Assets.

(a)
The Company or a Subsidiary of the Company has fee title to, or a leasehold interest in, all the material properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the balance sheet contained in the Company's Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2010 (the "Company Balance Sheet") (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All material items of equipment and other tangible assets owned by or leased to the Company or any of its Subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted, except where the failure to be so adequate would not reasonably be expected to have a Company Material Adverse Effect. All material real property owned, leased or subleased by the Company and its Subsidiaries as of the date hereof ("Company Real Property") is free and clear of all Liens, except for Company Permitted Liens and, if leased by the Company or any of its Subsidiaries, each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Company Real Property or any of the facilities, buildings, component parts, other constructions, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Company Real Property, except where such defects or conditions would not reasonably be expected to have a Company Material Adverse Effect. The facilities, buildings, component parts, other constructions, structures, erections and improvements on the Company Real Property are in good condition and repair, subject to ordinary wear and tear, except where the failure to be in such condition would not reasonably be expected to have a Company Material Adverse Effect.

  (b)
  The Company has provided or made available to Parent true and correct copies of all title reports and title policies (including all exception documents referenced therein), surveys and engineering reports in its possession or control regarding the Company Real Property which is owned by the Company or its Subsidiaries.

  (c)
  All of the material real property leases pursuant to which the Company or its Subsidiaries leases, licenses or occupies any of the Company Real Property or which the Company or its Subsidiaries are a landlord or sublandlord (collectively, the "Company Real Property Leases") are valid and enforceable, except where the failure to be valid or enforceable would not have a Company Material Adverse Effect. The Company has provided or made available to Parent true and correct copies of all such Company Real Property Leases.

  (d)
  There are no outstanding options, rights of first offer, rights of refusal or similar preemptive rights granted to third parties to purchase or lease any of the Company Real Property owned by the Company or any Subsidiary, or any portion thereof or interest therein.

5.14
No Undisclosed Liabilities.    Except as reflected in the Company Balance Sheet, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be set forth on the Company's balance sheet under GAAP or the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iii) any liabilities and obligations that would not have a Company Material Adverse Effect.

5.15
Intellectual Property.    Except as set forth on Schedule 5.15 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect:

(a)
The Company and its Subsidiaries own, or have a valid right to use in each case free and clear of any material Liens (other than Company Permitted Liens and except as set forth in Contracts regarding Intellectual Property or standard license agreements for commercially available off-the-shelf software), all material Intellectual Property necessary for their respective businesses as currently conducted; and

(b)
Neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has received any written notice since three (3) years prior to the date of this Agreement from any third Person, and none are pending, asserting or suggesting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries.

5.16
Compliance with Laws and Orders.

(a)
Except with respect to the matters that are the subject of Section 5.12 (Environmental Laws and Regulations), neither the Company nor any of its Subsidiaries is or was, at any time since January 1, 2010, in material violation of or in default under any law (including the common law), statute, ordinance, code, rule, regulation, treaty or directive having the effect of law of any Governmental Entity (collectively and individually, "Law", or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an "Order"), applicable to the Company or any of its Subsidiaries or any of their respective assets and properties, or to the conduct or operation of their business, except for such violations which would not subject the Company to any material damages or material penalties in any civil, criminal or governmental litigation or proceeding and, except as disclosed in the Company SEC Documents or as set forth in Schedule 5.16 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has received, at any time since January 1, 2010, any written notice from any Governmental Entity regarding any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, except for such violations or noncompliance which would not subject the Company to any material damages or material penalties in any civil, criminal or governmental litigation or proceeding.

(b)
Except as set forth on Section 5.4(a)(ii)(B) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not affect any grants or incentives available to the Company or any of its Subsidiaries, including any grants of the Office of the Israeli Chief Scientist, or require any approvals thereunder.

5.17
Export and Import Controls.

(a)
The Company is registered with the Directorate of Defense Trade Controls of the United States Department of State under the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130 (the "ITAR").

(b)
Except as set forth on Section 5.17(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with applicable United States export and import control laws, including Laws governing embargoes, sanctions and boycotts, including the Export Administration Regulations, the ITAR, Executive Orders and regulations administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and Customs Regulations administered by United States Customs and Border Protection, except where the failure to be in compliance would not have a Company Material Adverse Effect.

5.18
Company Contracts.

(a)
As of the date hereof, except for this Agreement and agreements filed with or incorporated by reference in the Company SEC Documents or listed on Section 5.18(a)(i) — (xii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract constituting a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or:

  (i)
  any Contract that contemplates payments or the delivery of other consideration by or to the Company or any of its Subsidiaries of (1) more than $1,000,000 during any 12-month period or (2) more than $2,500,000 over the remaining term of such Contract;

  (ii)
  any loan or credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement pursuant to which any material

        Indebtedness in excess of $1,000,000 of the Company or any of its Subsidiaries is outstanding or may be incurred;

      (iii)
      any Contract relating to guarantees or assumptions of other obligations of any third Person or involving any performance bonds which agreements relate to obligations which do not individually exceed $250,000, except for agreements entered into in the ordinary course of business consistent with past practice;

      (iv)
      any Contract that constitutes a collective bargaining or other arrangement with any labor union, labor organization, workers' association, works council or other collective group of employees;

      (v)
      any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company Capital Stock or any material asset of the Company, other than the Company Options;

      (vi)
      any Contract containing covenants binding upon the Company or any of its Subsidiaries that (A) materially restrict the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete (1) in any business, (2) with any Person or (3) in any geographic area; or (B) materially restrict the right of the Company or any of its Subsidiaries to conduct its business as it is presently conducted or which could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries;

      (vii)
      any Contract relating to the disposition or acquisition of a material business or, other than in the ordinary course, any amount of material assets by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, including any "earn-out" or other contingent payments or obligations that individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000 individually or $2,500,000 in the aggregate for all such agreements;

      (viii)
      any Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to make (A) any severance, termination or similar payment (but excluding any payments in connection with continuation of any healthcare benefits or relating to accrued vacation, paid-time off, or medical leave) in excess of $50,000 to any current or former employee or director, or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee or director;

      (ix)
      any Contract relating to the acquisition, transfer, development, sharing or licensing of any Intellectual Property (except for any Contract pursuant to which (1) any Intellectual Property is licensed to the Company or any of its Subsidiaries under any third-party software license generally available to the public, or (2) any Intellectual Property is licensed by the Company or any of its Subsidiaries to any Person on a nonexclusive basis);

      (x)
      any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking;

      (xi)
      any other Contract, if breach of such a Contract or the termination of such Contract would reasonably be expected to have a Company Material Adverse Effect.

      All Contracts of the type described in this Section 5.18(a) to which the Company or a Subsidiary is bound, including those Contracts filed with or incorporated by reference in the Company SEC Documents and as listed or required to be listed on Section 5.18(a)(i) — (xii) of the Company Disclosure Schedule, are hereinafter referred to as "Company Contracts."

  (b)
  The Company has delivered or made available to the Parent an accurate and complete copy of each Company Contract. All Company Contracts are valid and binding agreements of the Company or a Subsidiary of the Company and are in full force and effect and are enforceable in accordance with their respective terms except where failure to be valid, binding or in full force and effect would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any counterparty to any Company Contract, is in breach of, or in default under, any Company Contract except for such breaches or defaults that would not have a Company Material Adverse Effect.

  (c)
  Except where the following matters would not have a Company Material Adverse Effect, with respect to each Company Contract between the Company or any of its Subsidiaries and any Governmental Entity (each, a "Company Government Contract") and each Company Contract between the Company or any of its Subsidiaries and any prime contractor or first-tier subcontractor relating to a Contract between such Persons (each, a "Company Government Subcontract"):

    (i)
    to the Knowledge of the Company, each such Company Government Contract (or, if applicable, each prime Contract under which such Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings as of the date hereof;

    (ii)
    neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any Subsidiary of the Company, in writing, that the Company or any Subsidiary of the Company has breached or violated any Law or material certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract;

    (iii)
    neither the Company nor any Subsidiary of the Company has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract except as set forth on Section 5.18(c)(iii) of the Company Disclosure Schedule; and

    (iv)
    other than in the ordinary course of business consistent with past practice, to the Knowledge of the Company, no cost incurred by the Company or any Subsidiary of the Company pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation by or has been disallowed by any Governmental Entity.

  (d)
  To the Knowledge of the Company, from January 1, 2010 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been debarred or suspended for ninety (90) days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

5.19
Permits.    The Company and its Subsidiaries hold all material Permits, variances, exemptions, orders, registrations, certificates, security facility clearances and approvals of all Governmental Entities that are required from such Governmental Entities in order for the Company and its Subsidiaries to own, lease or operate their assets and to carry on their businesses as presently conducted (the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

5.20
Insurance.    The Company has previously made available to Parent a list of all material policies of insurance maintained by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) such policies are in full force and effect, (ii) all premiums due with respect to such policies have either been paid or adequate provisions for the payment by the Company or one of its Subsidiaries thereof has been made and (iii) none of the Company or any of its Subsidiaries have received a notice of termination or cancellation with respect to any such policies, other than such notices which are received in the ordinary course of business.

5.21
Certain Transactions.    Since November 1, 2010 through the date of this Agreement, none of the current officers or directors of the Company, nor any Affiliate of the Company, has been a participant in any transaction with the Company or any Subsidiary of the Company (other than for services as an employee, officer or director) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

5.22
Absence of Certain Payments.    Since January 1, 2008 (a) neither the Company nor any of its Representatives or other person acting on behalf of the Company, have used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar domestic or foreign Law, as amended, or (b) or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar domestic or foreign Law; and (b) neither the Company nor any of its Representatives or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures which might subject the Company to any material damages or material penalties in any civil, criminal or governmental litigation or proceeding. No government official or candidate is a beneficiary of any Company Contracts.

5.23
Brokers and Finders.    Except for Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, no investment banker, broker, finder, consultant or other intermediary is entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by and on behalf of the Company and its Subsidiaries.

5.24
Opinion of Financial Advisor.    Prior to the execution of this Agreement, the Company Board has received the separate opinions of each of Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, each dated on or about the date hereof, to the effect that, as of such date and subject to the various limitations and assumptions contained therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) in the Offer and the Merger, taken together, pursuant to this Agreement is fair, from a financial point of view, to such holders.

5.25
Takeover Provisions.    Assuming the accuracy of the representations set forth in Section 6.10, the Company, acting through the Company Board, has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. All of the Disinterested Directors (as defined in Article 7 of the Company Certificate) of the Company have approved this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, in accordance with Article 7 of the Company Certificate. To the Knowledge of the

  Company, no other state takeover statute, including moratorium, control share acquisition, business combination, fair price or other similar anti-takeover Law, applies to the Offer, the Merger, this Agreement or the other transactions contemplated hereby.

5.26
No Other Representations or Warranties.    Except for the representations and warranties made by the Company in this Article V or any certificate required to be delivered pursuant to this Agreement, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied, with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or Merger Sub of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the reports and proxy statements with the SEC required to be filed by Parent since November 1, 2010 and through the date hereof under the Securities Act or the Exchange Act or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

6.1
Corporate Organization and Qualification.    Each of Parent, Holdco and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Holdco. Holdco is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Offer, the Merger and any other transactions contemplated by this Agreement and Merger Sub has not engaged in any business activities or conducted any operations, other than in connection with the Offer, the Merger and any other transactions contemplated by this Agreement.

6.2
Authorization; Valid and Binding Agreement.    Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger and other documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, this Agreement constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

6.3
Consents and Approvals; No Violation.    Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will:

(a)
conflict with or result in any breach of any provision of the certificates of incorporation or bylaws of Parent or of any of Parent's Subsidiaries, including Merger Sub;

(b)
require any Permit from any Governmental Entity, except (i) in connection with the applicable requirements of the HSR Act and the U.S. or foreign Competition Laws listed in Section 6.3(b) of the Parent Disclosure Letter; (ii) the filings and consents listed in Section 6.3(b) of the Parent Disclosure Letter; (iii) pursuant to the applicable requirements of the Securities Act and the Exchange Act; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (v) as may be required by any applicable state securities or "blue sky" Laws or state takeover Laws; or (vi) pursuant to the rules and regulations of the NASDAQ and the NYSE;

(c)
result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien) or require any consent or notice under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained and except where a failure to obtain such waivers or consents would not reasonably be expected to have a Parent Material Adverse Effect;

(d)
create any Organizational Conflicts of Interest; or

(e)
assuming that the Permits referred to in this Section 6.3 are duly and timely obtained or made, materially violate any Law, Order or Permit applicable to Parent or any of its Subsidiaries, or to any of their respective assets, except for those violations which would not reasonably be expected to have a Parent Material Adverse Effect.

6.4
Litigation.

(a)
As of the date of this Agreement, there are no actions, claims, suits, proceedings or investigations pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any of their respective properties, or any present or former officer, director, or employee of Parent or its Subsidiaries in their capacity as such, before (or, in the case of threatened, that would be before) or by any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(b)
As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries except for such that, individually or in the aggregate, have not resulted in or would not be reasonably expected to result in a Parent Material Adverse Effect.

6.5
Offer Documents; Proxy Statement.    Neither the Offer Documents nor any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9 shall, at the time the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement is first mailed to stockholders of the

  Company, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in any of the foregoing documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act.

6.6
Suspension and Disbarment.    To the Knowledge of Parent, from January 1, 2010 through the date of this Agreement, neither Parent nor any of its Subsidiaries has been debarred or suspended for ninety (90) days or more in any consecutive twelve-month period, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of contracts with the United States government (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements).

6.7
Investigation by Parent and Merger Sub.    Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the electronic data room maintained by the Company for purposes of the transactions contemplated hereby, and (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own independent investigation and analysis of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and each of Parent and Merger Sub acknowledges and agrees that (i) except for the representations and warranties of the Company expressly set forth in Article V, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty (express or implied) as to the accuracy or completeness of any of the information made available to Parent or Merger Sub or any of their Representatives or any other matter whatsoever; (ii) it is not relying, and has not relied, on any representations, warranties or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article V of this Agreement and that all other representations and warranties are specifically disclaimed; and (iii) none of the Company and its Subsidiaries nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or use by Parent or Merger Sub of any such information. Without limiting the generality of the foregoing and notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that (a) none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person is making any representation or warranty, whatsoever, express or implied, beyond those expressly given by the Company in Article V hereof, the Company Disclosure Schedule or any certificate delivered pursuant to this Agreement, and (b) none of Parent or Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article V of this Agreement or any certificate delivered pursuant to this Agreement. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to (a) any projections, forecasts, estimates, budgets or prospect information for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or any of their respective Representatives.

6.8
Sufficient Funds; Financing.

(a)
Parent has, and shall have at the Acceptance Date, available to it sufficient cash and cash equivalents to permit Merger Sub to perform all of its obligations under this Agreement and to consummate all the transactions contemplated hereby, including, without limitation, acquiring all the outstanding shares of Company Common Stock in the Offer and the Merger. Parent and Merger Sub expressly acknowledge and agree that their obligations hereunder are not subject to any conditions, express or implied, regarding their ability to obtain financing (or to obtain financing on acceptable terms) for the consummation of the Offer or the Merger.

(b)
None of the transactions contemplated hereby, including the Offer and the Merger, will require the consent from any lender or the holder or any notes, bonds or other debt instruments pursuant to which Parent or Merger Sub, or any of their respective Affiliates, are obligated or bound. To the extent that any such consents were required to be obtained prior to the execution this Agreement, Parent has provided to the Company true, correct and complete copies of such consents.

(c)
Parent has received a commitment letter (the "Commitment Letter") executed by the parties specified therein (the "Lenders"), pursuant to which the Lenders have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amounts set forth therein for the purpose of (inter alia) funding the Offer, the Merger and the other transactions contemplated hereby. A true, correct and complete copy of the Commitment Letter has been provided to the Company. The obligations of the Lenders to fund the commitments under the Commitment Letter are not subject to any conditions, other than the conditions expressly set forth in the Commitment Letter. The respective commitments of the Lenders set forth in the Commitment Letter have not been withdrawn, modified or rescinded in any respect. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Parent and the other parties thereto. Assuming the accuracy of the representations and warranties set forth in Article V, Parent knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letter not being satisfied. Parent has paid any and all fees which are due and payable under the Commitment Letter. For the avoidance of doubt, Parent expressly acknowledges that the consummation of the financing contemplated by the Commitment Letter is not a condition to the obligations of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated hereby.

6.9
Brokers and Finders.    Except for the fees and expenses payable to Oppenheimer & Co., Inc., which fees and expenses are the sole responsibility of Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

6.10
Share Ownership; Interested Stockholder.    As of the date hereof, none of Parent, Merger Sub or any of their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act or the rules or regulations thereunder), directly or indirectly, any shares of Company Capital Stock, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Company Capital Stock. Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an "interested stockholder" thereunder , or an "Interested Stockholder" as defined in Article 7 of the Company Certificate, has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger, or any transactions contemplated hereby.

6.11
Solvency.    Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including any arrangement by Parent of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, any alternative financing and the payment of the aggregate Offer Price and the aggregate Merger Consideration, the Surviving Corporation will be Solvent. For purposes of this Section 6.11, the term "Solvent" with respect to the Surviving Corporation means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole on its existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

6.12
Certain Arrangements.    There are no Contracts between Parent, Holdco or Merger Sub, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated hereby.

ARTICLE VII

COVENANTS AND AGREEMENTS

7.1
Conduct of Business.    The Company agrees that during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 7.5 (the "Control Time"), that except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as required by applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth on Section 7.1 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, conduct its operations in all material respects according to its ordinary course of business consistent with past practice and in compliance, in all material respects, with all applicable Laws and all Company Contracts. Without limiting the generality of the foregoing, and except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as required by applicable Laws, as otherwise contemplated or permitted by this Agreement or as set forth on Section 7.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Control Time, the Company will not, and will cause its Subsidiaries not to:

(a)
issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (i) any additional shares of Company Capital Stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, other than the issuance of any shares of Company Capital Stock upon the exercise of the Company Options or the lapsing of forfeiture restrictions on Company Restricted Stock outstanding on the date of this Agreement in accordance with the terms of such options or restricted stock award or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock outstanding on the date hereof;

  (b)
  redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares of Company Capital Stock, provided, however, that the Company may (i) withhold shares of Company Capital Stock to satisfy Tax obligations with respect to Company Options or Company Restricted Stock granted prior to the date hereof pursuant to the Company's option and equity incentive plans and (ii) acquire shares of Company Capital Stock in connection with the surrender of shares of Company Capital Stock by holders of Company Options in order to pay the exercise price of such Company Options;

  (c)
  split, combine, subdivide or reclassify any shares of Company Capital Stock or declare, set aside for payment or pay any dividend in respect of any shares of Company Capital Stock or otherwise make any payments to stockholders in their capacity as such, other than dividends paid by a Subsidiary of the Company to another Subsidiary or the Company;

  (d)
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of the Company or any of its Subsidiaries (other than the Merger), excluding the merger, dissolution, liquidation or consolidation of any Subsidiary of the Company with or into the Company or another Subsidiary of the Company;

  (e)
  (i) amend the Company Certificate or the Company Bylaws or (ii) amend the certificate of incorporation or bylaws or similar organizational documents of any Subsidiary of the Company, except as required by Law and except for immaterial amendments to the Company Certificate, Company Bylaws or similar organization documents of any Subsidiary of the Company;

  (f)
  except as required by Law, enter into, adopt, amend, renew or extend any Employee Benefit Plan or any other compensatory program, policy or arrangement with respect to any current or former employee, officer, director or other consultant of the Company or any of its Subsidiaries (including without limitation any employment, severance or change of control agreement), other than amendments that are immaterial or administrative in nature;

  (g)
  make any material change in financial accounting methods, principles or practices, except as required by applicable Law, GAAP or the rules or policies of the Public Company Accounting Oversight Board;

  (h)
  directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

  (i)
  (i) other than sales of inventory in the ordinary course of business consistent with past practice, sell, lease (as lessor), license, or otherwise dispose of any tangible properties or assets in excess of $100,000 or (ii) sell, lease, mortgage, sell and leaseback or otherwise dispose of any real properties or any interests therein;

  (j)
  encumber or subject to any Lien any properties or assets or any interests therein other than Company Permitted Liens, except in connection with permitted Indebtedness under Section 7.1(l);

  (k)
  except as required by Law, (i) make or change any material Tax election or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, (ii) change its fiscal year, (iii) change any method of accounting for Tax purposes, (iv) file any material amended U.S. federal, state or foreign income Tax Return or any other material amended Tax Return and (v) take any other action, or omit to take any other action, that would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax under FASB Interpretation No. 48 of the Company or any of its Subsidiaries;

  (l)
  incur any (i) obligations for borrowed money, (ii) capitalized lease obligations, (iii) guarantees and other arrangements having the economic effect of a guarantee of any Indebtedness of any other Person or (iv) obligations or undertakings to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations of others (the items referenced in the foregoing clauses (i) through (iv) being collectively hereinafter referred to as "Indebtedness"), except for (A) Indebtedness incurred under individual letters of credit after the date hereof in the ordinary course of business in an amount not to exceed $1,000,000 individually or $2,000,000 in the aggregate, (B) guarantees by the Company or a Subsidiary of the Company of Indebtedness of the Company or any Subsidiary of the Company, other than guarantees of customer Contracts, (C) Indebtedness of the Company or a Subsidiary of the Company to the Company or any Subsidiary of the Company or (D) Indebtedness incurred to suppliers in the ordinary course of business;

  (m)
  make any capital expenditures, except (i) capital expenditures made in accordance with the Company's annual budget and capital expenditure plan, as furnished to Parent, (ii) other capital expenditures in an aggregate amount not to exceed $1,000,000 or (iii) purchases of supplies in the ordinary course of business, consistent with past practice;

  (n)
  settle, compromise, discharge or agree to settle any litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or its Subsidiaries; provided, that the Company or its Subsidiaries may settle or agree to settle any litigation, investigation, arbitration or proceeding that does not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $500,000 in the aggregate provided that the Company has kept Parent reasonably informed of the status of settlement discussions prior to any settlement;

  (o)
  enter into any Company Contract if consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract; or

  (p)
  commit or agree to take any of the foregoing actions.

7.2
No Solicitation of Transactions.

(a)
Except as permitted by this Section 7.2, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article IX, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "Representatives") of the Company or any of its Subsidiaries to, (i) solicit or initiate, or knowingly encourage or facilitate, directly or indirectly, the submission of any Acquisition Proposal by any Person other than Parent, Merger Sub or any Affiliates thereof (a "Third Party") or take any action that would reasonably be expected to result in the receipt by the Company of an Acquisition Proposal from a Third Party, (ii) directly or indirectly participate in discussions or negotiations regarding, or furnish to any Third Party information with respect to, or facilitate the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal with any Third Party; provided that, it is understood and agreed that any determination or action by the Company Board permitted under Section 7.2(b), Section 7.2(e), Section 7.2(f) or Section 9.4(c), shall not, in and of itself, be deemed to be a breach or violation of this Section 7.2(a) or, in the case of Section 7.2(b), give Parent a right to terminate this Agreement pursuant to Section 9.3(b). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to constitute a breach of this Section 7.2 by the Company.

  (b)
  Notwithstanding anything to the contrary in Section 7.2(a), if at any time on or after the date of this Agreement and prior to the Offer Closing, the Company or its Representatives receives an Acquisition Proposal from a Third Party which did not result from a breach of Section 7.2(a), and the Company Board, or any committee thereof, determines in good faith, after consulting with outside legal and financial advisors, that any such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and the Company Board, or any committee thereof, determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) and/or access with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall provide or make available, to the extent not previously provided or made available to Parent or its Representatives, to Parent any non-public information with respect to the Company or any of its Subsidiaries that is provided to the Third Party making such Acquisition Proposal prior to or substantially concurrently with the time it is provided or made available to such Third Party; and (B) engage in or otherwise participate in discussions and/or negotiations directly or through its Representatives with the Person or group of Persons making such Acquisition Proposal. Notwithstanding anything to the contrary contained in Section 7.2(a), the Company shall be permitted to grant a waiver or release to any Person or group of Persons subject to an Acceptable Confidentiality Agreement for the sole purpose of allowing such Person or group of Persons to submit an Acquisition Proposal that the Company Board, or any committee thereof, determines in good faith is reasonably likely to lead to a Superior Proposal if the Company Board determines that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties under applicable Law. For the purposes of this Agreement, "Acceptable Confidentiality Agreement" means any confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, provided that any such agreement shall permit the Company to comply with the terms of this Section 7.2. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to, subject to the terms of the applicable confidentiality agreement, return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and, in the event that such Person refuses to comply with such request in breach of the terms of the applicable confidentiality agreement, the Company will use its commercially reasonable efforts to enforce or cause to be enforced any obligation that such Person has to do so.

  (c)
  The Company shall advise Parent orally and in writing, promptly (but in no event later than forty-eight (48) hours) after receipt thereof, of (i) any Acquisition Proposal received by any Representative of the Company and (ii) the material terms of such Acquisition Proposal (including the identity of the Person proposing the Acquisition Proposal), and provide a copy of such Acquisition Proposal to Parent if such proposal is in writing. The Company shall keep Parent fully informed on a reasonably current basis of the status of, and any material changes or proposed material changes to, the terms of any such Acquisition Proposal and the status of discussions and negotiations with respect thereto.

  (d)
  Except as expressly provided by Section 7.2(e), neither the Company Board nor any committee thereof shall effect a Board Recommendation Change.

  (e)
  Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Offer Closing, the Company may effect a Board Recommendation Change if:

    (i)
    the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with outside legal and financial advisors) constitutes a Superior Proposal and (after consultation with outside legal counsel) the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not violated the terms of Section 7.2, (B) the Company shall have given Parent at least three (3) Business Days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Parent a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal, (D) the Company Board shall have considered in good faith (after consultation with outside legal and financial advisors) any changes to this Agreement proposed by Parent in a written offer capable of acceptance and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (E) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and copies of the relevant proposed transaction agreement and other material documents and the three (3) Business Day notice period shall have recommenced; or

    (ii)
    a material fact, event, change, development or set of circumstances that was not known by the Company Board as of or at any time prior to the date of this Agreement (other than, and not relating in any way to, an Acquisition Proposal, it being understood and hereby agreed that the Company Board may only effect a Board Recommendation Change in response to or in connection with an Acquisition Proposal pursuant to and in accordance with Section 7.2(e)(i)) (such material fact, event, change, development or set of circumstances, an "Intervening Event") shall have occurred and be continuing; provided that (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action in light of the Intervening Event would reasonably be expected to be a breach of its fiduciary duties, (B) the Company shall have given Parent at least three (3) Business

        Days' prior written notice of its intention to take such action and, no later than the time of such notice, provided Parent with a written explanation of the Company Board's basis and rationale for proposing to effect such Board Recommendation Change, (C) if requested by Parent, the Company shall have negotiated in good faith with Parent during such three (3) Business Day notice period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Company Board to effect such Board Recommendation Change, (D) the Company Board shall have considered in good faith (after consultation with outside legal counsel) any changes to this Agreement proposed in writing by Parent and determined that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties if such changes were to be given effect, and (E) in the event of any material change to the facts and circumstances relating to such Intervening Event, the Company shall have delivered to Parent an additional notice and the three (3) Business Day notice period shall have recommenced.

  (f)
  Nothing contained in this Agreement shall prevent the Company, the Company Board or a Committee from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if such Board determines, after consultation with outside legal counsel, that failure to so disclose such position could be inconsistent with applicable Law, (ii) making any disclosure to its stockholders required by applicable Law or by the rules and regulations of the NASDAQ, or (iii) otherwise making such disclosure to the Company's stockholders or otherwise that the Company Board or a Committee (after consultation with counsel) concludes in good faith that the failure to make such disclosure would be inconsistent with applicable Law, in each case subject to compliance with the requirements of Section 7.2(e), if applicable. In addition, it is understood and agreed that, for purposes of this Agreement (including Article IX), a factually accurate public statement by the Company that describes the Company's receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company, shall not, in and of itself, constitute a Board Recommendation Change or a withdrawal or modification, or proposal by the Company Board to withdraw or modify, such Company Board's recommendation of this Agreement or the transactions contemplated hereby, or an approval or recommendation with respect to any Acquisition Proposal.

  (g)
  For purposes of this Agreement:

    (i)
    "Acquisition Proposal" means any proposal, offer or indication of interest, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or more than twenty percent (20%) of the assets of the Company and its Subsidiaries (or assets constituting more than 20% of the consolidated net revenues or net income of the Company and its Subsidiaries), taken as a whole, or twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than twenty percent (20%) of the assets of the Company and its Subsidiaries (or assets constituting more than 20% of the consolidated net revenues or net income of the Company and its Subsidiaries), taken as a whole, or twenty percent (20%) or more of any class of equity securities of the Company.

      (ii)
      "Superior Proposal" means any bona fide written proposal not solicited or initiated in violation of paragraph (a) of this Section 7.2 to purchase all the outstanding Company Common Stock that (x) the Company Board determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) would, if consummated, result in a transaction that is (A) more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including the Offer and the Merger), taking into account all relevant factors (including (i) all the terms and conditions of such proposal and the Offer and this Agreement including any changes to the terms of the Offer and this Agreement proposed by Parent in writing in response to such proposal or otherwise (ii) the expected timing and likelihood of consummation, (iii) any governmental, regulatory and other approval requirements and (iv) any terms relating to break-up fees and expense reimbursement) and (B) not less reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory, and other aspects of the proposal, than the transactions contemplated by this Agreement; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is any less committed than the financing of Parent on the date hereof and is not reasonably capable of being obtained by such third party.

7.3
Stockholders Meeting.

(a)
Subject to the other provisions of this Agreement, if required by applicable Law in order to consummate the Merger, as soon as reasonably practicable following the consummation or expiration of the Offer, the Company, acting through the Board, shall, in accordance with applicable Law and the Company Certificate, the Company Bylaws and the NASDAQ rules, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as reasonably practicable following the Offer Closing for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (such meeting or any adjournment or postponement thereof, the " Stockholders Meeting"), (ii) subject to Section 7.2, include the Company Board Recommendation in the Proxy Statement and (iii) use its commercially reasonable efforts to obtain the Company Stockholder Approval. At the Stockholders Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their Subsidiaries to be voted in favor of the adoption of this Agreement; provided, that the record date for any such Stockholders Meeting shall be after the Acceptance Date, and, if the Top-Up Option is exercised by Parent, after the date on which the closing of the purchase of the Top-Up Option Shares occurs pursuant to Section 2.3. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

(b)
Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least ninety percent (90%) of the then outstanding shares of Company Common Stock pursuant to the Offer, any subsequent offering period or the exercise, if any, of the Top-Up Option or otherwise, the parties agree, subject to Article VIII, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

7.4
Proxy Statement.

(a)
If the Company Stockholder Approval is required by applicable Law to consummate the Merger, as soon as practicable following the Offer Closing, the Company shall (i) prepare and file the Proxy Statement with the SEC under the Exchange Act, (ii) use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC as soon as practicable; (iii) use its commercially reasonable efforts to mail to the holders of shares of Company Common Stock a Proxy Statement as promptly as practicable after clearing comments received from the SEC or after being notified by the SEC that the Proxy Statement will not be subject to review by the SEC, and (iii) otherwise comply in all material respects with all legal requirements applicable to the Stockholders Meeting. Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) shall each (i) upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement; and (ii) otherwise cooperate with the other in the preparation of the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments of the SEC or the SEC Staff with respect to the Proxy Statement and of any request by the SEC or the SEC Staff for any amendment or supplement thereto or for additional information and shall provide as soon as reasonably practicable to Parent copies of all correspondence between the Company or any Representative of the Company and the SEC or the SEC Staff with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC or the SEC Staff and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders Meeting at the earliest practicable time.

  (b)
  The Company shall use its commercially reasonable efforts to ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. Parent shall use its commercially reasonable efforts to ensure that the information supplied by Parent in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

7.5
Company Board Representation; Section 14(f).

(a)
Subject to compliance with applicable Law, promptly upon the deposit with the Paying Agent by Merger Sub in accordance with Section 2.1(c) of cash in U.S. dollars sufficient to pay the aggregate Offer Price for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer which represent at least a majority of the total outstanding shares of Company Common Stock, and from time to time thereafter, and subject to Section 7.5(c), Parent shall be entitled to designate up to such number of directors, rounded up to the nearest whole number, constituting at least a majority of the directors, on the Company Board as will give Parent representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the number of directors designated by Parent and elected or appointed to the Company Board pursuant to this sentence) multiplied by (ii) the percentage that such number of shares of Company Common Stock beneficially owned by Parent, Merger Sub or any of their Affiliates (including, for purposes of such percentage, the shares of Company Common Stock that are accepted for payment pursuant to the Offer and that the aggregate Offer Price has been deposited for) bears to the total number of shares of Company Common Stock then outstanding, and the Company shall use commercially reasonable efforts to, upon Parent's request and subject to the terms of the Company Certificate and the Company Bylaws, promptly, at Parent's election, either increase the size of the Company Board or seek and accept the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Company Board and to cause Parent's designees to be so elected. At such times, subject to Section 7.5(c), the Company will cause individuals designated by Parent to constitute the number of members of each Committee of the Company Board, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company Board, other than any Committee established to take action under this Agreement which Committee shall be composed only of directors who qualify as independent for purposes of the continued listing requirements of the NASDAQ.

  (b)
  The Company's obligation to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 7.5, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder in order to fulfill its obligations under this Section 7.5 and the federal securities Laws. Parent shall provide to the Company, and shall be solely responsible for, the information and consents with respect to Parent and its designees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

  (c)
  In the event that Parent's designees are elected or designated to the Company Board, then, until the Effective Time, the Company shall use its commercially reasonable efforts to cause the Company Board to have at least three (3) directors who each are directors of the Company on the date hereof or their successors (such directors, the "Continuing Directors"); provided, however, that, if any Continuing Director is unable to serve due to resignation, death or disability or any other reason, the remaining Continuing Directors shall be entitled to elect or designate another individual (or individuals) (provided, that no such individual is an employee of the Company or any of its Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be a Continuing Director for purposes of this Agreement. If no Continuing Director remains prior to the Effective Time, a majority of the members of the Company Board at the time of the execution of this Agreement shall be entitled to designate three persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Merger Sub and shall be reasonably satisfactory to Parent, and such persons shall be deemed independent directors for purposes of this Agreement.

  (d)
  Notwithstanding anything in this Agreement to the contrary, following the Control Time and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors (in addition to the approval rights of the Company Board or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable Law) shall be required to (i) authorize any contract between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub and any of their affiliates (other than the Company and any of its Subsidiaries), on the other hand, (ii) amend or terminate this Agreement on behalf of the Company, (iii) use or waive any of the Company's rights or remedies hereunder, (iv) extend the time for performance of Parent's or Merger Sub's obligations hereunder, (v) amend the Company Certificate or Company Bylaws if such action would adversely affect the Company's stockholders (other than Parent or Merger Sub) or (vi) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board, or (vii) take any other action adversely affecting the rights of the stockholders of the Company (other than Parent or Merger Sub). The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined appropriate by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce the performance of this Agreement.

7.6
Efforts to Complete Transactions.

(a)
Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) prepare and make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act and applicable foreign Competition Laws with respect to this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, as promptly as reasonably possible and (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, including, without limitation, using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Company Contracts as are necessary for the consummation of the transactions contemplated by this Agreement, including the Offer and the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

(b)
To the extent not prohibited by applicable Law, each party shall use its commercially reasonable efforts to furnish to the other parties all information required for any application or other filing to be made pursuant to any applicable Laws in connection with this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger. Parent and the Company shall give each other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. The parties hereto agree that both Parent and the Company shall be represented at all in-person meetings and in all substantive conversations with any Governmental Entity regarding the matters set forth in this Section 7.6, except if, and to the extent that, any Governmental Entity objects to any party's being represented at any such meeting or in any such conversation and such objection has not been withdrawn after the parties have used their commercially reasonable efforts to contest such objection. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act and applicable foreign Competition Laws. Parent shall take the lead in coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act and applicable foreign Competition Laws. Each of the Company and Parent will request early termination of the waiting period with respect to the transactions contemplated by this Agreement under the HSR Act. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Competition Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

  (c)
  Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to contest and resist any action or proceeding, including any administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, including, without limitation, by pursuing all available avenues of administrative and judicial appeal, unless Parent determines, in its reasonable discretion after consulting with the Company, that litigation is not in its best interests or unless the Company determines, in its reasonable discretion after consulting with Parent, that litigation is not in its best interests.

  (d)
  In furtherance of the foregoing, Parent shall use its commercially reasonable efforts to resolve objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Competition Law with respect to the transactions contemplated hereby as promptly as reasonably practicable and in any event no later than the Termination Date.

  (e)
  At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditioned upon the consummation of the Offer and the Merger.

  (f)
  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose, transfer or hold separate, or cause any of its Subsidiaries to dispose, transfer or hold separate any assets or operations, or to commit or to cause the Company or any of its Subsidiaries to dispose of any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company or any of its Subsidiaries to discontinue offering any product or service; or (iii) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Company or any of its Subsidiaries.

  (g)
  Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time of the Merger.

7.7
Access to Information; Confidentiality.

(a)
Subject to the Confidentiality Agreement and applicable Law, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent (collectively, "Parent Representatives") reasonable access, during normal business hours and upon reasonable advance notice throughout the period prior to the Effective Time, to its officers, employees, accountants, consultants, Representatives, plants, properties, contracts, commitments, books and records and, during such period, shall (and shall cause each of its Subsidiaries to) furnish or make available reasonably promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that any such access shall be conducted in a manner that does not materially interfere with the normal operations of the Company.

  (b)
  Notwithstanding anything to the contrary set forth herein, nothing in this Section 7.7 shall require the Company to disclose any information that, in its sole and reasonable judgment, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order, (ii) the disclosure of which would jeopardize any attorney-client or other legal privilege or (iii) the disclosure of which would conflict with, violate or cause a default under any existing contract or agreement to which it is a party; provided, however, that to the extent that the Company or any of its Subsidiaries is restricted in or prohibited from providing any such access to any documents or data pursuant to any such contract or agreement for the benefit of any third party under the preceding clause (iii), each of the Company and any such Subsidiary shall use its commercially reasonable efforts (without being required to make any payments) to obtain any approval, consent or waiver with respect to such contract or agreement that is necessary to provide such access to such documents or data. Notwithstanding clause (ii) of the immediately preceding sentence, if any of the information or material furnished pursuant to this Section 7.7 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

  (c)
  In the event of the termination of this Agreement in accordance with Article IX, Parent and Merger Sub shall, and shall use commercially reasonable efforts to cause their respective Representatives to, return promptly every document furnished to them by the Company or any Representative of the Company in connection with the transactions contemplated hereby and all copies thereof in their possession, and cause any other parties to whom such documents may have been furnished promptly to return such documents and all copies thereof.

  (d)
  The Confidentiality Agreement, dated as of October 12, 2010, as amended by the Exclusivity Agreement dated January 19, 2011 (the "Confidentiality Agreement"), by and between the Company and Parent shall continue to apply with respect to information furnished by the Company, its Subsidiaries and the Company's Representatives hereunder.

7.8
Publicity.    The parties shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Agreement, the Offer and the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except (i) as may be required by applicable Law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult with the other party before issuing any such press releases or making any such public announcements, it being understood that the final form and content of any such release or announcement, to the extent so required, will be at the final discretion of the disclosing party; provided, that each of Parent and the Company may include disclosures relating to this Agreement, and the transactions contemplated by this Agreement, including the Offer and the Merger, in its periodic filings with the SEC without seeking approval from, or consulting with, the other party so long as such disclosures are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party) and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party). Notwithstanding the foregoing, this Section 7.8 shall not apply with respect to any press releases or public announcements regarding (A) disputes among the parties regarding this Agreement, or (B) any Acquisition Proposal or any Board Recommendation Change.

7.9
Indemnification of Directors and Officers.

(a)
All obligations of the Company or any Subsidiary of the Company to any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee, fiduciary or agent of the Company or any Subsidiary of the Company (collectively, the "Indemnified Parties") in respect of advancement, indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) applicable Law or the Company Certificate, Company Bylaws or other organizational documents of the Company or any Subsidiary of the Company as currently in effect, or (B) the indemnification agreements with directors, officers, employees, fiduciaries or agents of the Company or any Subsidiary of the Company referred to on Section 7.9 of the Company Disclosure Schedule, shall survive the transactions contemplated hereby and continue in full force and effect in accordance with their respective terms, in each case, whether or not the Company's insurance covers all such costs. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification, advancement and exculpation obligations. Without limiting the foregoing, Parent, from and after the Control Time until the later of (x) six years from the Effective Time and (y) the expiration of the statute of limitations applicable to the acts and omissions of the directors and officers of the Company up through and including the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and advancement and indemnification than are set forth as of the date of this Agreement in the Company Certificate and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from and after the Effective Time, Parent shall cause the Company and the Surviving Corporation to pay any expenses (including, but not limited to, fees and expenses of legal counsel, experts and litigation consultants, as well as any appeal bonds) of any Indemnified Party under this Section 7.9 (including in connection with enforcing the advancement, indemnity and other obligations referred to in this Section 7.9) as incurred to the fullest extent to which such Indemnified Party is entitled to such payment as of the date of this Agreement; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent, and only to the extent, required by applicable Law.

(b)
From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation, to the fullest extent to which such Persons are indemnified as of the date of this Agreement, to indemnify and hold harmless each Indemnified Party against all costs and expenses (including, but not limited to, fees and expenses of attorneys, experts and litigation consultants as well as any appeal bonds), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnified Party was, or was or is deemed to have status as, a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnified Party in the Indemnified Party's capacity as a director, officer, employee, fiduciary or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated hereby). In the event of any such claim, action, suit, proceeding or investigation, each of the Surviving Corporation and Parent shall cooperate in the defense of any such matter and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. An Indemnified Party shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.9 with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such claim at its own expense and (ii) shall not be liable for any settlement effected without Parent's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that any claim for advancement or indemnification is asserted or made, all rights to advancement or indemnification in respect of such claim shall continue until the disposition of such claim. The Surviving Corporation and Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in successfully enforcing the indemnity and other obligations provided for in this Section 7.9.

  (c)
  Parent shall bear the full cost of and shall cause the Company to maintain in effect, applicable on and after the Effective Time, for a period equal to six (6) years immediately following the Effective Time (such period, the "D&O Tail Period"), the current directors' and officers' liability insurance policies (including, but not limited to, both primary and any and all excess policies) maintained by the Company on the date hereof (the "D&O Policies") covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (provided, that the Company shall, at Parent's or the Company's election, substitute therefor one or more prepaid, fully-earned and non-cancellable tail policies with respect to such directors' and officers' liability insurance with policy limits, terms and conditions at least as favorable to the individuals or the Company covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company); provided, however, that (i) in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.9(c) more than an amount per year of coverage equal to three hundred percent (300%) of current annual premiums paid by the Company for such insurance and (ii) in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. Neither Parent nor the Surviving Corporation shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the D&O Policies, during the D&O Tail Period.

  (d)
  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, shall assume the obligations thereof set forth in this Section 7.9.

  (e)
  Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company as provided in the Company Certificate or Company Bylaws shall survive the Merger and shall continue in full force and effect. The provisions of this Section 7.9 are intended to be in addition to, and not in substitution for, any other rights available by law, charter, statute, by-law, agreement or otherwise, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations set forth in this Section 7.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party and their heirs and representatives, without the affected Indemnified Party or other Person consenting in writing to such termination, amendment or modification (it being expressly agreed that the Indemnified Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9).

  (f)
  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.9 is not prior to or in substitution for any such claims under such policies.

  (g)
  Without limiting the generality of the foregoing, Parent and Surviving Corporation shall, jointly and severally, provide to Indemnified Parties any rights and benefits under any indemnification agreement with the Company or any of its Subsidiaries in effect as of the date hereof.

  (h)
  Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.9.

7.10
Employee Matters.

(a)
Parent shall, as of the Effective Time, provide to employees of the Company or any of its Subsidiaries as of the Closing who are employed with the Company or any of its Subsidiaries immediately prior to and immediately after the Effective Time ("Continuing Employees") benefits pursuant to either (i) currently existing Employee Benefit Plans of the Company or (ii) employee benefit plans that Parent or any of its Subsidiaries sponsors, participates in, is a party to or contributes to; provided that nothing shall prohibit Parent or its Subsidiaries from amending or terminating any benefit plan, program or arrangement following the Effective Time or require participation of any Continuing Employee in any particular Employee Benefit Plan or employee benefit plan.

(b)
With respect to any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, Parent shall and shall use its commercially reasonable efforts to cause its third party insurers to provide that such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the Closing Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual including, but not limited to, under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time), except where the provision of such prior service credit would result in duplication of benefits.

  (c)
  Parent shall (and shall use its commercially reasonable efforts to cause its third party insurers to) (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health or welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Closing Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods were not satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated and (ii) if a Continuing Employee commences participation in any health benefit plan of Parent or its Subsidiaries during calendar year 2011, to the extent practicable, cause any health benefit plan of Parent or its Subsidiaries in which the Continuing Employee participates after the Closing Date to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year's deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

  (d)
  Nothing in this Section 7.10 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, or (ii) confer any rights or benefits on any person other than the parties to this Agreement.

7.11
Certain Notifications.    Between the date of this Agreement and the earlier of the Effective Time or the date of termination of this Agreement pursuant to Article IX, each of the Company and Parent shall promptly, upon Knowledge of the Company or Knowledge of Parent, as applicable, thereof, notify the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, including the Merger and (iii) any action or proceeding commenced or, to the Knowledge of the Company or Parent, threatened against the Company or Parent or any of their respective Subsidiaries which relates to the consummation of the transactions contemplated by this Agreement, including the Merger. Between the date of this Agreement and the earlier of the Effective Time or the date of termination of this Agreement pursuant to Article IX, each party shall promptly, upon Knowledge thereof, notify the other in writing of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement made by such party (A) in the case of any representation or warranty made by Parent or Merger Sub, to be untrue or inaccurate in any material respect and (B) in the case of any representation or warranty made by Company, to be untrue or inaccurate such that the condition set forth in clause (iii)(B) of Annex A would not be satisfied or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or affect the remedies available hereunder to the party receiving such notice.

7.12
Further Assurances.    Following the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Offer and the Merger.

7.13
Takeover Laws.    The parties shall (a) use commercially reasonable efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, including the Offer and the Merger, and (b) if any state takeover Law or similar Law becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, including the Offer and the Merger, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated by this Agreement, including the Merger.

7.14
Section 16 Matters.    Prior to the Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) resulting from the transactions contemplated by Article IV by each individual who is a director or officer of the Company, or who will upon the Effective Time become an officer or director of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15
Voting Shares.    Parent shall vote (or cause to be voted) all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries, including Merger Sub, in favor of adoption of this Agreement and the transactions contemplated hereby, including the Merger, at the Stockholder Meeting if the Stockholder Meeting is held.

7.16
Company Compensation Arrangements.    Prior to the Expiration Date, the Company (acting through the compensation committee of the Company Board) will take all such reasonable steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any current or future director, officer or employee of Company or its Subsidiaries, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 7.16.

7.17
No Control of the Company's Business.    Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company's or any of its Subsidiaries' operations prior to the Control Time. Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

7.18
Parent's Financing.

(a)
From the date hereof and continuing until the closing of the Offer and the Merger, Parent shall take, or cause to be taken, all reasonable actions to ensure that (i) the representation made in Section 6.8 of this Agreement is true and correct, and (ii) that Parent has sufficient liquid funds (through cash on hand, credit arrangements or otherwise) to pay all amounts payable by Parent hereunder, including, but not limited to, payment of the aggregate Offer Price and the Merger Consideration, (2) will have sufficient liquid funds (through cash on hand, credit arrangements or otherwise) to make all other necessary payments of fees and expenses in connection with the Offer, the Merger and the other transactions contemplated hereby, when and to the extent such payments are due from it, and (3) will have sufficient liquid funds (through cash on hand, credit arrangements or otherwise) to perform and discharge its obligations under this Agreement and in connection with the Offer, the Merger and the other transactions contemplated hereby, when and to the extent such obligations are required to be performed and discharged.

(b)
None of Parent, Merger Sub and their respective Affiliates shall take, or cause to be taken, or facilitate or intentionally encourage, directly or indirectly, any action that would, or would be reasonably likely to, have the effect of impeding, frustrating or interfering with their ability to finance the Offer, the Merger and the other transactions contemplated hereby.

(c)
Parent shall keep the Company reasonably apprised of the progress in effectuating its financing of the Offer, the Merger and the other transactions contemplated hereby, and promptly upon receipt thereof, shall furnish the Company with copies of any and all proposed and executed amendments to the Commitment Letter or other material financing agreements and such Commitment Letter and other financing agreements, as so amended, shall not contain any conditions to closing of the financing ("New Financing Conditions") that were not contained in the Commitment Letter provided to the Company prior to the date hereof unless the New Financing Conditions are consented to in writing by the Company in its sole discretion.

(d)
Promptly upon receipt by Parent, Parent shall deliver, or cause to be delivered, to the Company a true, correct and complete copy of the Commitment Letter, or other material financing agreements, entered into by Parent and/or Merger Sub after the date hereof and relating to the Offer, the Merger and the other transactions contemplated hereby.

(e)
The Company will file its Current Report on Form 10-Q for the quarter ended January 30, 2011 no later than March 11, 2011.

(f)
The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its commercially reasonable efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, all cooperation reasonably requested by Parent and/or the Lenders in connection with the financing transaction contemplated by the Commitment Letter; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries) and that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) make any representations or warranties to, or enter into any agreement, arrangement or understanding with any Lenders or other financing source or take any actions that could be reasonably expected to have any potentially adverse effect on the Company or any Subsidiary thereof, (3) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the financing contemplated by the Commitment Letter, or (4) be required to incur any other liability or obligation in connection with such financing; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 7.18(f) shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to potential investors during syndication, subject to customary confidentiality undertakings by such potential investors and (II) the Company and its legal counsel shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys' fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 7.18, (B) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any person prior to the Effective Time under, the financing contemplated by the Commitment Letter and (C) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of such financing and any information used in connection therewith. The indemnity provided for in the foregoing sentence shall be an independent obligation of Parent and shall not be offset against any obligations owed to it hereunder.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1
Conditions to the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction (or, to the extent permissible under applicable Law, waiver by the party entitled to the benefit thereof), at or prior to the Effective Time, of each of the following conditions:

(a)
Stockholder Approval.    If and to the extent required by the DGCL and the Company Certificate and Company Bylaws, this Agreement shall have been duly adopted by the affirmative vote of the stockholders of the Company in accordance with applicable Law; provided that Parent and Merger Sub shall, and shall cause any of their Affiliates to, vote all shares of Company Common Stock held by them in favor of this Agreement.

(b)
No Injunctions or Restraints.    There shall not be in effect any Law, temporary restraining order, executive order, decree, ruling, judgment or injunction or other Order of a court or Governmental Entity of competent jurisdiction (each a "Restraint") prohibiting the consummation of the Merger or making the consummation of the Merger illegal; provided, however, that prior to invoking this Section 8.1(b) , each party shall have used its commercially reasonable efforts to have such Restraint lifted.

(c)
No Litigation.    There shall not be pending or threatened any legal proceeding by a Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger.

(d)
Offer.    Merger Sub shall have accepted for purchase and paid for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition, if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

 ARTICLE IX

TERMINATION; WAIVER

9.1
Termination by Mutual Consent.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of the Company (subject to Section 7.5(d)) and Parent duly authorized by each of their board of directors.

9.2
Termination by Either Parent or the Company.    This Agreement may be terminated and the Offer and Merger may be abandoned by Parent or the Company:

(a)
if the Offer Closing shall not have occurred on or before June 30, 2011 (the "Termination Date"), provided, however, that the right to terminate this Agreement under this Section 9.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of Merger Sub or its permitted assignee to have purchased all such shares validly tendered and not properly withdrawn pursuant to the Offer on or before the Termination Date; or

(b)
if any Restraint enjoining, restraining, preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise restraining, preventing or prohibiting consummation of the Offer or the Merger; provided, however, that the right to terminate this Agreement under Section 9.2(b) shall not be available to a party if (i) the issuance of such final, non-appealable Restraint was primarily due to or primarily resulted from the failure of such party to perform its obligations under this Agreement or (ii) such party shall not have used its commercially reasonable efforts to have such Restraint lifted.

9.3
Termination by Parent.    This Agreement may be terminated and the Offer and Merger may be abandoned by Parent if:

(a)
prior to the Offer Closing, there has occurred a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (x) would cause any of the conditions set forth in Annex A to not be satisfied, (y) shall have been notified by Parent in a written notice delivered to the Company, and (z) cannot be cured by the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of a written notice of such breach to the Company from Parent and such breach shall not have been cured in a manner such that such breach no longer results in the applicable condition set forth in Annex A not being satisfied, provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.3(a) if the Company's breach or failure to perform any of its representations, warranties, covenants or other agreements contained in this Agreement was primarily due to the failure of Parent or Merger Sub to perform any of their obligations under this Agreement;

(b)
a Board Recommendation Change shall have occurred;

(c)
if the Company shall have materially breached any of its obligations under Section 7.2 which resulted in an Acquisition Proposal being announced, submitted or made; or

(d)
since the date of this Agreement, there shall have occurred any Company Material Adverse Effect.

9.4
Termination by the Company.    This Agreement may be terminated by the Company:

(a)
if Parent or Merger Sub shall have (i) failed to commence the Offer within thirteen (13) Business Days following the date of this Agreement, (ii) terminated the Offer without having accepted all of the shares of Common Stock tendered for payment thereunder, (iii) failed to timely accept for payment and purchase all shares of Common Stock that have been validly tendered and not withdrawn pursuant to the Offer in accordance with Section 2.1 if all Tender Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (including any extensions thereof), or (iv) shall have taken any of the actions set forth in clauses (i) through (viii) of the last sentence of Section 2.1(a) without the prior written consent or waiver of the Company;

(b)
if, at any time prior to the Acceptance Date, Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would cause any of the conditions set forth in Annex A to not be satisfied, (y) shall have been notified by the Company in a written notice delivered to Parent or Merger Sub and (z) cannot be cured by the Termination Date or at least thirty (30) days shall have elapsed since the date of delivery of a written notice of such breach from the Company to Parent or Merger Sub and such breach shall not have been cured in a manner such that such breach no longer results in the applicable condition set forth in Annex A not being satisfied; provided, however, that the right to terminate this Agreement under this Section 9.4(b) shall not be available to the Company if Parent's or Merger Sub's breach or failure to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement was primarily due to the failure of the Company to perform any of its obligations under this Agreement; or

(c)
in order to enter into a definitive agreement with respect to a Superior Proposal at any time prior to the Acceptance Date; provided that (i) the Company has complied, in all material respects, with its obligations pursuant to the terms of Section 7.2, (ii) the Company Board has effected a Board Recommendation Change in compliance with the terms of Section 7.2(e) and (iii) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee in accordance with Section 9.5(c).

9.5
Effect of Termination.

(a)
Any termination of this Agreement by Parent pursuant to this Article IX shall also constitute an effective termination by Merger Sub.

(b)
In the event of the termination of this Agreement pursuant to this Article IX, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, this Agreement shall forthwith become null and void (other than the provisions of Section 7.7(d), Section 9.1, Section 9.2, Section 9.3, Section 9.4, this Section 9.5, Article X, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any party hereto (or any directors, officers, employees, agents, legal and financial advisors or other representatives and Affiliates of such party except to the extent that the Company is required to pay the Termination Fee pursuant to the provisions of paragraph (c) of this Section 9.5; provided, however, that, subject to the provisions of paragraph (d) of this Section 9.5, nothing contained in this Section 9.5 shall relieve any party from liability or damages incurred or suffered by a party for any fraud or any knowing or intentional breach of its covenants and agreements contained in this Agreement.

  (c)
  In the event that:

    (i)
    this Agreement is terminated by Parent pursuant to Section 9.3(b) (Board Recommendation Change);

    (ii)
    this Agreement is terminated by Parent pursuant to Section 9.3(c) (Breach of No-Shop);

    (iii)
    this Agreement is terminated by the Company pursuant to Section 9.4(c) (Acceptance of Superior Proposal); or

    (iv)
    (A) an Acquisition Proposal shall have been publicly disclosed after the date hereof and not withdrawn prior to the termination of this Agreement, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) (Termination Date) and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or recommends to its stockholders, an Alternative Transaction with a Third Party or an Alternative Transaction is consummated with a Third Party;

      then, in any such event under clauses (i), (ii) and (iii) above, concurrently with such termination, and, in the case of clause (iv) above, concurrently with the earlier of the execution of such definitive agreement or the consummation of such Alternative Transaction, the Company shall make payment to Parent by wire transfer of same day funds to an account designated by Parent a fee in an amount equal to $9,440,000 (the "Termination Fee"); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. For the purposes of the foregoing Section 9.5(c) above, the term "Alternative Transaction" shall mean a transaction of a type described in the definition of "Acquisition Proposal" in Section 7.2 except that the references to "20%" in the definition of "Acquisition Proposal" in Section 7.2 shall be deemed to be references to "50%."

  (d)
  Each of the parties hereto acknowledges that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement; accordingly, if the Company fails to pay timely any amount due to Parent pursuant to this Section 9.5, it shall also pay any documented costs and expenses reasonably incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. or any successor thereto in New York City from the date such fee, cost or expense was required to be paid to (but excluding) the payment date. Notwithstanding anything in this Agreement to the contrary (including paragraph (b) of this Section 9.5), in the event that the Termination Fee is paid in accordance with paragraph (c) of this Section 9.5, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, and their respective subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its directors, officers, employees, Representatives or Affiliates with respect to (i) any loss or damage (including consequential, special, indirect or punitive damages) suffered, directly or indirectly, as a result of the failure of any transactions contemplated hereby, including the purchase of the shares of Common Stock pursuant to the Offer and the Merger, to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

  (e)
  If this Agreement is terminated and the transactions contemplated hereby are abandoned as provided herein, then: (i) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (ii) all confidential information received by Parent, Merger Sub or any of their Affiliates or respective Representatives shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement; and (iii) all filings, applications and other submission made to any Person, including any Governmental Entity, in connection with the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from such Person.

9.6
Extension; Waiver.    At any time prior to the Effective Time, each of Parent, Merger Sub and the Company (subject to Section 7.5) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company's stockholders, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X

MISCELLANEOUS

10.1
Payment of Expenses.    Whether or not the Offer, the Merger or any other transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby; provided that the Company and Parent shall share equally all filing fees payable pursuant to the HSR Act.

10.2
Non-Survival of Representations, Warranties, Covenants and Agreements; Survival of Confidentiality.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive beyond the earlier of (i) termination of this Agreement, or (ii) the Effective Time, except as provided in Section 9.5 and except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including without limitation Section 7.9) and/or the provisions of this Article X. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and materials delivered by any party hereunder.

10.3
Modification or Amendment.    Subject to Section 7.5 and to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that (i) after Merger Sub purchases any Shares pursuant to the Offer, no amendment will be made that decreases the Merger Consideration, and (ii) after receipt of the Company Stockholder Approval, no amendment shall be made which by applicable Law or any applicable rule or regulation of any stock exchange requires further approval by the Company's stockholders, without the approval of such stockholders.

10.4
Waiver.    Subject to Section 7.5, at any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (1) extend the time for the performance of any of the obligations or other acts of the other, (2) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (3) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Condition may only be waived by Merger Sub with the prior written consent of the Company. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.5
Counterparts.    For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

10.6
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.7
Jurisdiction; Enforcement; Waiver of Jury Trial.

(a)
Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement, its negotiation, terms or performance, or the transactions contemplated hereby, or for recognition and enforcement of any judgment entered in any such action or proceeding shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submit, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction and venue of the aforesaid courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 or in such other manner as may be permitted by any method permitted by Delaware Law or any other jurisdiction in which a party is organized or has assets or operations shall be, and shall conclusively be deemed to be, valid and effective service upon each party thus served. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from any such Delaware state or federal court, as a defense, counterclaim or otherwise, in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the suit, action or proceeding is not maintainable in such court, (C) the venue of such suit, action or proceeding is improper or inappropriate and (D) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such Delaware state or federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

  (b)
  Notwithstanding anything to the contrary expressed or implied in this Agreement, each party acknowledges and agrees that: (i) an action or proceeding to enforce or collect upon any order or judgment issued by any of the courts specified in Section 10.7(a) in any action or proceeding contemplated by Section 10.7(a) may be brought in any jurisdiction where such party, or any direct or indirect subsidiary of such party, is located or has assets; and (ii) each party irrevocably waives any objection to registration, exequatur, execution, enforcement or collection of any order or judgment within subclause (i) in any such enforcement or collection action or proceeding.

  (c)
  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

  (d)
  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of

    Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason.

10.8
Notices.    Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier) and (iii) three (3) Business Days after being sent by registered or certified mail, postage prepaid, as follows:

      If to the Company:

        Herley Industries, Inc.
        3061 Industry Drive, Suite 200
        Lancaster, PA 17603
        Attn: John A. Thonet, Chairman
        Facsimile No.: 717-735-8123

      With a copy to (which shall not constitute notice):

        Blank Rome LLP
        One Logan Square
        130 North 18th Street
        Philadelphia, PA 19103-6998
        Attn: Lawrence A. Gross and Francis E. Dehel
        Facsimile No.: (215) 569-5555

      If to Parent or Merger Sub:

        Kratos Defense & Security Solutions, Inc.
        Attention: Chief Financial Officer
        4820 Eastgate Mall
        San Diego, California 92121
        Attn: Deanna Lund
        Fax No.: (858) 812-7303

      With a copy to (which shall not constitute notice):

        Paul, Hastings, Janofsky & Walker LLP
        4747 Executive Drive, 12th Floor
        San Diego, California 92121
        Attention:  Deyan P. Spiridonov, Esq.
                           Teri E. O'Brien, Esq.
        Fax No.: (858) 458-3005

  or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

10.9
Entire Agreement; Assignment.    This Agreement (including the Annexes, Exhibits, Company Disclosure Schedule, Parent Disclosure Schedule, and the Confidentiality Agreement, and the other documents delivered pursuant hereto and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. This Agreement and any rights, interests and obligations hereunder may not be assigned by any of the parties hereto by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment will relieve Parent from any of its obligations hereunder.

10.10
Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the rights, benefits and remedies granted to Indemnified Parties pursuant to Section 7.9 shall inure to the benefit of and be enforceable by the Indemnified Parties. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article IV relating to the payment of the Merger Consideration shall be enforceable by holders of certificates.

10.11
Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12
Disclosure Schedules.    The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (in either case (i) or (ii), regardless of the absence of an express reference or cross-reference in a particular Section of this Agreement or a particular Section of either the Company Disclosure Schedule or Parent Disclosure Schedule), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent. The disclosure of any matter in any section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to constitute an admission or indication by the disclosing party, or to otherwise imply, that any such matter is material for the purposes of this Agreement. No party shall use, either individually or in the aggregate, the fact of the inclusion of any such item or information in any sections of the Company Disclosure Schedule or the Parent Disclosure Schedule in any disagreement, dispute or controversy between the parties as to whether any obligation, item, information or matter is or is not material, or may give rise to a change or effect that could have a Company Material Adverse Effect or a Parent Material Adverse Effect. Nor shall any disclosure on a section be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure on any section relating to a possible breach or violation of any contract or applicable Law shall be construed as an admission or indication that any breach or violation exists or has actually occurred. The disclosure of any matter in any section of either the Company Disclosure Schedule or the Parent Disclosure Schedule is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the disclosing party not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the disclosing party's representations or warranties in this Agreement.

10.13
Parent Guarantee.    Parent agrees to take all action necessary to cause Merger Sub and the Surviving Corporation, as applicable, to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub under this Agreement, the Offer, the Merger and the transactions contemplated hereby and thereby. As a material inducement to the Company's willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees the due, prompt and faithful performance and discharge by Merger Sub and the Surviving Corporation of each of the covenants, terms, obligations and undertakings that are required to be performed by Merger Sub and/or the Surviving Corporation under this Agreement, the Offer, the Merger and the transactions contemplated hereby and thereby, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Control Time and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub or the Surviving Corporation shall also be deemed to be a breach or failure to perform by Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. This is a guarantee of payment and performance and not collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.13.

10.14
Return of Exclusivity Payment.    Within one Business Day of the earlier to occur of (a) the Acceptance Date and (b) the termination of the Agreement by (i) Parent pursuant to Section 9.3; or (ii) the Company pursuant to Section 9.4(c), the Company shall pay to Parent an amount equal to the Exclusivity Payment by wire transfer of same day funds to an account designated by Parent.

10.15
Certain Interpretations.    For purposes of this Agreement:

(a)
Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.

(b)
The table of contents and the Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)
The words "include," includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation."

(d)
All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein.

(e)
The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(f)
Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

  (g)
  The words "made available" shall mean, with respect to any documents or other materials relating to the Company or its Subsidiaries, that such documents or other materials were either (i) actually delivered by the Company to Parent or its counsel, or were uploaded in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent at least two (2) Business Days prior to the date of this Agreement or (ii) filed by the Company with the SEC and available on the SEC's Electronic Data Gathering, Analysis, and Retrieval system, but only to the extent available in full without redaction on the SEC's web site through the SEC's Electronic Data Gathering, Analysis, and Retrieval system two (2) days prior to the date of this Agreement.

  (h)
  "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

  (i)
  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

HERLEY INDUSTRIES, INC.
By:	/s/ John A. Thonet Name: John A. Thonet Title: Chairman
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:	/s/ Eric DeMarco Name: Eric DeMarco Title: President and Chief Executive Officer
LANZA ACQUISITION CO.
By:	/s/ Eric DeMarco Name: Eric DeMarco Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the "Agreement").

Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment any shares of Company Common Stock tendered pursuant to the Offer, and, to the extent permitted by this Agreement, may amend or terminate the Offer if: (a) there shall not have been validly tendered and not properly withdrawn immediately prior to the expiration of the Offer that number of shares of Company Common Stock which represents at least a majority of the total outstanding shares of Company Common Stock on a Fully-Diluted Basis, but excluding shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures as to which delivery has not been completed as of the applicable time ("Minimum Condition"); (b) all applicable waiting periods under any applicable Competition Laws shall not have expired or been earlier terminated prior to the expiration of the Offer; (c) any other Necessary Consent shall not have been obtained; or (d) at any time after the date of this Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing as of the Expiration Date:

(i)
There shall be pending or overtly threatened any action brought by any Governmental Entity that is seeking to (A) impose material limitations on the ability of Parent or Merger Sub to exercise effectively full rights of ownership of any shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired by Merger Sub pursuant to the Offer or otherwise, on all matters properly presented to the Company's stockholders, including, without limitation, the adoption of the Agreement and the approval of the transactions contemplated by the Agreement; (B) obtain material damages in connection with the Offer or the Merger; (C) impose material limitations or damages on the operations of the Company or its Subsidiaries, (D) impose material limitations on Parent's ability to exercise effectively full rights of ownership over the operation of all or a material portion of Parent's or the Company's businesses or assets (whether held directly or through Subsidiaries), or to compel Parent or the Company to dispose or hold separate any material portion of the business or assets of Parent or the Company (whether held directly or through Subsidiaries), in either instance measured against the Company and its operations, taken as a whole, or (E) materially delay, restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or any of the other transactions contemplated by Article II or Article III of the Agreement;

(ii)
There shall have been (A) any judgment, order or injunction entered or issued by any Governmental Entity of competent jurisdiction or (B) any applicable Law promulgated, enacted, entered, enforced, issued or amended by any Governmental Entity that would, or is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (A), (B), (C), (D) or (E) of clause (i) above;

(iii)
(A) the Company shall not have performed and complied in all material respects with its obligations under this Agreement required to be performed or complied with at or prior to the Expiration Date and such failure to so perform and comply has not been cured prior to the scheduled expiration of the Offer (including any extensions thereof), and (B)(1) the representations and warranties of the Company contained in the Agreement (other than the representations and warranties in Section 5.2) shall not be true and correct as of the date of this Agreement and as of the Expiration Date with the same effect as though made as of the Expiration Date, except (x) that the accuracy of representations and warranties that by their terms speak as of the date of the Agreement or some other date will be determined as of such date and (y) where any such failure of the representations and warranties in the aggregate to be true and correct would not have a Company Material Adverse Effect (without giving effect to any "materiality" or "Company Material Adverse Effect" qualifications contained therein); and (2) the representations and warranties of the Company set forth in Section 5.2 shall not be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Expiration Date;

(iv)
a Company Material Adverse Effect shall have occurred since the date of the Agreement;

(v)
a Board Recommendation Change shall have occurred; or

(vi)
the Agreement shall have been terminated in accordance with its terms; and

(vii)
the Company shall not have furnished Parent with a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer (solely in his or her capacity as officers of the Company without personal liability), attesting as of the Expiration Date, to the absence of the conditions set forth in items (iii), (iv) and (v) of this Annex A.

Subject to the terms and conditions of the Agreement and applicable Law, the foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the Minimum Condition, which is also for the benefit of the Company) and may, solely to the extent permitted by Section 2.1 of this Agreement, be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time prior to the Expiration Date, at the sole discretion of Parent or Merger Sub.

ANNEX B

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Herley Industries, Inc.

We have audited Herley Industries, Inc. and Subsidiaries' (a Delaware Corporation) (the "Company") internal control over financial reporting as of August 1, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assertion of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit. We did not audit internal control over financial reporting of General Microwave Israel Corp. and subsidiary ("GMIC"), a wholly owned subsidiary, whose financial statements reflect total assets and revenues constituting 27 and 23 percent, respectively, of the related consolidated financial statement amounts as of and for the fifty-two-weeks ended August 1, 2010. GMIC's internal control over financial reporting was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to GMIC's internal control over financial reporting in relation to the Company taken as a whole, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent, or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, based on our audit and the report of other auditors, Herley Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of August 1, 2010, based on criteria established in Internal Control — Integrated Framework issued by COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet, statement of operations, statement of shareholders' equity, and statement of cash flows for the fifty-two weeks ended August 1, 2010 and our report dated October 14, 2010 expressed an unqualified opinion.

GRANT THORNTON LLP

Philadelphia, PA
October 14, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
General Microwave Israel Corp.

We have audited the internal control over financial reporting of General Microwave Israel Corp. and subsidiary (the "Company") as of August 1, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 1, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company and its subsidiary as of August 1, 2010 and August 2 2009, the related statements of operations, changes in shareholders' equity and cash flows for the fifty-two weeks ended August 1, 2010 and for the fifty-two weeks ended August 2 2009, and our report dated October 4, 2010 expressed an unqualified opinion on those financial statements.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
October 4, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Herley Industries, Inc.

We have audited the accompanying consolidated balance sheet of Herley Industries, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of August 1, 2010, and the related consolidated statements of operations, shareholders' equity, and cash flows for the fifty-two week period then ended. Our audit of the basic financial statements included the financial statement schedule listed in the index appearing under Item 15(b)(2). These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of General Microwave Israel Corporation and its wholly-owned subsidiary ("GMIC"), whose financial statements reflect total assets and revenues constituting 27 and 23 percent, respectively, of the related consolidated financial statement amounts as of and for the fifty-two weeks ended August 1, 2010. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for GMIC, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Herley Industries, Inc. and subsidiaries as of August 1, 2010, and the results of their operations and their cash flows for the fifty-two week period then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Herley Industries, Inc.'s internal control over financial reporting as of August 1, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated October 14, 2010 expressed an unqualified opinion.

GRANT THORNTON LLP

Philadelphia, PA
October 14, 2010

Report of Independent Registered Public Accounting Firm

To the Shareholders of
General Microwave Israel Corp.

We have audited the accompanying consolidated balance sheets of General Microwave Israel Corp. ("the Company") and its subsidiary as of August 1, 2010 and August 2 2009 and the related statements of operations, changes in shareholders' equity, and cash flows for the fifty-two weeks ended August 1, 2010 and for the fifty-two weeks ended August 2 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiary as of August 1, 2010 and August 2 2009 and the consolidated results of their operations and their consolidated cash flows for the fifty-two weeks ended August 1, 2010 and for the fifty-two weeks ended August 2 2009, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of August 1, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 4, 2010 expressed an unqualified opinion on the Company's internal control over financial reporting.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu
Tel Aviv, Israel

October 4, 2010

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the
Board of Directors and Shareholders of Herley Industries, Inc.

We have audited the accompanying consolidated balance sheet of Herley Industries, Inc. and Subsidiaries, (the "Company") as of August 2, 2009 and the related consolidated statements of operations, shareholders' equity, and cash flows for the fifty-two weeks ended August 2, 2009 and the fifty-three weeks ended August 3, 2008. Our audits also included the financial statement schedule as of August 2, 2009 and for the fiscal years ended August 2, 2009 and August 3, 2008 listed in the index at Item 15. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the 2009 financial statements of General Microwave Israel and its wholly-owned subsidiary, which consolidated statements reflect total assets of $61,288,799 as of August 2, 2009, and total revenues of $36,467,311 for the fifty-two weeks then ended. General Microwave Israel acquired Eyal Industries on September 16, 2008 (see Note B to the consolidated financial statements). Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for General Microwave Israel and Subsidiary is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors for the fifty-two weeks ended August 2, 2009, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Herley Industries, Inc. and Subsidiaries as of August 2, 2009 and the results of their operations and their cash flows for the fifty-two weeks ended August 2, 2009 and the fifty-three weeks ended August 3, 2008 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion based on our audits and the report of the other auditors for the fifty-two weeks ended August 2, 2009, the related financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

Marcum LLP
Melville, New York

October 16, 2009

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	August 1, 2010	August 2, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$25,690	$14,820
Trade accounts receivable, net	28,705	28,687
Costs incurred and income recognized in excess of billings on uncompleted contracts and claims	9,334	10,396
Inventories, net	51,453	57,804
Deferred income taxes	15,726	19,380
Other current assets	3,875	2,816

Total Current Assets	134,783	133,903
Property, plant and equipment, net	32,441	32,872
Goodwill	43,722	43,722
Intangibles, net	8,197	9,619
Deferred income taxes	7,045	7,571
Other assets	426	598

Total Assets	$226,614	$228,285

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$1,321	$1,595
Current portion of employment settlement agreements — (net of imputed interest of $60 in 2010 and $98 in 2009)	1,331	7,400
Current portion of litigation settlements (net of imputed interest of $46 in fiscal 2009)	—	954
Accounts payable and accrued expenses	30,296	25,509
Billings in excess of costs incurred and income recognized on uncompleted contracts	648	261
Income tax payable	539	—
Accrual for contract losses	2,080	3,440
Accrual for warranty costs	1,039	938
Advance payments on contracts	9,922	12,698

Total Current Liabilities	47,176	52,795
Long-term debt, net of current portion	10,881	12,246
Long-term portion of employment settlement agreements (net of imputed interest of $19 in 2010 and $79 in 2009)	1,437	2,827
Other long-term liabilities	8,136	8,361

Total Liabilities	67,630	76,229

Commitments and Contingencies
Shareholders' Equity:
Common stock, $.10 par value; authorized 20,000,000 shares; issued and outstanding 13,774,394 in 2010 and 13,719,926 in 2009	1,377	1,372
Additional paid-in capital	103,029	103,113
Retained earnings	54,896	47,882
Accumulated other comprehensive loss	(318)	(311)

Total Shareholders' Equity	158,984	152,056

Total Liabilities and Shareholders' Equity	$226,614	$228,285

The accompanying notes are an integral part of these consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fifty-two weeks ended
			Fifty-three weeks ended August 3, 2008
	August 1, 2010	August 2, 2009
Net sales	$188,123	$160,089	$136,088

Cost and expenses:
Cost of products sold	134,329	132,648	107,848
Selling and administrative expenses	31,403	28,981	28,349
Impairment of goodwill and other intangible assets	—	44,151	—
Litigation costs, net of recovery settlement	782	1,786	5,550
Litigation settlements	10,975	—	15,542
Employment contracts settlement costs	900	10,553	—

	178,389	218,119	157,289
Operating income (loss)	9,734	(58,030)	(21,201)

Other (expense) income:
Interest income	77	106	1,050
Interest expense	(513)	(1,392)	(661)
Foreign exchange transactions losses	(219)	(276)	(126)

	(655)	(1,562)	263

Income (loss) from continuing operations before income taxes	9,079	(59,592)	(20,938)
Provision (benefit) for income taxes	2,065	(18,872)	(10,254)

Income (loss) from continuing operations	7,014	(40,720)	(10,684)

Discontinued operations:
(Loss) income from operations of discontinued subsidiary	—	(734)	589
(Benefit) provision for income taxes	—	(278)	251

(Loss) income from discontinued operations	—	(456)	338

Net income (loss)	$7,014	$(41,176)	$(10,346)

Earnings (loss) per common share — Basic
Income (loss) from continuing operations	$.51	$(3.00)	$(.78)
(Loss) Income from discontinued operations	—	(.03)	.02

Net income (loss)	$.51	$(3.03)	$(.76)

Basic weighted average shares	13,788	13,560	13,652

Earnings (loss) per common share — Diluted
Income (loss) from continuing operations	$.50	$(3.00)	$(.78)
(Loss) Income from discontinued operations	—	(.03)	.02

Net income (loss)	$.50	$(3.03)	$(.76)

Diluted weighted average shares	14,051	13,560	13,652

The accompanying notes are an integral part of these consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Fifty-two weeks ended August 1, 2010 and August 2, 2009, and
Fifty-three weeks ended August 3, 2008
(In thousands, except share data)

	Common Stock					Accumulated Other Comprehensive Income (loss)
			Additional Paid-in Capital	Retained Earnings	Treasury Stock
	Shares	Amount					Total
Balance at July 29, 2007	13,977,115	1,398	107,094	99,404	—	1,745	209,641
Exercise of stock options	38,725	3	318				321
Purchase of 493,938 shares of treasury stock					(7,139)		(7,139)
Share-based compensation			990				990
Tax benefit upon exercise of stock options			91				91
Retirement of treasury shares	(493,938)	(49)	(7,090)		7,139		—

Subtotal	13,521,902	1,352	101,403	99,404	—	1,745	203,904
Net loss				(10,346)			(10,346)
Other comprehensive loss
Unrealized loss on interest rate swap						(25)	(25)
Foreign currency translation loss						(98)	(98)

Comprehensive loss							(10,469)

Balance at August 3, 2008	13,521,902	1,352	101,403	89,058	—	1,622	193,435
Exercise of stock options	263,525	27	2,342				2,369
Issuance of restricted stock	100,000	10	(10)				—
Exchange of 165,501 shares for options exercised					(1,831)		(1,831)
Share-based compensation			462				462
Stock option modification			518				518
Tax benefit upon exercise of stock options			212				212
Retirement of treasury shares	(165,501)	(17)	(1,814)		1,831		—

Subtotal	13,719,926	1,372	103,113	89,058	—	1,622	195,165
Net loss				(41,176)			(41,176)
Other comprehensive loss
Unrealized loss on interest rate swap						(23)	(23)
Foreign currency translation loss						(1,910)	(1,910)

Comprehensive loss							(43,109)

Balance at August 2, 2009	13,719,926	$1,372	$103,113	$47,882	$—	$(311)	$152,056
Exercise of stock options	467,000	47	4,837				4,884
Exchange of 343,492 shares for options exercised					(5,235)		(5,235)
Purchase of 74,040 shares of treasury stock					(979)		(979)
Issuance of restricted stock	105,000	10	(10)				—
Cancellation of restricted stock	(100,000)	(10)	10				—
Share-based compensation			358				358
Tax benefit upon exercise of stock options			893				893
Retirement of treasury shares	(417,532)	(42)	(6,172)		6,214		—

Subtotal	13,774,394	1,377	103,029	47,882	—	(311)	151,977
Net Income				7,014			7,014
Other comprehensive income
Unrealized gain on interest rate swap						26	26
Foreign currency translation loss						(33)	(33)

Comprehensive income							7,007

Balance at August 1, 2010	13,774,394	$1,377	$103,029	$54,896	$—	$(318)	$158,984

The accompanying notes are an integral part of these consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-two weeks ended
			Fifty-three weeks ended August 3, 2008
	August 1, 2010	August 2, 2009
Cash flows from operating activities:
Net income (loss)	$7,014	$(41,176)	$(10,346)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,938	8,468	7,266
Loss (gain) on sale of fixed assets	26	(574)	—
Impairment of goodwill of discontinued subsidiary	—	1,000	—
Impairment of goodwill of continuing operations	—	42,050	—
Impairment of intangible assets	—	2,101	—
Abandonment of long-lived assets	—	345	—
Stock-based compensation costs	358	718	990
Excess tax benefit from exercises of stock options	(893)	(212)	(91)
Litigation and claim settlements	10,975	8,982	15,442
Employment contract settlement costs	—	10,553	—
Imputed interest on employment and settlement liabilities	145	327	446
Foreign exchange transaction losses (gains)	1	(1)	122
Inventory valuation reserve charges	1,635	2,495	1,515
Reduction in accrual for contract losses	—	—	(826)
Warranty reserve charges	1,703	1,635	1,260
Deferred tax provision	4,166	(24,514)	(4,275)
Changes in operating assets and liabilities:
Cash of discontinued subsidiary	—	(712)	—
Trade accounts receivable	(52)	(3,426)	961
Receipt of contract claim settlement	1,476	—	—
Costs incurred and income recognized in excess of billings on uncompleted contracts and claims	(547)	5,559	(5,042)
Inventories, net	4,662	(6,739)	(11,342)
Other current assets	(1,072)	2,651	86
Accounts payable and accrued expenses	(5,098)	2,920	3,485
Warranty costs	(1,599)	—	—
Billings in excess of costs incurred and income recognized on uncompleted contracts	409	304	514
Accrual for contract losses	(1,347)	755	2,660
Litigation settlement payments	(3,000)	(1,000)	(13,500)
Employment settlement payments	(8,458)	(4,476)	(1,336)
Advance payments on contracts	(774)	6,618	957
Other, net	512	229	438

Total adjustments	10,166	56,056	(270)

Net cash provided by (used in) operating activities	17,180	14,880	(10,616)

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(30,010)	—
Proceeds from sale of discontinued subsidiary	—	15,000	—
Proceeds from sale of fixed assets	161
Capital expenditures	(5,311)	(5,432)	(4,637)
Other	—	27	3

Net cash used in investing activities	(5,150)	(20,415)	(4,634)

Cash flows from financing activities:
Borrowings under bank line of credit	7,000	35,600	20,400
Borrowings — term loan	—	10,000	—
Proceeds from exercise of stock options	542	538	321
Excess tax benefit from exercises of stock options	893	212	91
Payments of long-term debt	(1,599)	(2,182)	(1,357)
Payments under bank line of credit	(7,000)	(38,100)	(17,900)
Purchase of treasury stock	(979)	—	(7,139)

Net cash (used in) provided by financing activities	(1,143)	6,068	(5,584)

Effect of exchange rate changes on cash	(17)	(60)	—

Net increase (decrease) in cash and cash equivalents	10,870	473	(20,834)
Cash and cash equivalents at beginning of period	14,820	14,347	35,181

Cash and cash equivalents at end of period	$25,690	$14,820	$14,347

Supplemental cash flow information:
Retirement of shares of treasury stock	$6,214	$1,831	$7,139

The accompanying notes are an integral part of these consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.    Nature of Operations and Recent Events

Herley Industries, Inc. ("Herley"), a Delaware corporation, and its wholly-owned subsidiaries (collectively the "Company") are engaged in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide with four domestic and three foreign manufacturing facilities and two engineering offices in the U.S. Herley's corporate office is in Lancaster, Pennsylvania. Herley's primary facilities include: Herley Lancaster; Herley New England; Herley Israel; Microsystems, Inc. ("MSI"); Herley-CTI; Herley GMIC Eyal ("Eyal"); and EW Simulation Technology ("EWST"). In the first quarter of fiscal 2009, the Company sold Innovative Concepts, Inc. ("ICI") (see Note C).

In July 2010, in connection with the legal matters discussed in Note F — Commitments and Contingencies, Litigation, the Company reached an agreement to settle all securities class actions originally filed in 2006, and subsequently consolidated under the caption: In re Herley Industries, Inc. Securities Litigation, Docket No. 06-cv-2596 (JRS). As previously disclosed, between June 2006 and August 2006, the Company and certain of its current and former officers and directors (the "Individual Defendants") were named as defendants in five related class actions alleging violations of the federal securities laws. Those cases were subsequently consolidated into one class action on behalf of a purported class of all persons who purchased or otherwise acquired shares of stock of the Company during the period October 1, 2001 through June 14, 2006 (the "Class"). At all times during the pendency of the litigation, the Company and the Individual Defendants steadfastly maintained that the claims raised in the securities class action were without merit, and vigorously contested those allegations. As part of the settlement, the Company and the Individual Defendants continue to deny any liability or wrongdoing under the securities laws. The terms of the settlement provide for, in part, the dismissal of the litigation against the Company and all of the Individual Defendants, and the creation by the Company of a $10 million settlement fund. The fund will be allocated, after deduction of court-ordered expenses, such as attorneys' fees and expenses, settlement administration costs and any applicable taxes, among members of the settlement class who submit valid proofs of claims. Upon final approval of the settlement by the Court, in August 2010 the Company paid $10 million, which is included in Accounts payable and accrued expenses on the Consolidated Balance Sheet as of August 1, 2010, out of existing cash reserves to create the settlement fund.

In May, 2010 the Company reached an agreement to settle all stockholder derivative actions originally filed in 2006 in the United States District Court for the Eastern District of Pennsylvania at Docket No. 06-CV-2964 (JRS). The consolidated derivative complaint, filed on January 12, 2007, alleged that current and former directors violated their fiduciary obligations in connection with certain actions or decisions in their capacities as officers or directors of the Company. All of the defendants previously denied any wrongdoing and, under the settlement agreement, the Company and the other defendants continued to deny any breach of fiduciary duties or any other improper actions. Under the terms of the settlement, as approved by the Court, the Company has agreed to institute certain corporate governance practices relating to the Board of Directors structure, directors' independence, and nomination and election procedures for directors, related party transactions, director stock ownership, and oversight policies. The Company's Board is committed to the implementation of best practices in the area of corporate governance and believes that the agreed upon practices are consistent with that commitment. In addition, the Court awarded plaintiffs' counsel the sum of $975,000, which is included in Accounts payable and accrued expenses on the Consolidated Balance Sheet as of August 1, 2010, for fees and costs in pursuit of the consolidated derivative action. The Company paid this award in August 2010.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2010, the Company settled its litigation with its Director and Officers insurance carrier for an aggregate settlement amount under the policy of $4.0 million. Under the terms of the settlement and release, the insurance carrier is not liable to any of the insured defendants, or any other insured under the policy, for any other payment under the policy in regard to the securities class action and derivative action litigation, and the policy is deemed exhausted. The Company received the settlement payment of $1.7 million in February 2010, which was net of the $2.3 million that had previously been advanced.

Effective January 8, 2010, David H. Lieberman resigned as the Company's Chairman of the Board of Directors. Mr. Lieberman was appointed to the Company's Board of Directors on July 22, 2009 and elected as an executive, serving in the capacity of Chairman of the Board. In connection with his election as Chairman, Mr. Lieberman was awarded 100,000 shares of restricted common stock which were to vest in 2014, subject to accelerated vesting under certain circumstances, and annual compensation of $250,000. Having fulfilled various initiatives, the Company and Mr. Lieberman determined that it would be in the mutual best interests for the Company and Mr. Lieberman to transition to a new Chairman of the Board and for Mr. Lieberman to engage in other business opportunities. During his Chairmanship, Mr. Lieberman was able to achieve, either alone or along with others, results which exceeded the Company's expectations, with respect to both the benefits to the Company and the time period during which these benefits were able to be realized. In addition, as a result of his resignation, Mr. Lieberman's restricted stock will not vest, and, thus, he will forego the potential value of the restricted stock previously granted to him. In light of the value of Mr. Lieberman's achievements on behalf of, and his contributions to, the Company, the Company entered into an agreement with Mr. Lieberman under which he received a performance payment in the amount of $900,000.

2.    Fiscal Year

The Company's fiscal year ends on the Sunday closest to July 31. Normally each fiscal year consists of fifty-two weeks, but every five or six years the fiscal year will consist of fifty-three weeks. Fiscal year 2010 consists of fifty-two weeks ended August 1, 2010 ("fiscal 2010"); fiscal year 2009 consists of fifty-two weeks ended August 2, 2009 ("fiscal 2009"); and fiscal year 2008 consists of fifty-three weeks ended August 3, 2008 ("fiscal 2008").

3.    Basis of Financial Statement Presentation and Accounting Estimates

The consolidated financial statements include the accounts of Herley Industries, Inc. and its subsidiaries, all of which are wholly-owned. All significant inter-company accounts and transactions have been eliminated in consolidation. The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods.

These judgments can be subjective and complex, and consequently actual results could differ from those estimates and assumptions. The most significant estimates include: valuation and recoverability of goodwill and long-lived assets (see Notes A-9 and A-10); income taxes; recognition of revenue and costs on production contracts; and the valuation of inventory, accrual of litigation settlements and other contingencies and stock-based compensation costs. Each of these areas requires the Company to make use

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of reasoned estimates including estimating the cost to complete a contract, forecasted cash flows, the net realizable value of its inventory and the market value of its products. Changes in estimates can have a material impact on the Company's financial position and results of operations.

4.    Cash and Cash Equivalents

The Company considers all liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents. Short-term investments are recorded at the amortized cost plus accrued interest, which approximates market value. The Company limits its credit risk to an acceptable level by evaluating the financial strength of institutions at which significant investments are made and based upon credit ratings. The Company had cash balances in excess of amounts insured by the FDIC as of August 1, 2010 and August 2, 2009. In addition, the Company had cash balances in foreign countries of approximately $9,393,000 and $7,840,000 as of August 1, 2010 and August 2, 2009, respectively.

5.    Concentration of Credit Risk/Trade Accounts Receivable and Related Accounts

Financial instruments, which potentially subject the Company to credit risk, consist primarily of trade accounts receivable. Trade accounts receivable are principally from the U.S. Government, major U.S. Government contractors, several foreign governments, and domestic customers in the defense, aerospace and medical industries. Credit is extended based on an evaluation of the customer's financial condition, and generally, collateral is not required. In many cases, irrevocable letters of credit accompanied by advanced payments are received from foreign customers, and progress payments are received from domestic customers. The Company performs periodic credit evaluations of its customers and maintains reserves for potential credit losses. As of August 1, 2010 and August 2, 2009, a reserve for doubtful accounts of approximately $418,000 and $262,000, respectively, are reflected in the consolidated balance sheets as a deduction from trade accounts receivable. Historically, the write-off of uncollectible trade accounts receivable has been immaterial.

The asset "Costs incurred and income recognized in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "Billings in excess of costs incurred and income recognized on uncompleted contracts" represents amounts billed in excess of revenues earned. Included in these two categories are unbilled amounts which are recorded under the percentage-of-completion method and are recoverable from the customer upon shipment of the product, presentation of billings or completion of the contract. Unbilled amounts are expected to be collected within one year.

6.    Inventories

Inventories, other than inventory costs relating to long-term contracts and programs, are stated at lower of cost (principally first-in, first-out) or market. Inventory costs relating to long-term contracts and programs are stated at the actual production costs, including factory overhead, reduced by amounts identified with revenue recognized on units delivered or progress completed. Inventory costs relating to long-term contracts and programs are reduced by any amounts in excess of estimated realizable value. As is customary in the defense industry, inventory is partially financed by progress payments. The un-liquidated balance of the progress payments is shown as a reduction in the carrying amount of inventory. An estimate for obsolete and excess inventory is also provided as a reduction of the carrying value of inventory.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.    Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. Rent holidays and scheduled rent increases under operating leases are recognized on a straight-line basis over the lease term; including the rent holiday period. Gains and losses arising from the sale or disposition of property, plant and equipment are included in income from operations.

8.    Computer Software

Internal use software, which consists primarily of an integrated manufacturing and financial reporting package, is stated at cost less accumulated amortization and is amortized using the straight-line method over its estimated useful life, generally eight years.

9.    Goodwill and Intangible Assets

The Company accounts for its acquired goodwill and intangible assets in accordance with the authoritative guidance for business combinations and intangibles. In accordance with the standards, purchased goodwill must be evaluated for impairment on an annual basis. Goodwill and other intangibles with indefinite lives are not amortized.

Testing for impairment of goodwill is performed in two steps: (i) the Company determines impairment by comparing the fair value of its single reporting unit with its carrying value, and (ii) if impairment is indicated, the Company measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. The Company has performed its annual impairment evaluation as of August 1, 2010 based on the implied fair value using its current market capitalization, which, in an active market for its common stock, the Company considers a reasonable indication of implied fair value. At August 1, 2010, the market capitalization was above the Company's carrying value, and the Company concluded no additional evaluation was required since there was no indication of an impairment of goodwill as of August 1, 2010. Due to the overall macroeconomic environment in fiscal 2009 and the depressed market capitalization of the Company, the Company proceeded to step two of the process to evaluate its goodwill impairment using the income approach and the market approach, as well as a weighted blend of each of the fair value approaches. Based upon these collective analyses, the Company concluded that there was an impairment of goodwill as of August 2, 2009 in the amount of $42,050,000, which was charged to operations in the fourth quarter of fiscal 2009.

The changes in the carrying amount of goodwill for fiscal 2009 and 2010 are as follows (in thousands):

Balance at August 3, 2008	$73,900
Goodwill acquired during the period(2)	17,039
Impairment of goodwill — continuing operations	(42,050)
Goodwill of discontinued business(3)	(4,047)
Fluctuations in foreign currency(1)	(1,120)

Balance at August 2, 2009 and August 1, 2010	$43,722

(1)
Related to EWST acquired in fiscal 2003.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(2)
Related to the acquisition of Eyal (see Note B).

(3)
Related to the sale of ICI (see Note C).

The Company entered into a license and development agreement in April 2005 to license millimeter wave technology for military applications from Xytrans, Inc. ("Xytrans"). The technology acquired includes exclusive access to a portfolio of patents and trade secrets that improve the cost and performance of millimeter wave subsystems that are used in weapons and radar systems. The Company began to amortize the costs associated with this agreement in fiscal 2008 over the estimated economic life of approximately eight years. In the fourth quarter of fiscal 2009, the Company reevaluated the resources that it intended to utilize to pursue the marketing of products related to the license, performed a test for impairment of the license and determined that the fair value of the license on a discounted cash flow basis approximated $700,000 and recorded an impairment charge of $2,101,000, which is included in "Impairment of goodwill and other intangible assets" in the Consolidated Statements of Operations.

The Company has performed its annual impairment evaluation for its other intangible assets with indefinite lives and determined that these were not impaired as of August 1, 2010. The Company amortizes the cost of other intangibles over their estimated useful lives. Amortizable intangible assets may also be tested for impairment if indications of impairment exist.

The carrying amounts of intangible assets as of August 1, 2010 and August 2, 2009 are as follows (in thousands):

	August 1, 2010		August 2, 2009
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite-lived intangible assets:
Technology(1)(2)	$8,022	$2,392	$8,055	$3,201	10-15
Backlog(2)	4,375	4,152	4,375	2,165	2-5
Drawings	800	338	800	284	15
Non-compete agreement	31	31	31	31	5
Xytrans license	3,734	3,150	3,734	3,034	8
Patents	568	470	568	429	14

	17,530	10,533	17,563	9,144

Indefinite-lived intangible assets:
Trademarks	1,200		1,200

Total intangible assets	$18,730	$10,533	$18,763	$9,144

(1)
Adjusted to reflect fluctuations in foreign currency related to EWST.

(2)
Includes the fair value of Eyal intangibles acquired in September 2008.

Amortization expense related to intangibles for fiscal 2010, 2009, and 2008 was approximately $1,389,000, $2,727,000, and $2,249,000, respectively.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Estimated aggregate amortization expense for each of the next five fiscal years is as follows (in thousands):

2011	$1,026
2012	$802
2013	$778
2014	$761
2015	$741

10. Long-Lived Assets

The Company accounts for long-lived assets using a probability weighted cash flow estimation approach to evaluate the recoverability of the carrying amount of long-lived assets. The Company considers a business to be held for sale when management approves and commits to a formal plan to actively market a business for sale. Upon designation as held for sale, the carrying value of the assets of the business are recorded at the lower of their carrying value or their estimated fair value, less cost to sell. Results of operations of a business classified as held for sale are reported as discontinued operations when (a) the operations and cash flows of the business will be eliminated from ongoing operations as a result of the sale and (b) the Company will not have any significant continuing involvement in the operations of the business after the sale.

In the fourth quarter of fiscal 2009, the Company recorded a charge of approximately $345,000 on the abandonment of fixed assets in connection with the closure of the Company's manufacturing facility in Farmingdale, New York.

11. Advance Payments and Billings in Excess of Costs Incurred

The Company receives advances, performance-based payments and progress payments from customers which may exceed costs incurred on certain contracts.

12. Revenue and Cost Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. It is the policy of the U.S. Government to ensure that (a) its contracts include inspection and other quality requirements, including warranty clauses when appropriate, that are determined necessary to protect the Government's interest, (b) supplies tendered by contractors meet contract requirements; and (c) Government contract quality assurance is conducted before acceptance (except as otherwise provided in the Federal Acquisition Regulations), by or under the direction of Government personnel. The Company, as a U.S. Government contractor, is required to control the quality of its products and to tender to the Government only those products that meet the contract requirements. Accordingly, the Company's Government contracts include provisions that require its products to pass quality inspection prior to acceptance by the Government. Revenue is not recognized until the products pass quality inspection and are accepted by the customer. In the event the Government's acceptance occurs at destination, revenue is recognized at shipment if it can be demonstrated that the

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

delivered products meet all of the specified criteria prior to customer acceptance. Payments received from customers in advance of product delivery are recorded as advance payments on contracts until earned.

Most of our customer contracts are firm, fixed price contracts, providing for a predetermined fixed price for the products sold, regardless of the costs incurred. A certain percentage of revenues are derived from long-term, fixed price contracts. Revenues and estimated profits, including contract claims and unpriced change orders, are recognized on these long-term contracts using the percentage-of-completion method of accounting and are based on estimated completion to date (the total contract amount multiplied by the percentage of performance, based on total costs incurred in relation to total estimated cost at completion). In September 2009, the Company settled a matter related to claims and unpriced change orders in connection with changes in scope issues on a contract and engineering costs related to the contract resulting in a charge to cost of products sold of approximately $331,000 and a reduction in net sales of approximately $2,752,000.

Prospective losses on long-term contracts are based upon the anticipated excess of manufacturing costs over the selling price of the remaining units to be delivered and are recorded in the period when first determinable. Actual losses could differ from those estimated due to changes in the ultimate manufacturing costs and contract terms.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling and administrative costs are charged to expense as incurred.

13. Product Development

The Company's primary efforts are focused on engineering design and product development activities rather than pure research. The cost of these development activities, including employees' time and prototype development, was approximately $16,825,000, $22,517,000, and $20,723,000 in fiscal 2010, 2009, and 2008, respectively, and are included in cost of products sold. Amounts paid by customers toward these product development activities were approximately $7,462,000, $10,458,000 and $2,598,000 in fiscal 2010, 2009 and 2008, respectively, and are included in net sales.

Expenditures for Company-sponsored research and development projects and bid and proposal costs are expensed as incurred. Customer-sponsored research and development projects performed under contracts are accounted for as contract costs as the work is performed.

14. Income Taxes

Income taxes are accounted for by the asset and liability approach. Deferred tax assets and liabilities represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid, based on tax laws and rates as currently enacted. They arise from temporary differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted. A valuation allowance is provided to offset deferred tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred tax asset will not be realized. The provision (benefit) for income taxes represents the total of income taxes payable (receivable) for the current year, the net change in deferred tax assets and liabilities and the change in the liability for unrecognized tax benefits.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred tax assets pertaining to excess tax benefits on the exercise of stock options and the corresponding credit to additional paid-in capital are recorded in the year in which the related tax deduction reduces taxes payable, pursuant to the accounting standard for stock based compensation. The Company has elected the "With-and-without approach" regarding ordering of excess tax benefits to determine whether the excess tax benefit reduces taxes payable in the current year. Under this approach, the windfall tax benefits would be recognized in additional paid-in capital only if an incremental tax benefit is realized after considering all other tax benefits presently available to the Company.

On July 30, 2007, the Company adopted the accounting standard for uncertain tax positions. The cumulative effect of applying this standard resulted in a reclassification of $3.1 million of income tax liabilities (including interest and penalties of $.7 million) from current to non-current liabilities. The total amount of unrecognized tax benefits could increase or decrease due to audit settlements, tax examination activities and application of the recognition and measurement criteria under the standard with respect to new tax positions or existing tax positions for which there has been a change in the applicable facts and circumstances. The Company has elected to reflect interest and penalties attributable to income taxes, to the extent they arise, as a component of its income tax provision or benefit, as well as its outstanding income tax assets and liabilities.

The Company has identified its federal tax return and its state tax return in Pennsylvania as major tax jurisdictions. The Company is also subject to multiple other state and foreign jurisdictions. The Company's evaluation of FIN 48 tax matters was performed for all tax years subject to examination and believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above, which would result in a material change to its financial position.

15. Share-Based Compensation

The Company has various fixed stock option plans which are described in Note O that provide for the grant of stock options to eligible employees and directors.

The Company accounts for share-based compensation utilizing the fair value recognition guidance related to share-based payment. Such guidance requires the Company to measure the cost of employee services received in exchange for equity share options granted based on the grant-date fair value of the options. The cost is recognized as compensation expense over the requisite service period for each separately vesting portion of the options. Compensation costs included in operating expenses in fiscal 2010, 2009 and 2008 were approximately $358,000, $462,000 and $990,000, respectively. Option grants have been valued using a Black-Scholes option valuation model.

Income tax benefits relating to the exercise of stock options during fiscal 2010, 2009 and 2008 amounted to approximately $893,000, $212,000 and $91,000, respectively. Income tax benefits relating to the exercise of stock options are classified as a financing cash inflow in the Company's Consolidated Statements of Cash Flows.

The aggregate value of unrecognized compensation costs related to unvested options as determined using a Black-Scholes option valuation model, was approximately $189,000 (net of estimated forfeitures), which is expected to be recognized over a weighted-average period of 1.47 years.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

During fiscal 2010, the Company granted 10,000 non-qualified stock options with a fair value of approximately $43,000. Additionally, the Company issued 100,000 and 5,000 shares of restricted stock to the Chairman of the Board of Directors and a Senior Vice President respectively, which were valued at the date of grant using the market price of the stock. The restricted stock awards have a value of approximately $1,492,000 and vest in equal installments over 5 years and 3 years respectively. Options for 467,000 shares of common stock were exercised at an average price of $10.46 per share and 395,200 options were forfeited during the year.

The total intrinsic value of options exercised during fiscal 2010, 2009 and 2008 was approximately $2,232,000, $554,000 and $237,000 respectively.

The weighted average fair value of stock options on the date of grant, and the assumptions used to estimate the fair value of stock options issued during the fiscal periods presented are as follows:

	2010	2009	2008
Weighted average fair value of options granted	$4.25	$3.32	$5.72
Expected life (years)	3.50	2.63	2.73
Expected volatility	.47	.47	.47
Risk-free interest rate	1.4%	2.7%	5.1%
Expected dividend yield	zero	zero	zero
Forfeiture rate	6.19	7.52	6.19

The expected life of options granted during the periods presented above is based on the Company's historical share option exercise experience using the historical expected term from vest date. The expected volatility of the options granted is determined using historical volatilities based on historical stock prices. The risk-free interest rate is determined using the yield available for zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options. The Company has never paid a dividend. The forfeiture rate is based on the Company's historical experience.

16. Foreign Currency Translation

Financial statements of foreign subsidiaries are prepared in their respective functional currencies and translated into United States dollars using exchange rates at the balance sheet date for assets and liabilities and a monthly average rate during the year for revenues, costs and expenses. Net gains or losses resulting from the translation of foreign financial statements are charged or credited directly to the foreign currency translation component of "Accumulated other comprehensive income" in the accompanying Consolidated Statements of Shareholders' Equity. Transaction gains and losses resulting from transactions entered into under contracts in a currency other than the subsidiary's functional currency are accounted for on a transactional basis as a credit or charge to operations.

17. Derivatives

The Company recognizes all derivatives in its Consolidated Balance Sheet at fair value. On the date the derivative instrument is entered into, the Company generally designates the derivative as either (1) a hedge

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

of the fair value of a recognized asset or liability, or of an unrecognized firm commitment ("fair value hedge") or (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"). The Company entered into an interest rate swap in October 2001 with a bank, which it recognized as a cash flow hedge. Changes in the fair value of a derivative that is designated as, and meets all the required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income (loss) and reclassified into earnings as the underlying hedged item affects earnings.

18. Comprehensive Income (Loss)

The Company reports comprehensive income (loss) in its Consolidated Statements of Shareholders' Equity, which includes net income (loss), unrealized gain (loss) on an interest rate swap, net of related income taxes; and foreign currency translation gain (loss). Substantially all the amount included in other comprehensive income (loss) relates to the effects of foreign exchange translation gains and losses. No adjustment has been made for income taxes since substantially all translation gains and losses relate to the permanent investment in the foreign subsidiary.

19. Dividend Policy

The Company has not paid cash dividends in its history. The Company's Board of Directors evaluates its dividend policy based on its financial condition, profitability, cash flow, capital requirements and the outlook of its business.

20. Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs in fiscal 2010, 2009, and 2008 were $75,000, $72,000, and $233,000, respectively.

21. New Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board issued ASU 2010-17, "Revenue Recognition — Milestone Method." The amended guidance provides the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate for research and development transactions. The amended guidance is effective prospectively for milestones achieved in the Company's fiscal period ending August 1, 2010. This amendment does not have any impact on the Company's financial position, results of operations, or cash flows.

In February 2010 the FASB issued ASU 2010-09, "Subsequent Events" that removed the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. This change removes potential conflicts with current SEC guidance. This amendment clarifies the intended scope of the reissuance disclosure provisions, is effective upon issuance and had no impact on the Company's financial position, results of operations, or cash flows.

In October 2009, the Financial Accounting Standards Board issued ASU 2009-13, "Multiple Deliverable Revenue Arrangements." This amended guidance enables companies to account for products or services (deliverables) separately rather than as a combined unit in certain circumstances. The amended guidance will be effective prospectively for revenue arrangements entered into or materially modified in the

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company's fiscal period ending August 1, 2010. This amendment has no significant impact on the Company's financial position, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after August 1, 2010 are not expected to have a significant effect on the Company's financial position, results of operations, or cash flows.

NOTE B — BUSINESS COMBINATION

The Company entered into an Asset Purchase Agreement ("Asset Agreement"), dated as of August 1, 2008, to acquire the business and certain assets, subject to the assumption of certain liabilities, of Eyal Industries ("Eyal"), a privately-held Israeli company, for $30,000,000. The transaction closed on September 16, 2008. The business operates as a wholly-owned subsidiary of General Microwave Israel (1987) Ltd. Eyal is a leading supplier of a broad range of innovative, high reliability RF, microwave and millimeter wave components and customized subsystems for the global defense industry. Based in Kibbutz Eyal, Israel, the company has approximately 130 employees as of August 1, 2010. Eyal's core capabilities include complex integrated microwave assemblies and "off-the-shelf" components for radar, ESM, ECM and communication systems which complement and expand the Company's current product line. Eyal's customers and programs further strengthen the Company's presence in the international marketplace. Funding for the purchase was provided through a $20,000,000 loan under the Company's existing credit facility (which was repaid in fiscal 2010) and a term loan in the amount of $10,000,000 through a bank in Israel. The term loan is payable in quarterly installments of $250,000 over a period of 10 years with interest at LIBOR plus 1.5%.

The acquisition has been accounted for under the purchase method. The results of operations of Eyal are included in the Consolidated Financial Statements from September 1, 2008 (the designated "effective date").

The allocation of the aggregate purchase price (including acquisition costs of approximately $427,000), based on a detailed review of the fair value of assets acquired and liabilities assumed including the fair value of identified intangible assets is as follows (in thousands):

Aggregate purchase price	$30,427

Current assets (including cash of $418)	$8,499
Furniture and equipment	3,721
Intangibles	5,446
Goodwill	17,039
Current liabilities	(3,920)
Other long-term liabilities	(358)

$30,427

The excess of the total purchase price over the fair value of the net assets acquired, including the value of the identifiable intangible assets below (in thousands), has been allocated to goodwill. Goodwill will be amortized for fifteen years for tax purposes but not for financial reporting purposes. The intangible assets

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE B — BUSINESS COMBINATION (Continued)

subject to amortization will be amortized over fifteen years for tax purposes and for financial reporting purposes and have been assigned useful lives as follows:

Technology	$2,929	13 years
Backlog	1,259	2 years
Trademarks	1,258	13 years

	$5,446

NOTE C — DISCONTINUED OPERATIONS AND DISPOSAL OF LONG-LIVED ASSETS

Discontinued operations

On September 18, 2008, the Company executed a stock purchase agreement (the "Agreement") with a foreign defense company to divest its ICI subsidiary located in McLean, Virginia. ICI is a communications technology development firm specializing in research, design, development, production, and support of wireless data communications products and services. On November 10, 2008, the Company sold the stock of ICI for approximately $15,000,000 in cash, of which a balance of approximately $726,000 is held in escrow as security for certain indemnification obligations. The escrow funds are currently in dispute as a result of alleged misrepresentations by the Company under the Agreement. The sale of ICI is presented as discontinued operations in the Consolidated Statements of Operations.

The following results of operations of ICI have been presented as discontinued operations in the Consolidated Statements of Operations (in thousands):

	Fifty-two weeks ended August 2, 2009	Fifty-three weeks ended August 3, 2008
Net sales	$5,953	$19,076
Cost of products sold and other expenses	5,687	18,487
Impairment of goodwill	1,000	—

(Loss) income before income taxes	(734)	589
(Benefit) provision for income taxes	(278)	251

(Loss) income from discontinued operations	$(456)	$338

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE C — DISCONTINUED OPERATIONS AND DISPOSAL OF LONG-LIVED ASSETS (Continued)

Disposal of long-lived assets

On October 31, 2008, the Company completed the sale of assets of its machine shop located at its MSI operation to a third party for a sale price of $675,000. Payment terms are $1,000 due at closing and the balance of $674,000 payable over six years in accordance with the terms of an interest bearing note. The note provides for minimum monthly payments of $9,000. The current portion of $108,000 is included in "Other current assets," and the balance of approximately $360,000 is included in "Other assets" in the Consolidated Balance Sheet at August 1, 2010. The sale of assets resulted in a net gain of approximately $618,000 in fiscal 2009 and is included in "Selling and administrative expenses" in the Consolidated Statements of Operations.

NOTE D — INVENTORIES

The major components of inventories are as follows (in thousands):

	August 1, 2010	August 2, 2009
Purchased parts and raw materials	$33,026	$36,034
Work in process	24,623	28,686
Finished products	2,612	2,246

	60,261	66,966
Less:
Allowance for obsolete and slow moving inventory	7,373	7,314
Unliquidated progress payments	1,435	1,848

	$51,453	$57,804

NOTE E — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following (in thousands):

	August 1, 2010	August 2, 2009	Estimated Useful Life
Land	$4,006	$4,006
Building and building improvements	14,982	14,650	10-40 years
Machinery, equipment and software	66,587	62,255	3-8 years
Furniture and fixtures	5,140	4,848	5-10 years
Leasehold improvements	242	250	5-10 years

	90,957	86,009
Less accumulated depreciation and amortization	58,516	53,137

	$32,441	$32,872

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE E — PROPERTY, PLANT AND EQUIPMENT (Continued)

Depreciation and amortization charges totaled approximately $5,549,000, $5,741,000, and $5,017,000 in fiscal 2010, 2009 and 2008, respectively.

In accordance with authoritative guidance for "Accounting for Impairment or Disposal of Long-Lived Assets," management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on estimated future undiscounted cash flows. If so indicated, an impairment loss would be recognized for the difference between the carrying amount of the asset and its fair value. For fiscal 2010 and 2009, there were no impairment charges for property, plant and equipment.

NOTE F — COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office, production and warehouse space as well as computer equipment and automobiles under non-cancelable operating leases. Rent expense for fiscal 2010, 2009 and 2008 was approximately $4,304,392, $3,613,000, and $4,036,000, respectively. Minimum annual rentals under non-cancelable operating leases are as follows (in thousands):

Fiscal year ending:	Amount
2011	$3,080
2012	2,847
2013	2,360
2014	2,311

$10,598

Purchase Commitments

The Company was committed to make future purchases primarily for inventory related items under various purchase arrangements with fixed purchase provisions aggregating approximately $25,438,000 at August 1, 2010.

Change of Control and Consulting Agreements

The Chairman and all officers of the Company have agreements providing for an aggregate lump-sum payment of approximately $6,684,000 in the event of a change of control as defined in the agreements. The right to receive these payments expires two years from the date of a change of control.

Various consulting agreements with former executives of the Company provide for consulting periods with current aggregate annual payments of approximately $217,000, which expire at various dates and varying amounts through July 31, 2013.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F — COMMITMENTS AND CONTINGENCIES (Continued)

Litigation

In July 2010, the Company reached an agreement to settle all securities class actions originally filed in 2006, and subsequently consolidated under the caption: In re Herley Industries, Inc. Securities Litigation, Docket No. 06-CV-2596 (JRS). As previously disclosed, between June 2006 and August 2006, the Company and certain of its current and former officers and directors (the "Individual Defendants") were named as defendants in five related class actions alleging violations of the federal securities laws. Those cases were subsequently consolidated into one class action on behalf of a purported class of all persons who purchased or otherwise acquired shares of our stock during the period October 1, 2001 through June 14, 2006 (the "Class"). At all times during the pendency of the litigation, the Company and the Individual Defendants have steadfastly maintained that the claims raised in the securities class action were without merit, and have vigorously contested those allegations. As part of the settlement, the Company and the Individual Defendants continue to deny any liability or wrongdoing under the securities laws. The terms of the settlement provide for, in part, the dismissal of the litigation against the Company and all of the Individual Defendants, and the creation by the Company of a $10 million settlement fund. The fund will be allocated, after deduction of court-ordered expenses, such as attorneys' fees and expenses, settlement administration costs and any applicable taxes, among members of the settlement class who submit valid proofs of claim. Upon final approval of the settlement by the Court, in August 2010 the Company paid $10 million out of existing cash reserves to create the settlement fund.

In May, 2010 the Company reached an agreement to settle all stockholder derivative actions originally filed in 2006 in the United States District Court for the Eastern District of Pennsylvania at Docket No. 06-CV-2964 (JRS). The consolidated derivative complaint, filed on January 12, 2007, alleged that current and former directors violated their fiduciary obligations in connection with certain actions or decisions in their capacities as officers or directors of the Company. All of the defendants previously denied any wrongdoing and, under the settlement agreement, the Company and the other defendants continue to deny any breach of fiduciary duties or any other improper actions. Under the terms of the settlement, as approved by the Court, the Company has agreed to institute certain corporate governance practices relating to the Board of Directors structure, directors' independence, and nomination and election procedures for directors, related party transactions, director stock ownership, and oversight policies. The Company's Board is committed to the implementation of best practices in the area of corporate governance and believes that the agreed upon practices are consistent with that commitment. In addition, the Court awarded plaintiffs' counsel the sum of $975,000 for fees and costs in pursuit of the consolidated derivative action. The Company paid this award in August 2010.

In February 2010, the Company settled the litigation with its insurance carrier related to coverage under its directors' and officers' insurance policy for an aggregate settlement amount under the policy of $4.0 million. Under the terms of the settlement and release, the insurance carrier is not liable to any of the insured defendants, or any other insured under the policy, for any other payment under the policy in regard to the securities class action and derivative action litigation, and the policy is deemed exhausted. The Company received a settlement payment of $1.7 million in February 2010, which was net of $2.3 million that had previously been advanced.

By letter dated May 28, 2009, the Company was advised that a contract with General Microwave Corporation, a wholly owned subsidiary of the Company, doing business as Herley Farmingdale ("GMC") in the aggregate amount of approximately $4,900,000 was being terminated for default. By letter dated

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE F — COMMITMENTS AND CONTINGENCIES (Continued)

June 1, 2009, the customer demanded a return of approximately $3,800,000, which represented an alleged progress payment made under the contract to GMC. On June 8, 2009, GMC filed suit against EDO Communications and Countermeasures, Inc. doing business as ITT Force Protection Systems ("EDO") in the United States District Court for the Eastern District of New York (the "New York Action") seeking a Declaratory Judgment, pursuant to 28 U.S.C. § 2201 et. seq. and for breach of contract related to EDO's decision to terminate the contract for default. On August 13, 2009, EDO filed suit against GMC and the Company in the Superior Court of California, Ventura County, for breach of contract, unjust enrichment, and money had and received (the "California Action"). On October 8, 2009, all parties entered into an agreement to settle this matter. Under the terms of the settlement, the Company paid $2,000,000 to EDO and the parties mutually agreed to a termination of the purchase order for convenience without further liability to either party. The Company incurred total costs of $8,645,000 and received a net payment on the contract described above after return of the $2,000,000 previously mentioned. As a result of the settlement agreement disclosed above, the Company recorded a total loss of $6,833,000, of which $2,534,000 was previously reserved.

The Company is involved in various other legal proceedings and claims which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, management believes that the outcome of such other litigation will not have a material adverse effect on the Company's financial position or results of operations. Among such legal proceedings is an action brought against the Company by a competitor in October, 2009. This action alleges that, through the actions of three former employees of the plaintiff, the Company improperly obtained trade secrets to unfairly compete against the plaintiff in seeking and ultimately winning certain contracts with third parties. Also named as defendants in this action are Micro Systems, Inc., a subsidiary of the Company, and the three former employees of the plaintiff, two of whom are current or former employees of Micro Systems, Inc.

The action alleges misappropriation of trade secrets and seeks $2,000,000 in compensatory damages, and an unspecified sum in punitive damages and legal fees. The Company has vigorously defended this action and denies any allegation of improperly obtaining and/or misappropriating the plaintiff's trade secrets or proprietary information. Discovery in this case has commenced and the anticipated trial date for the action is May of 2011. At this stage of the proceedings, it is not possible to predict what, if any, liability the Company may have from this action. The parties are currently in settlement discussions in an effort to attempt to resolve the matter before both sides incur significant legal fees and costs. Disclosure of this action is being made at this time in light of the anticipated trial date and the current settlement discussions.

Stand-by Letters of Credit

The Company maintains a letter of credit facility in connection with a revolving credit agreement with two banks that provides for the issuance of stand-by letters of credit and requires the payment of a fee of 1.5% per annum (as amended October 2009) of the amounts outstanding under the facility. The facility expires March 31, 2012. At August 1, 2010, stand-by letters of credit aggregating approximately $6,859,000 were outstanding under this facility (see Note H), of which approximately $4,728,000 reduces the amount of credit available under the line of credit.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G — INCOME TAXES

The components of income (loss) from continuing operations before income taxes consist of the following (in thousands):

	Fifty-two weeks ended August 2, 2010	Fifty-three weeks ended August 3, 2009	Fifty-two weeks ended July 29, 2008
Domestic income (loss)	$4,513	$(59,418)	$(21,678)
Foreign income (loss)	4,566	(174)	740

Total income (loss)	$9,079	$(59,592)	$(20,938)

The provision (benefit) for income tax expense from continuing operations consists of the following (in thousands):

	Fifty-two weeks ended August 1, 2010	Fifty-three weeks ended August 2, 2009	Fifty-two weeks ended August 3, 2008
Current:
Federal	$61	$(286)	$(4,968)
State	146	143	(531)
Foreign	370	50	(229)

	577	(93)	(5,728)

Deferred:
Federal	1,753	(18,645)	(4,421)
State	405	(149)	(22)
Foreign	(670)	15	(83)

	1,488	(18,779)	(4,526)

	$2,065	$(18,872)	$(10,254)

The Company received tax refunds of approximately ($3,570,000), ($2,430,000) and ($1,217,000) in fiscal 2010, 2009 and 2008, respectively. The 2010 refund amount relates primarily to a U.S. federal refund claim filed in December 2009 with respect to the carry back of fiscal year 2009 net operating losses to prior tax years which was fully allowable.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G — INCOME TAXES (Continued)

The following is a reconciliation of the U. S. Federal statutory income tax rate and the effective tax rate on pretax income from continuing operations:

	Fifty-two weeks ended		Fifty-three weeks ended August 3, 2008
	August 1, 2010	August 2, 2009
Tax provision (benefit) at Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of Federal income tax benefit	4.0	3.2	2.0
True-up of deferreds and credits	0.9
Non-deductible expenses	3.4	(0.1)	(0.7)
Impairment of goodwill		(7.2)
Benefit of foreign tax rate and foreign-source income	(14.9)	(0.2)	1.3
Research and development credits	(1.2)	1.3	0.6
Change in valuation allowance	(4.7)
Adjustment of prior year accrual		(0.2)	3.3
Non-deductible fine			(6.0)
Reversal of unrecognized tax benefits			13.4
Other, net	0.3	(0.1)	0.1

Effective tax rate	22.8%	31.7%	49.0%

In fiscal 2010, the Company recorded a net deferred income tax benefit with respect to an increase in the effective state income tax rate that management expects to be applicable upon settlement of state deferred tax liabilities which was partially offset by additional deferred state income tax expense from true-up of state net operating loss carryforwards. These items were included in the tax expense and benefit recorded in fiscal 2010.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G — INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant items comprising deferred income tax assets and liabilities are as follows (in thousands):

	August 1, 2010			August 2, 2009
	Deferred Tax Assets			Deferred Tax Assets
	Current	Long- Term	Long-term Deferred Tax Liabilities	Current	Long- Term	Long-term Deferred Tax Liabilities
Intangibles	$—	$7,279	$8,476	$—	$6,474	$6,799
Impairment of Goodwill	5,956	—	—	5,559	—	—
Accrued Vacation Pay	1,142	—	—	888	—	—
Accrued Bonus	703	—	—	115	—	—
Accrued warranty and other costs	1,867	—	—	227	—	—
Inventory	2,688	—	—	2,646	—	—
Depreciation	—	—	4,650	—	—	3,575
Accrual for contract losses	563	—	—	949	—	—
Net operating loss and other carry-forwards	—	11,504	—	4,732	10,175	—
Federal benefit of State deferred	(1,419)	(1,374)	(912)	—	—	—
Accrued employment settlement costs	4,280	—	—	3,808	148	—
Plant closing costs	268	—	—	—	—	—
Stock-based compensation	—	1,366	—	—	1,113
Other	(2)	164	—	456	35	—

	$16,046	$18,939	$12,214	$19,380	$17,945	$10,374

Management has determined, based upon the available evidence, that it is more likely than not that all of the Company's deferred tax assets, net of a valuation allowance of approximately $1,150,000, related to certain foreign net operating loss carry-forwards due to uncertainty regarding the Company's ability to realize them in the future, will be realized.

The Company has not recorded deferred income taxes on unremitted earnings in foreign subsidiaries that are considered to be reinvested indefinitely. These earnings relate to ongoing operations and were approximately $22,418,000 as of August 1, 2010.

As of August 1, 2010, the Company's unrecognized tax benefits, that if recognized would affect the Company's effective tax rate, were approximately $6,159,000. The Company recognizes potential accrued interest related to unrecognized tax benefits in income tax expense. At August 1, 2010 and August 2, 2009, the combined amount of accrued interest related to tax positions taken or to be taken on the Company's tax returns and recorded as part of the reserves for uncertain tax positions was $187,000 and $48,000, respectively. Management does not anticipate that it is reasonably possible that the amount of unrecognized tax benefits will significantly change in the next twelve months.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE G — INCOME TAXES (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at August 2, 2009	$6,115,000
Lapse of statute of limitations	(112,000)
Reduction of liability post audit settlement	(31,000)
Accrued interest	187,000

Balance at August 1, 2010	$6,159,000

The unrecognized tax benefits are included as "Other long-term liabilities" in the Consolidated Balance Sheets.

The Company files income tax returns in the U.S. Federal jurisdiction and various foreign, state and local income tax jurisdictions. As of August 1, 2010, the Company was no longer subject to income tax examinations for taxable years before fiscal year 2006 in the case of U.S. federal and state taxing jurisdictions. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments, other than those identified above, which could result in a material change to its financial position.

As of August 1, 2010, the Company has available net operating loss carry-forwards for state and U. S. Federal income tax purposes of approximately $32,190,000 and $17,400,000, respectively, with expiration dates through 2028. Unused research and development credits of approximately $1,937,000, with expiration dates through 2029, are available for U. S. Federal income tax purposes, as well as alternative minimum Federal tax credits of approximately $43,000. The Company has received all Federal tax refunds related to net operating carry-back claims that were filed in December 2009.

The New York State Department of taxation completed its examination of the tax returns for fiscal years 2006 through 2008 of the Company and its wholly-owned subsidiary, General Microwave Corporation, during fiscal 2010 with no material adjustments.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H — LONG-TERM DEBT

Long-term debt is summarized as follows (in thousands):

	Rate	August 1, 2010	August 2, 2009
Revolving loan facility(a)	3.50%	$—	$—
Mortgage note(b)	2.06%	1,767	1,954
Industrial Revenue Bonds(c)	4.07%	2,100	2,230
Term loan(d)	1.82%	8,250	9,250
Note payable(e)	6.75%	—	90
Note payable(f)	5.35%	—	192
Other	—	85	125

		12,202	13,841
Less: current portion		1,321	1,595

		$10,881	$12,246

(a)
On April 30, 2007, the Company replaced its existing credit facility with a new $40,000,000 Revolving Credit Loan Agreement with two banks on an unsecured basis. The new facility may be used for general corporate purposes, including business acquisitions and stand-by letters of credit. The agreement, as amended, requires the payment of interest only on a monthly basis and payment of the outstanding principal balance on March 31, 2012. The Company may elect to borrow with interest at the bank's prime rate of interest minus 0.50%; or the greater of LIBOR plus a margin of 2.50% or 3.50% (effective May 4, 2009). There is a fee of 25 basis points per annum on the unused portion of the credit facility, payable quarterly, and a fee of 1.5% per annum on outstanding stand-by letters of credit. Stand-by letters of credit in the amount of approximately $6,859,000 were outstanding at August 1, 2010 (see Note F), of which approximately $4,728,000 reduces the amount available under the credit line. If at any time the Company's backlog of orders falls below $50,000,000, the bank may obtain a security interest in eligible accounts receivable, as defined, and if the outstanding advances are greater than 100% of eligible receivables, a lien on all inventories. Funded backlog as of August 1, 2010 was approximately $186,660,000. There were no borrowings under the line at August 1, 2010 and August 2, 2009.

The agreement contains various financial covenants, including, among other matters, minimum tangible net worth, total liabilities to tangible net worth, debt service coverage and restrictions on other borrowings. The Company did not meet the minimum tangible net worth covenant at August 2, 2009 by approximately $2,418,000 and obtained a waiver from its bank with respect thereto, and was in compliance with all other financial covenants at August 2, 2009.

In October 2009, the Company entered into a modification of its existing credit facility. Under the terms of the modification, the Company will pay a fee of 25 basis points per annum on the unused portion of the credit facility, payable quarterly, and a fee of 1.5% per annum on outstanding stand-by letters of credit. In addition, the Company pays a fee of 25 basis points per annum on outstanding borrowings under the facility until such time as the Company's tangible net worth, as defined, is equal to a minimum of $90,000,000. In addition, the modification revised the minimum tangible net worth covenant to $80,000,000 through the second quarter, and $85,000,000 through the third quarter, respectively, of fiscal 2010. The covenant reverts to a minimum requirement of $90,000,000 at the end of fiscal 2010.

In February 2010, the Company amended the credit agreement with the bank providing for a change in revolving credit facility maturity date to March 31, 2012 (date was March 31, 2011). As of August 1, 2010, the Company was in compliance with all financial covenants.

(b)
The mortgage loan is for a term of ten years commencing February 16, 1999 (with an extended maturity as modified to March 1, 2014) with fixed monthly principal and interest installments of $23,359 based upon a twenty-year

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H — LONG-TERM DEBT (Continued)

  amortization including interest at a fixed rate of 7.43% through March 1, 2009 and at LIBOR plus 1.75% thereafter. The loan is secured by a mortgage on the Company's land and building in Lancaster, Pennsylvania having a net book value of approximately $1,770,000 at August 1, 2010.
  The mortgage note agreement contains various financial covenants incorporated under the credit facility discussed in (a) above. In connection with this loan, the Company paid approximately $45,000 in financing costs. Such costs are included in "Other assets" in the Consolidated Balance Sheets net of amortization over the term of the loan.

(c)
On October 19, 2001, the Company received $3,000,000 in proceeds from the East Hempfield Township Industrial Development Authority Variable Rate Demand/Fixed Rate Revenue Bonds Series of 2001 (the "Bonds"). The Bonds are due in varying annual installments through October 1, 2021. The initial installment of $95,000 was paid October 1, 2002 and increases each year until the final payment of $225,000 in 2021. The payment due October 1, 2010 was $130,000. The interest rate on the Bonds is reset weekly at the prevailing market rate of the BMA Municipal Index. The initial rate of interest was 2.1%, which, after giving effect to a ten-year interest rate swap agreement (see Note Q) becomes a fixed rate of 4.07%. The interest rate at August 1, 2010 was 0.43%. The Company is required to make a sinking fund payment on a monthly basis to fund the annual Bonds redemption installment. Proceeds from the Bonds were used for the construction of a 15,000 square foot expansion of the Company's facilities in Lancaster, Pennsylvania, and for manufacturing equipment.

The Bonds are secured by a letter of credit of approximately $2,131,000 expiring October 18, 2011 and a mortgage on the related properties is pledged as collateral. The net book value of the land and building covered by the mortgage was approximately $1,592,000 at August 1, 2010.

(d)
On September 16, 2008, the Company entered into a ten-year term loan with a bank in Israel in the amount of $10,000,000 in connection with the acquisition of Eyal. The loan is payable in quarterly installments of $250,000 plus interest at LIBOR plus a margin of 1.5% (see Note B). The interest rate at August 1, 2010 was 1.816%. The loan agreement contains various financial covenants which have been met at August 1, 2010, including, among other matters, minimum net equity as defined.

(e)
In June 2006, in connection with the implementation of an integrated manufacturing and financial accounting and reporting software package, the Company entered into a loan agreement for the principal sum of $1,626,501. The note is payable in thirty-six monthly payments of approximately $45,181, including imputed interest at 6.75% per annum. Proceeds of the loan were used to license certain software and related maintenance fees from Microsoft Corporation.

(f)
In connection with the reporting software package noted in (e) above, the Company entered into an additional financing agreement in August 2006 providing for loans not to exceed an aggregate of $2,000,000. Amounts borrowed under the agreement are payable in thirty-six equal monthly installments with interest at 5.354% per annum. The Company borrowed an aggregate of $1,400,000 with monthly payments totaling approximately $42,750.

The Company paid interest in fiscal 2010, 2009 and 2008 of approximately $530,000, $548,000, and $406,000, respectively.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE H — LONG-TERM DEBT (Continued)

Future payments required on long-term debt are as follows (in thousands):

Fiscal year ending during:	Amount
2011	1,321
2012	1,329
2013	1,342
2014	2,356
2015	1,160
Thereafter	4,694

$12,202

NOTE I — EMPLOYMENT SETTLEMENT AGREEMENTS

Effective October 12, 2006 and as a condition to entering into an Administrative Agreement with the Department of the Navy the Company entered into an agreement with its former Chairman at the time to terminate the employment agreement between the Company and him dated as of July 29, 2002 and modified on December 9, 2003. Under the terms of the agreement he received payments totaling $9,461,528, with $3,000,000 paid upon the effective date of the agreement and sixty-four (64) consecutive monthly payments of $100,000, commencing on January 1, 2007 and a final payment of $61,528 on May 1, 2012 as evidenced by a non-interest bearing promissory note dated effective October 12, 2006. In the event of a "change of control" of the Company as defined in the employment agreement, all remaining payments due under the promissory note become immediately due and payable. In addition, he received his bonus of $636,503 for fiscal year 2006, and shall be entitled to receive medical care reimbursement and insurance, including life insurance, in accordance with the original terms of his employment agreement. The agreement also provides that all outstanding stock options previously issued to him, which are all vested and fully exercisable, shall continue to be exercisable by him or, following his death, by his designated beneficiaries, on or before the expiration date of the specific option.

On June 25, 2009, a Special Committee of the Board of Directors authorized an accelerated payment to the former Chairman under the terms of his agreement with the Company. The event which caused acceleration was a change in control of the Company as defined in the agreement as the ownership of 20% or more of the outstanding voting securities of the Company. The triggering event caused the acceleration of approximately $3,362,000 otherwise payable over the next 34 months so that the full amount became immediately payable. Of this amount, approximately $3,055,000 has previously been expensed by the Company. A charge to operations of approximately $307,000, representing imputed interest, was recorded in the consolidated financial statements during the fourth quarter of fiscal 2009.

Effective July 22, 2009, the Company entered into an agreement with Myron Levy, then Chairman and Chief Executive Officer of the Company, terminating his employment agreement. The agreement provides that in full satisfaction of all prior, current and future obligations to Mr. Levy under the employment agreement, Mr. Levy received an immediate lump sum payment of $4,705,000 (which was paid in August 2009) and thereafter monthly payments of $100,000 commencing on September 1, 2009 for thirty-five consecutive months through July 1, 2012. Payments are through a non-interest bearing promissory note.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE I — EMPLOYMENT SETTLEMENT AGREEMENTS (Continued)

Mr. Levy also continues as a consultant to the Company for three years at an annual compensation of $50,000 and is to receive certain other benefits, including medical reimbursement and insurance in accordance with the original terms of his employment agreement. The agreement also provides that all outstanding stock options previously issued to him which are all vested and fully exercisable shall continue to be exercisable by him or, following his death, by his designated beneficiaries, on or before the expiration date of the specific option.

Aggregate costs of approximately $8,679,000 under the agreement with Mr. Levy, including the initial cash payment of $4,705,000, payments due under the note of approximately $3,500,000, payments due under the consulting agreement of $150,000, medical and life insurance benefits of approximately $241,000 (all discounted at an imputed interest rate of 3.5%) and the fair value of the modification of the stock options of approximately $256,000 (using the Black-Scholes option valuation model), was recorded in the consolidated financial statements during the fourth quarter of fiscal 2009.

Effective August 1, 2009, the Company entered into an agreement with Jeffrey L Markel, then Chief Operating Officer of the Company, terminating his employment agreement. The Agreement provides that, in full satisfaction of all prior, current and future obligations to Mr. Markel under the employment agreement, Mr. Markel was to receive an immediate lump sum payment of approximately $1,370,000 (which was paid in August 2009). Mr. Markel also continues as a consultant to the Company for three years at an annual compensation of approximately $67,000 and is to receive certain other benefits through July 31, 2011, including medical reimbursement in accordance with the original terms of his employment agreement. The agreement also provides that all outstanding stock options previously issued to him shall vest immediately and become fully exercisable for a period of ninety days following the end of his consulting period.

Aggregate costs of approximately $1,874,000 under the agreement with Mr. Markel, including the initial cash payment of approximately $1,370,000, payments due under the consulting agreement of $200,000, medical and other benefits of approximately $52,000 (all discounted at an imputed interest rate of 3.5%) and the unamortized fair value of the stock options of approximately $262,000 was recorded in the consolidated financial statements during the fourth quarter of fiscal 2009.

Effective January 8, 2010, David H. Lieberman resigned as a director and Chairman of the Board of Directors of the Company. Mr. Lieberman was appointed to the Company's Board of Directors on July 22, 2009 and elected as an executive, serving in the capacity of Chairman of the Board. In connection with his election as Chairman, Mr. Lieberman was awarded 100,000 shares of restricted common stock which were to vest in 2014, subject to accelerated vesting under certain circumstances, and annual compensation of $250,000. Having fulfilled various initiatives, the Company and Mr. Lieberman determined that it would be in their mutual best interests for the Company to transition to a new Chairman of the Board and for Mr. Lieberman to engage in other business opportunities. During Mr. Lieberman's Chairmanship, Mr. Lieberman was able to achieve, either alone or along with others, results which exceeded the Company's expectations, with respect to both the benefits to the Company and the time period during which these benefits were able to be realized. In addition, as a result of his resignation, Mr. Lieberman's restricted stock will not vest, and, thus, Mr. Lieberman will forego the potential value of the restricted stock. In light of the value of Mr. Lieberman's achievements on behalf of, and his contributions to the Company, the Company entered into an agreement with Mr. Lieberman under which he received a performance payment in the amount of $900,000.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE J — ACCOUNTS PAYABLE, ACCRUED EXPENSES AND WARRANTY COSTS

Accounts payable and accrued expenses include the following (in thousands):

	August 1, 2010	August 2, 2009
Accounts payable	$8,846	$15,354
Litigation settlements	10,975	—
Accrued payroll, bonuses and related costs	7,094	6,776
Accrued commissions	749	712
Accrued legal and accounting fees	405	656
Accrued rent expense	236	316
Accrued contract penalties	253	178
Other accrued expenses	1,738	1,517

	$30,296	$25,509

The Company warrants its products generally for a period of one year. Product warranty costs are accrued based on historical claims experience. Accrued warranty costs are reduced as warranty repair costs are incurred. The following table presents the change in the accrual for product warranty costs for fiscal 2010 and 2009, respectively (in thousands):

	Fifty-two weeks ended August 1, 2010	Fifty-two weeks ended August 2, 2009
Balance at beginning of period	$938	$1,142
Provision for warranty obligations	1,780	1,692
Warranty liability of discontinued business	—	(250)
Warranty costs charged to the reserve	(1,679)	(1,646)

Balance at end of period	$1,039	$938

NOTE K — EMPLOYEE BENEFIT PLANS

In August 1985, the Board of Directors approved an Employee Savings Plan ("Plan") which qualified as a thrift plan under Section 401(k) of the Internal Revenue Code ("Code"). Effective August 1, 2006, the Plan was amended to allow employees to elect salary deferrals up to the maximum dollar amounts permissible under Code Section 402(g), not to exceed the limits of Code Section 401(k), 404 and 415. For the Plan year beginning August 1, 2005, the Plan was amended to be considered a "Safe Harbor" plan, where a contribution will be made to eligible participants in an amount equal to 100% of the amount of each participant's elective deferral that does not exceed 3% of compensation, plus 50% of the amount of the elective deferral that exceeds 3% of compensation up to a maximum contribution of 5% of compensation. Under the Safe Harbor provision, all contributions are 100% vested when made. Additional Company

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE K — EMPLOYEE BENEFIT PLANS (Continued)

contributions can be made depending on profits. The aggregate benefit payable to an employee is dependent upon his rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant. The Company has recognized expenses of approximately $1,243,000, $1,260,000 and $1,765,000 under the plans for fiscal 2010, 2009 and 2008, respectively. The Company also contributed to a similar plan through EWST whereby the Company matches employee elective contributions up to a maximum of 5% of compensation. Expenses recognized for fiscal 2010, 2009 and 2008 for the EWST plan were approximately $104,000, $94,000 and $86,000, respectively.

The Company's Israeli subsidiaries provide for employee severance liabilities pursuant to the Israeli severance pay law and labor agreements. The Company's liability is fully provided for by monthly payments deposited with insurers and by a reserve established by the Company to cover the portion of this liability not covered by the Company's deposits. In addition to recognizing an expense for the funding to the insurance programs for this severance obligation, the Company also records as expense the net increase in its unfunded severance liability. The liability for this unfunded severance obligation is included in "Other long-term liabilities" in the Consolidated Balance Sheets and was $2,041,000 and $2,231,000 for fiscal 2010 and 2009, respectively. The total expense recognized for employee severance programs in Israel (both the funded and unfunded portion of the program) was approximately $693,000, $1,055,000, and $458,000 for fiscal 2010, 2009 and 2008, respectively.

NOTE L — RELATED-PARTY TRANSACTIONS

Prior to the acquisition of MSI, MSI had leased one of its two buildings in Fort Walton Beach, Florida from MSI Investments, a Florida General Partnership. MSI Investments is owned by four individuals, two of whom are currently employees of MSI and one serves as a consultant. Lease costs paid in fiscal 2010, 2009, and 2008 were $299,000, $290,000, and $281,000, respectively.

On August 24, 2005, the Company amended the lease agreements for its manufacturing facility in Farmingdale, New York with a partnership owned by the wife of the Company's current Chairman (and children of the Company's former Chairman) and the children of the Company's former Chief Executive Officer to incorporate two individual leases into a single lease and extended the term of the initial leases to August 31, 2010. The Company incurred rent expense of approximately $430,000, $494,000, and $478,000 in fiscal 2010, 2009 and 2008, respectively, under the leases. During the fourth quarter of fiscal 2008, the Company decided to close its manufacturing facility in Farmingdale, New York and transfer its contracts and assets to its other facilities in Whippany, New Jersey, Woburn, Massachusetts, Lancaster, Pennsylvania and Jerusalem, Israel. On January 25, 2009, the Company entered into a modification of the lease to reduce the amount of space it was leasing and reduce the annual rental payments remaining under the lease to approximately $430,000 annually through August 2010.

The Company entered into a new three year lease agreement commencing September 1, 2010 with a partnership owned by the wife of the Company's current Chairman (and children of the Company's former Chairman) relocating its Farmingdale, New York office to a new location having approximately 4,000 square feet at an annual cost of $72,000, subject to escalation of 3% per annum.

NOTE M — COMPUTATION OF PER SHARE EARNINGS

Basic earnings (loss) per common share (Basic EPS) are computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per common share (Diluted

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE M — COMPUTATION OF PER SHARE EARNINGS (Continued)

EPS) are computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents and convertible securities then outstanding.

The following provides a reconciliation of the shares used in calculating the per share amounts for fiscal 2010, 2009 and 2008 (in thousands):

	Fifty-two weeks ended August 1, 2010	Fifty-two weeks ended August 2, 2009	Fifty-three weeks ended August 3, 2008
Numerator:
Net income (loss)	$7,014	$(41,176)	$(10,346)

Denominator:
Basic weighted-average shares	13,788	13,560	13,652
Effect of dilutive securities:
Employee stock options	263	—	—

Diluted weighted-average shares	14,051	13,560	13,652

Stock options not included in computation	1,677	3,191	3,512

Employee stock options for 1,676,700, 3,190,800 and 3,512,225 shares were not considered in the computation of diluted earnings (loss) per share calculations for fiscal 2010, 2009 and 2008, respectively, as their effect is anti-dilutive. The number of stock options not included in the computation of diluted EPS for fiscal year 2010 relates to stock options having exercise prices which are greater than the average market price of the common shares during the period, and therefore, are anti-dilutive. The options, which were outstanding as of August 1, 2010, expire at various dates through June 8, 2017 (See Note O).

NOTE N — COMPREHENSIVE (LOSS) INCOME

The foreign currency translation gain relates to the Company's investment in its U.K. subsidiary and fluctuations in exchange rates between its local currency and the U.S. dollar.

For fiscal 2010 and 2009, the components of accumulated other comprehensive loss is as follows (in thousands):

	August 1, 2010	August 2, 2009
Unrealized loss on interest rate swap, net of taxes	$(51)	$(77)
Foreign currency translation loss	(267)	(234)

	$(318)	$(311)

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O — SHAREHOLDERS' EQUITY

On July 22, 2009, the Company announced a resumption of the stock repurchase program previously modified on October 12, 2007 to purchase up to 3,000,000 shares in the open market. As of August 1, 2010, the Company has acquired an aggregate of approximately 2,466,040 shares of common stock under this program, of which 74,040 shares were acquired during fiscal 2010 at an aggregate cost of approximately $979,000.

Following is a summary of all stock option plans:

In January 2010, the Board of Directors approved the 2010 Stock Plan which was approved by stockholders at the annual meeting of stockholders on March 23, 2010. The plan covers 500,000 shares of the Company's common stock. The plan provides for the issuance of restricted stock or the granting of either non-qualified or incentive stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant and for incentive options at 110% of the fair market value if the participant owns 10% or more of the common stock of the company. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than five years from the date of grant. Under the restricted stock issuance program, the purchase price per share shall be fixed by the Board of Directors or the Compensation Committee but cannot be less than the fair value of the common stock on the date of issuance. Vesting of the shares issued is determined at the time of issue by the Compensation Committee or the Board of Directors. No stock options have been granted under the plan. One hundred thousand restricted shares were issued to the Company's newly appointed Chairman of the Board under the plan in June 2010. Options for 400,000 shares of common stock are available for grant under the plan as of August 1, 2010.

In August 2006, the Board of Directors ratified and approved the 2006 New Employee Stock Option Plan which covers 600,000 shares (as amended July 22, 2009) of the Company's common stock. The plan as amended provides for the issuance of restricted stock or granting of non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant. The fair value of restricted shares issued is based on the closing price on the day prior to the date of issue. Vesting of the shares issued is determined at the time of issue by the Compensation Committee or the Board of Directors. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than ten years from the date of grant, subject to certain restrictions. Options for 10,000 and 5,000 shares were granted under the plan during fiscal years 2010 and 2009, respectively. Options for 28,000 shares were cancelled in fiscal 2009 and 5,000 restricted stock shares were issued under the plan in fiscal 2010. Awards for 100,000 shares of restricted stock previously issued under this plan to the Company's former Chairman of the Board were canceled in January 2010. Options for 221,000 shares of common stock are available for grant under the plan as of August 1, 2010.

In March 2003, the Board of Directors approved the 2003 Stock Option Plan which covers 1,000,000 shares of the Company's common stock. Options granted under the plan are non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than ten years from the date of grant, subject to certain restrictions. Options for 50,000 shares were granted under the plan during fiscal 2009. No options were granted under the plan in fiscal 2010. Options for

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O — SHAREHOLDERS' EQUITY (Continued)

352,900 shares were cancelled under the plan in fiscal 2010 and options for 412,900 shares of common stock are available for grant under the plan as of August 1, 2010.

In September 2000, the Board of Directors approved the 2000 Stock Option Plan which covers 1,500,000 shares of the Company's common stock. The plan expired in September 2010 with respect to the granting of new options. Options granted under the plan are non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than ten years from the date of grant, subject to certain restrictions. Options for 34,000 shares were granted under the plan in fiscal 2009 and options for 34,000 and 10,000 shares were cancelled in fiscal 2010 and 2009, respectively. Options for 42,250 shares of common stock are available for grant under the plan as of August 1, 2010.

In April 1998, the Board of Directors approved the 1998 Stock Option Plan which covers 2,250,000 shares of the Company's common stock. The plan has expired with respect to the granting of new options. Options which were granted under the plan are non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan were at fair market value at the date of grant. No incentive stock options were granted to employees under the plan. The nature and terms of the options granted were determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than ten years from the date of grant, subject to certain restrictions. Stock options for 467,000 shares were exercised in fiscal 2010 and options for 6,500 shares were cancelled.

In May 1997, the Board of Directors approved the 1997 Stock Option Plan which covers 2,500,000 shares of the Company's common stock. The plan has expired with respect to the granting of new options. Options granted under the plan were non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan were at fair market value at the date of grant. No incentive stock options were granted to employees under the plan. The nature and terms of the options granted were determined at the time of grant by the Compensation Committee or the Board of Directors. The options expire no later than ten years from the date of grant, subject to certain restrictions. Stock options for 1,200 shares were cancelled in fiscal 2010.

In October 1995, the Board of Directors approved the 1996 Stock Option Plan which covers 1,000,000 shares of the Company's common stock. The plan has expired with respect to the granting of new options. Options granted under the plan are non-qualified stock options. The exercise prices of the options granted under the plan were at fair market value at the date of grant. The options expire no later than ten years from the date of grant. Stock options for 7,007 shares of common stock remain outstanding at August 1, 2010.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O — SHAREHOLDERS' EQUITY (Continued)

A summary of stock option activity under all plans for fiscal 2008, 2009 and 2010 is as follows:

Non-Qualified Stock Options

	Number of shares	Price Range per share	Weighted Average Exercise Price	Aggregate Intrinsic Value(1)
				(in thousands)
Outstanding July 29, 2007	3,640,450	$4.06 - 20.45	$14.41
Granted	4,000	12.58 - 15.16	$13.87
Exercised	(38,725)	7.25 - 13.10	$8.30
Cancelled	(93,500)	14.50 - 20.09	$18.95

Outstanding August 3, 2008	3,512,225	$7.25 - 21.18	$14.84
Granted	89,000	10.39 - 17.09	$10.85
Exercised	(263,525)	7.63 - 9.30	$8.99
Cancelled	(146,900)	8.00 - 20.09	$17.84

Outstanding August 2, 2009	3,190,800	$8.38 - 21.18	$15.03	$2,146

Granted	10,000	12.45 - 12.45	$12.45
Exercised	(467,000)	10.46 - 10.46	$10.46
Cancelled	(395,200)	14.25 - 19.83	$18.28

Outstanding August 1, 2010	2,338,600	$8.38 - 21.18	$15.38	$3,964

Exercisable August 1, 2010	2,236,268		$15.48	$3,648

Vested and expected to vest August 1, 2010	2,330,117		$15.39	$3,936

(1)
There are 1,352,200 vested options with exercise prices greater than the closing stock price of $15.48 as of August 1, 2010.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE O — SHAREHOLDERS' EQUITY (Continued)

Options outstanding and exercisable by price range as of August 1, 2010, with expiration dates ranging from September 19, 2010 to June 8, 2017 are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 8.38 - 12.58	411,000	1.41	$8.92	343,268	$8.55
13.10 - 13.10	530,000	1.34	13.10	530,000	13.10
14.69 - 17.98	834,100	3.71	17.20	803,700	17.19
18.57 - 18.57	8,500	0.26	18.57	6,800	18.57
19.52 - 21.18	555,000	1.82	19.56	552,500	19.55

$ 8.38 - 21.18	2,338,600	2.31	$15.38	2,236,268	$15.48

In July 2009, in connection with the appointments of the Company's Chief Executive Officer and Senior Vice President, the Board of Directors awarded non-qualified stock options to purchase 50,000 shares and 25,000 shares of common stock, respectively, at the closing stock price on the date prior to such appointment of $10.39 per share. The options vest in equal annual installments over a three-year period. The Company also issued 100,000 restricted stock shares in July 2009 to its newly appointed Chairman of the Board which was to vest in 2014. In connection with his resignation in January 2010, the shares were canceled.

In June 2010, 100,000 restricted shares of stock, which vest over a five-year period, were issued to the Company's Chairman of the Board in connection with his employment agreement.

NOTE P — SIGNIFICANT SEGMENTS, MAJOR CUSTOMERS, EXPORT SALES AND GEOGRAPHIC INFORMATION

The Company's chief operating decision makers are considered to be the Chief Executive Officer/President and the Vice President/Chief Financial Officer ("Chief Executive Officers"). The Company's Chief Executive Officers evaluate both consolidated and disaggregated financial information, primarily gross revenues and cash flows, in deciding how to allocate resources and assess performance. The Chief Executive Officers also use certain disaggregated financial information for the Company's product groups. The Company does not determine a measure of operating income or loss by product group. The Company's product groups have similar long-term economic characteristics, such as application, and are similar in regards to (a) nature of products and production processes, (b) type of customers and (c) method used to distribute products. Accordingly, the Company operates as a single integrated business and, as such, has one operating segment as a provider of complex microwave technology solutions for the defense, aerospace and medical industries worldwide. All of the Company's revenues result from sales of its products.

Net sales for fiscal 2010, 2009 and 2008 were as follows: defense electronics, $179,035,000, $150,916,000 and $125,873,000, respectively; and commercial technologies, $9,088,000, $9,173,000 and $10,215,000, respectively.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE P — SIGNIFICANT SEGMENTS, MAJOR CUSTOMERS, EXPORT SALES AND GEOGRAPHIC INFORMATION (Continued)

Approximately 62%, 61% and 62% of our net sales for fiscal 2010, 2009 and 2008, respectively, were made to United States government agencies and their contractors and subcontractors for defense programs. Net sales directly to the U.S. Government in fiscal 2010, 2009, and 2008 accounted for approximately 15%, 12%, and 14% of net sales, respectively. Lockheed Martin Corporation and Northrop Grumman Corporation accounted for approximately 13% and 20% of net sales, respectively, in fiscal 2010 and accounted for 13% and 16% of net sales, respectively, in fiscal 2009. No other customer accounted for 10% or more of consolidated net sales during the periods presented. Sales to foreign customers amounted to approximately $64,251,000 (34%), $52,548,000 (33%), and $45,193,000 (33%) in fiscal 2010, 2009 and 2008, respectively.

Geographic net sales based on place of contract performance were as follows (in thousands):

	2010	2009	2008
United States	$139,707	$120,924	$113,123
Israel	42,368	35,413	19,166
England	6,048	3,752	3,799

	$188,123	$160,089	$136,088

Net property, plant and equipment by geographic area were as follows (in thousands):

	2010	2009
United States	$24,856	$25,011
Israel	7,382	7,703
England	203	158

	$32,441	$32,872

Total assets of foreign subsidiaries accounted for approximately 30% and 28% of total consolidated assets in fiscal 2010 and 2009, respectively, and total foreign liabilities accounted for approximately 76% and 67% of total consolidated liabilities in fiscal 2010 and 2009, respectively. The increases are primarily attributable to the acquisition of Eyal.

NOTE Q — DERIVATIVE FINANCIAL INSTRUMENTS

In October 2001, the Company entered into an interest rate swap with a bank pursuant to which it exchanged floating rate interest in connection with the Bonds discussed in Note H on a notional amount of $3,000,000 for a fixed rate of 4.07% for a ten-year period ending October 1, 2011. The notional amount reduces each year in tandem with the annual installments due on the Bonds. The fixing of the interest rate for the ten year period offsets the Company's exposure to the uncertainty of floating interest rates on the Bonds, and as such has been designated as a cash flow hedge. The hedge is deemed to be highly effective and any ineffectiveness will be recognized in interest expense in the reporting period. The fair value of the

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE Q — DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

interest rate swap was a liability of $85,200 and $125,000 as of August 1, 2010 and August 2, 2009, respectively. There was no material hedge ineffectiveness related to cash flow hedges during the period to be recognized in earnings. There was no gain or loss reclassified from accumulated other comprehensive income into earnings during the fiscal year ended August 1, 2010 as a result of the discontinuance of a cash flow hedge due to the probability of the original forecasted transaction not occurring.

NOTE R — FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

  Level 1 — Observable inputs such as quoted prices in active markets.

  Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly.

  Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the assignment of an asset or liability within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:    The carrying amount reported in the Consolidated Balance Sheet for cash and cash equivalents approximates fair value because of the short-term maturity of those instruments.

Accounts receivable and accounts payable:    The carrying amounts reported in the Consolidated Balance Sheet for trade accounts receivable and accounts payable approximates fair value because of the short-term maturity of those instruments.

Long-term debt:    The carrying amount reported in the Consolidated Balance Sheet for the mortgage note, industrial revenue bonds (including the related interest rate swap) and term loan approximate fair value based on the variable interest rates related to the debt.

NOTE S — QUARTERLY RESULTS (UNAUDITED)

The following is a summary of the unaudited quarterly results of operations for fiscal 2010 and 2009, respectively (in thousands, except for per share data).

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE S — QUARTERLY RESULTS (UNAUDITED) (Continued)

2010	November 1, 2009	January 31, 2010	May 2, 2010	August 1, 2010
Net sales	$47,679	$46,609	$45,438	$48,397
Gross profit	$13,287	$12,857	$13,652	$13,998
Net income (loss)	$3,551	$3,790	$2,636	$(2,963)

Earnings (loss) per common share — Basic	$.26	$.28	$.19	$(.22)

Basic weighted average shares	13,704	13,687	13,580	13,739

Earnings (loss) per common share — Diluted	$.26	$.27	$.19	$(.22)

Diluted weighted average shares	13,878	13,853	13,885	13,739

2009	November 2, 2008	February 1, 2009	May 3, 2009	August 2, 2009
Net sales	$35,344	$39,974	$41,811	$42,960
Gross profit	$6,603	$9,671	$11,198	$(30)
(Loss) income from continuing operations	$(883)	$2,153	$2,423	$(44,413)
Loss from discontinued operations	$(456)	—	—	—

Net (loss) income	$(1,339)	$2,153	$2,423	$(44,413)

(Loss) earnings per common share — Basic
(Loss) income from continuing operations	$(.07)	$.16	$.18	$(3.26)
Loss from discontinued operations	(.03)	—	—	—

Net (loss) income — basic	$(.10)	$.16	$.18	$(3.26)

Basic weighted average shares	13,525	13,550	13,559	13,607

(Loss) earnings per common share — Diluted
(Loss) income from continuing operations	$(.07)	$.16	$.18	$(3.26)
Loss from discontinued operations	(.03)	—	—	—

Net (loss) income — diluted	$(.10)	$.16	$.18	$(3.26)

Diluted weighted average shares	13,525	13,746	13,721	13,607

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE S — QUARTERLY RESULTS (UNAUDITED) (Continued)

Fiscal 2010

In the first quarter ended November 1, 2009, the Company settled a lawsuit with a customer by paying $2.0 million to its customer, and the parties mutually agreed to termination of the purchase order for convenience without further liability to either party. The Company also received a payment of approximately $1.5 million related to a prior claim against a customer for unpriced change orders.

During the second quarter ended January 31, 2010, the Company settled litigation with its directors' and officers' insurance carrier related to coverage of prior legal costs submitted for payment. As part of the settlement, the Company recorded a net benefit of $1.2 million against its litigation costs and received a payment of approximately $1.7 million on February 19, 2010, which was the net balance due from the aggregate settlement amount of approximately $4.0 million.

During the second quarter ended January 31, 2010, the Company accepted the resignation of its then Chairman of the Board who also served as an executive of the Company. In connection with the resignation and in recognition of his significant contributions, the Company entered into an employment settlement agreement under which the former executive received a performance payment in the amount of $.9 million.

During the third quarter ended May 2, 2010, the Company recorded a settlement charge of approximately $1.0 million to settle all stockholder derivative actions originally filed in 2006. Payment of the settlement was made in August 2010.

During the fourth quarter ended August 1, 2010, the Company reached a settlement of all securities class actions originally filed in 2006. The terms of the settlement provide for, in part, the dismissal of the litigation against the Company, and of all the individual defendants, and the creation by the Company of a $10.0 million settlement fund. The settlement received the final approval of the Court in September 2010. In connection with the settlement, the Company recorded a charge to Litigation Settlement expense of $10.0 million in the fourth quarter 2010. Payment of the settlement was made in August 2010.

Fiscal 2009

In the first quarter ended November 2, 2008, the Company completed the divestiture of ICI, which is reported as discontinued operations, and also completed the acquisition of Eyal, with its results included within the results from continuing operations beginning September 2008. The Company also completed the sale of the assets of its machine shop at MSI, resulting in a pre-tax gain of approximately $.6 million.

In the third quarter ended May 3, 2009, an adjustment of approximately $2.0 million was made to reflect an increase in estimated losses related to contracts transferred from the Company's Farmingdale unit to other facilities, and a reduction in estimated costs to complete a contract accounted for under percentage of completion was made resulting in an increase in gross profit of approximately $1.3 million in the quarter.

In the fourth quarter ended August 2, 2009, the Company recorded the following charges: (a) approximately $44.0 million related to the impairment of goodwill and other intangible assets; (b) approximately $10.6 million related to employment agreement settlements with two former officers of the Company; (c) approximately $4.3 million to cost of products sold related to the settlement of litigation with a customer; (d) approximately $2.8 million to net sales and $.3million to cost of products sold related to the settlement of a claim for equitable adjustment for unpriced change orders; (e) approximately $3.1 million to cost of products sold related to the transition of the Farmingdale manufacturing operation, including

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE S — QUARTERLY RESULTS (UNAUDITED) (Continued)

contract losses of approximately $1.1 million and inventory write-offs of approximately $2.0 million; (f) approximately $1.3 million to cost of products sold for additional inventory adjustments and obsolescence reserves; and (h) approximately $.3 million to selling and administrative expenses related to the abandonment of fixed assets.

NOTE T — SUBSEQUENT EVENTS

The Company evaluated events occurring subsequent to August 1, 2010 for potential recognition and disclosure in the consolidated financial statements. No events have occurred that would require adjustment to the consolidated financial statements, which were issued on October 14, 2010

**********

Part I — Financial Information

Item I — Financial Statements

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31, 2010	August 1, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$18,154	$25,690
Trade accounts receivable, net	29,687	28,705
Costs incurred and income recognized in excess of billings on uncompleted contracts and claims	11,399	9,334
Inventories, net	51,854	51,453
Deferred income taxes	15,963	15,726
Other current assets	4,900	3,875

Total Current Assets	131,957	134,783
Property, plant and equipment, net	32,109	32,441
Goodwill	43,722	43,722
Intangibles, net	7,951	8,197
Deferred income taxes	6,718	7,045
Other assets	403	426

Total Assets	$222,860	$226,614

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$1,329	$1,321
Current portion of employment settlement agreements	1,374	1,331
Accounts payable and accrued expenses	23,596	31,874
Billings in excess of costs incurred and income recognised on uncompleted contracts	1,194	648
Accrual for contract losses	2,309	2,080
Advance payments on contracts	10,359	9,922

Total Current Liabilities	40,161	47,176
Long-term debt, net of current portion	10,425	10,881
Long-term portion of employment settlement agreements	1,033	1,437
Other long-term liabilities	8,403	8,136

Total Liabilities	60,022	67,630

Commitments and Contingencies
Shareholders' Equity
Common stock, $.10 par value; authorized 20,000,000 shares; issued and outstanding 13,792,464 at October 31, 2010 and 13,774,394 at August 1, 2010	1,379	1,377
Additional paid-in capital	103,375	103,029
Retained earnings	58,393	54,896
Accumulated other comprehensive loss	(309)	(318)

Total Shareholders' Equity	162,838	158,984

Total Liabilities and Shareholders' Equity	$222,860	$226,614

See notes to condensed consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Net sales	$48,921	$47,679

Cost and expenses:
Cost of products sold	33,163	34,392
Selling and administrative expenses	9,291	7,681
Litigation costs	820	540

	43,274	42,613
Income from operations	5,647	5,066

Other (expense) income:
Interest income	8	11
Interest expense	(22)	(165)
Foreign exchange transactions losses	(68)	(42)

	(82)	(196)

Income before income taxes	5,565	4,870
Provision for income taxes	2,067	1,319

Net income	$3,498	$3,551

Earnings per common share — Basic	$.25	$.26

Basic weighted average shares	13,792	13,704

Earnings per common share — Diluted	$.25	$.26

Diluted weighted average shares	14,084	13,878

See notes to condensed consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED ST ATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Cash flows from operating activities:
Net income	$3,498	$3,551

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,748	1,845
Stock-based compensation costs	338	124
Excess tax benefit from exercise of stock options	(10)	—
Inventory valuation reserve charges	259	299
Warranty reserve charges	230	542
Deferred tax provision	293	1,162
Changes in operating assets and liabilities:
Trade accounts receivable	(970)	(1,304)
Income taxes receivable	(146)	—
Costs incurredand income recognized in excess of billings on uncompleted contracts and claims	(1,993)	4,158
Inventories, net	(642)	35
Other current assets	(880)	(952)
Accounts payable and accrued expenses	294	(4,639)
Billings in excess of costs incurred and income recognised on uncompleted contracts	532	(158)
Income taxes payable	2,074	—
Accrual for contract losses	229	(1,150)
Employment settlement payments	(379)	(6,502)
Litigation settlement payments	(10,975)	(2,000)
Advance payments on contracts	437	(443)
Other, net	104	(79)

Total adjustments	(9,457)	(9,062)

Net cash used in operating activities	(5,959)	(5,511)

Cash flaws from investing activities:
Proceeds from sale of fixed assets	44	—
Capital expenditures	(1,194)	(1,398)

Net cash used in investing activities	(1,150)	(1,398)

Cash flows from financing activities:	—	7,000
Borrowings under bank line of credit
Excess tax benefit from exercise of stock options	10	—
Payments of long-term debt	(432)	(642)
Purchase of treasury stock	—	(441)

Net cash (used in) provided by financing activities	(422)	5,917

Effect of exchange rate changes on cash	(5)	4

Net (decrease) in cash and cash equivalents	(7,536)	(988)
Cash and cash equivalents at beginning of period	25,690	14,820

Cash and cash equivalents at end of period	$18,154	$13,832

See notes to condensed consolidated financial statements.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Principles of Consolidation and Basis of Presentation

The unaudited Condensed Consolidated Financial Statements include the accounts of Herley Industries, Inc. ("Herley"), a Delaware corporation, and its wholly-owned subsidiaries (collectively the "Company"), which are engaged in the design, development and manufacture of microwave technology solutions for the defense, aerospace and medical industries worldwide with four domestic and three foreign manufacturing facilities and two engineering offices in the U.S. Herley's corporate office is in Lancaster, Pennsylvania. Herley's primary facilities include: Herley Lancaster; Herley New England; Herley Israel; Micro Systems, Inc. ("MSI"); Herley-CTI; Herley-GMI Eyal ("Eyal"); and EW Simulation Technology ("EWST"). All significant intercompany accounts and transactions have been eliminated.

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the information and disclosures normally included in annual financial statements as required by accounting principles generally accepted in the United States of America ("U.S. GAAP") for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying Condensed Consolidated Financial Statements. Operating results for this quarter are not necessarily indicative of the results of operations that may be expected for any other interim period or for the full fiscal year. These statements should be read in conjunction with the consolidated financial statements and notes thereto, and the Company's description of critical accounting policies included in the Company's 2010 Annual Report on Form 10-K for the fiscal year ended August 1, 2010 as filed with the Securities and Exchange Commission ("SEC") on October 14, 2010. The accounting policies used in preparing these unaudited condensed consolidated interim financial statements are consistent with those described in the August 1, 2010 audited financial statements. The Condensed Consolidated Balance Sheet at August 1, 2010 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. Certain prior-period balances have been reclassified to conform to the current period's financial statement presentation.

The preparation of financial statements in conformity with U.S. GAAP requires that management of the Company make certain estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These judgments can be subjective and complex, and consequently actual results could differ from those estimates and assumptions. The most significant estimates include: valuation and recoverability of goodwill and long-lived assets; income taxes; recognition of revenue and costs on production contracts; the valuation of inventory; accrual of litigation settlements and other contingencies; and stock-based compensation costs. Each of these areas requires the Company to make use of reasoned estimates including estimating the cost to complete a contract and loss accruals, forecasted cash flows and the net realizable value of its inventory. Changes in estimates can have a material impact on the Company's financial position and results of operations.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

2. Goodwill and Intangibles, net

The changes in Goodwill and Intangibles, net during the thirteen weeks ended October 31, 2010 is as follows (in thousands):

	Goodwill	Intangibles
Balance at August 1, 2010	$43,722	$8,197
Add: Translation gain	—	10
Less: amortization	—	(256)

Balance at October 31, 2010	$43,722	$7,951

Amortization expense related to intangibles subject to amortization was $256,000 and $452,000 for the thirteen weeks ended October 31, 2010 and November 1, 2009, respectively.

The Company performs an evaluation of its goodwill and intangible assets with indefinite lives for impairment on an annual basis during the fourth quarter of its fiscal year and on an interim basis if there has been a triggering event or other indication impairment has occurred. There have been no triggering events or indicators of impairment that have occurred during the thirteen weeks ended October 31, 2010 that would require additional impairment testing of goodwill or long-lived intangible assets.

3. Inventories, net

The major components of inventories, net are as follows (in thousands):

	October 31, 2010	August 1, 2010
Purchased parts and raw materials	$32,729	$33,026
Work in process	26,307	24,623
Finished products	1,978	2,612

	61,014	60,261
Less:
Allowance for obsolete and slow moving inventory	7,632	7,373
Unliquidated progress payments	1,528	1,435

	$51,854	$51,453

4. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to income tax examinations by U.S. federal and state taxing authorities for years before fiscal 2006 and foreign taxing authorities before fiscal 2003. There are no audit examinations currently in process by any income taxing authority.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

4. Income Taxes (Continued)

The provision for income taxes for the thirteen weeks ended October 31, 2010 was $2,067,000 as compared to $1,319,000 for the thirteen weeks ended November 1, 2009. The estimated annual effective tax rate for fiscal 2011, before consideration of discrete items, is approximately 33%. This rate is lower than the statutory U.S. federal tax rate of 35%, primarily due to the Company's foreign earnings attributable to its Israeli and United Kingdom operations which are taxed at estimated rates of 14% and 27%, respectively.

Gross unrecognized tax benefits, excluding interest and penalties, were approximately $5,941,000 at October 31, 2010 of which $363,000 would impact the annual effective tax rate in accordance with deferred tax accounting standards. Management does not anticipate that it is reasonably possible that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company recognized $61,000 of accrued interest related to unrecognized tax benefits in the Condensed Consolidated Statement of Income, on a gross basis, for the thirteen weeks ended October 31, 2010; the balance of accrued interest was $277,000 in the Condensed Consolidated Balance Sheet on a gross basis at such date. Both unrecognized tax benefits and the corresponding accrued interest amounts are included as "Other long-term liabilities" in the Condensed Consolidated Balance Sheets.

5. Product Warranties

The Company warrants its products for a period of one year. Product warranty costs are accrued based on historical claims expense, and are included in "Accounts payable and accrued expenses" on the Condensed Consolidated Balance Sheets. The reserve for warranty costs is reduced as warranty repair costs are incurred. The following table presents the change in the accrual for product warranty costs for the thirteen weeks ended October 31, 2010 and November 1, 2009, respectively (in thousands):

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Balance at beginning of period	$1,039	$938
Provision for warranty obligations	230	542
Warranty costs charged to the reserve	(217)	(452)

Balance at end of period	$1,052	$1,028

6. Litigation

As previously reported, an action was brought against the Company by a competitor in October, 2009. This action alleges that, through the actions of three former employees of the plaintiff, the Company improperly obtained trade secrets to unfairly compete against the plaintiff in seeking and ultimately winning certain contracts with third parties. Micro Systems, Inc., a subsidiary of the Company and the three former employees of the plaintiff, two of whom are current or former employees of Micro Systems, Inc., are also named as defendants in this action. The action alleges misappropriation of trade secrets and seeks

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. Litigation (Continued)

$2,000,000 in compensatory damages, and an unspecified sum in punitive damages and legal fees. The Company has vigorously defended this action and denies any allegation of improperly obtaining and/or misappropriating the plaintiff's trade secrets or proprietary information. Discovery in this case has commenced and the anticipated trial date for the action is May of 2011. The parties are currently in settlement discussions in an effort to attempt to resolve the matter before both sides incur additional significant legal fees and costs. In accordance with ASC 450 related to contingencies, the Company recorded a charge of $1,100,000 during the quarter ended October 31, 2010 which is included in selling and administrative expenses in the accompanying Condensed Consolidated Statement of Income, based on management's assessment that it is probable that a settlement can be reached. However, there is no assurance that a settlement will be reached or, if a settlement is reached, that the charge will represent the amount of the settlement. If a settlement is unable to be reached, the Company anticipates that it will continue to vigorously defend the action.

In July 2010, the Company reached an agreement to settle all securities class actions originally filed in 2006, and subsequently consolidated under the caption: In re Herley Industries, Inc. Securities Litigation, Docket No. 06-CV-2596 (JRS). As previously disclosed, between June 2006 and August 2006, the Company and certain of its current and former officers and directors (the "Individual Defendants") were named as defendants in five related class actions alleging violations of the federal securities laws. Those cases were subsequently consolidated into one class action on behalf of a purported class of all persons who purchased or otherwise acquired shares of our stock during the period October 1, 2001 through June 14, 2006 (the "Class"). At all times during the pendency of the litigation, the Company and the Individual Defendants steadfastly maintained that the claims raised in the securities class action were without merit, and vigorously contested those allegations. As part of the settlement, the Company and the Individual Defendants continue to deny any liability or wrongdoing under the securities laws. The terms of the settlement provided for, in part, the dismissal of the litigation against the Company and all of the Individual Defendants, and the creation by the Company of a $10 million settlement fund. The fund will be allocated, after deduction of court-ordered expenses, such as attorneys' fees and expenses, settlement administration costs and any applicable taxes, among members of the settlement class who submit valid proofs of claim. Upon final approval of the settlement by the Court, in August 2010 the Company paid $10 million out of existing cash reserves to create the settlement fund.

In May, 2010 the Company reached an agreement to settle all stockholder derivative actions originally filed in 2006 in the United States District Court for the Eastern District of Pennsylvania at Docket No. 06-CV-2964 (JRS). The consolidated derivative complaint, filed on January 12, 2007, alleged that current and former directors violated their fiduciary obligations in connection with certain actions or decisions in their capacities as officers or directors of the Company. All of the defendants previously denied any wrongdoing and, under the settlement agreement, the Company and the other defendants continue to deny any breach of fiduciary duties or any other improper actions. Under the terms of the settlement, as approved by the Court, the Company agreed to institute certain corporate governance practices relating to the Board of Directors structure, directors' independence, and nomination and election procedures for directors, related party transactions, director stock ownership, and oversight policies. The Company's Board is committed to the implementation of best practices in the area of corporate governance and believes that the agreed upon practices are consistent with that commitment. In addition, the Court awarded plaintiffs' counsel the sum of $975,000 for fees and costs in pursuit of the consolidated derivative action. The Company paid this award in August 2010.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

6. Litigation (Continued)

The Company is involved in various other legal proceedings and claims which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, management believes that the outcome of such other litigation will not have a material adverse effect on the Company's financial position or results of operations.

7. Line of Credit, Long-Term Debt and Stand-by Letters of Credit

We have a $40,000,000 Revolving Credit Loan Agreement ("Agreement") with two banks on an unsecured basis, which may be used for general corporate purposes, including business acquisitions and stand-by letters of credit. The Agreement requires the payment of interest only on a monthly basis and payment of the outstanding principal balance on March 31, 2012. The Company may elect to borrow with interest at (A) the bank's prime rate of interest minus 0.50% or (B) the greater of (i) LIBOR plus a margin of 2.50% or (ii) 3.50%. There is a fee of 25 basis points per annum on the unused portion of the credit facility payable quarterly and a fee of 1.50% per annum on outstanding stand-by letters of credit. The Agreement contains various financial covenants, including minimum tangible net worth, total liabilities to tangible net worth, debt service coverage and restrictions on other borrowings. The Company was in compliance with all of its financial covenants at October 31, 2010.

We had no loans outstanding under our credit facility during the quarter ended October 31, 2010. Stand-by letters of credit in the amount of approximately $6,583,000, of which $4,589,000 reduces the amount of credit available under the credit line, were outstanding at October 31, 2010. We had approximately $35,411,000 available under our line at October 31, 2010.

On September 16, 2008, the Company entered into a ten-year term loan with a bank in Israel in the amount of $10,000,000 in connection with the acquisition of Eyal. The loan is payable in quarterly installments of $250,000 plus interest at LIBOR plus a margin of 1.5%. The loan agreement contains various financial covenants which have been met at October 31, 2010, including minimum net equity, as defined.

8. Stock Buyback Program

In October 2007, the Company's Board of Directors approved an expansion of its existing stock buyback program to make additional purchases of up to 1,000,000 shares of its common stock in the open market or in private transactions, in accordance with applicable SEC rules for an aggregate of 3,000,000 shares. As of August 1, 2010, the Company had repurchased and retired approximately 2,460,000 shares under the program. There were no stock repurchases during the thirteen weeks ended October 31, 2010. During the thirteen weeks ended November 1, 2009, the Company repurchased and retired 35,902 shares of its common stock pursuant to this program at an aggregate cost of approximately $441,000. Funds to acquire the shares came from excess cash reserves. The timing, actual number and value of any additional shares that may be repurchased under this program will depend on a number of factors, including the Company's future financial performance, the Company's available cash resources and competing uses for the cash, prevailing market prices of the Company's common stock and the number of shares that become available for sale at prices that the Company believes are attractive. As of October 31, 2010, approximately 540,000 shares were eligible for future purchase under the Company's buyback program.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

9. Comprehensive Income

Comprehensive income for the periods presented is as follows (in thousands):

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Net income	$3,498	$3,551
Unrealized gain on interest rate swap	11	4
Translation of foreign financial statements	(2)	3

Comprehensive income	$3,507	$3,558

The foreign currency translation gain (loss) relates to the Company's investment in its U.K. subsidiary and fluctuations in exchange rates between its local currency and the U.S. dollar.

The components of accumulated other comprehensive loss were as follows (in thousands):

	October 31, 2010	August 1, 2010
Unrealized loss on interest rate swap, net of tax	$(40)	$(51)
Translation of foreign financial statements	(269)	(267)

Accumulated other comprehensive loss	$(309)	$(318)

10. Share-Based Compensation

The Company has various stock option plans which are described in Note O of its August 1, 2010 Annual Report on Form 10-K that provide for the grant of stock options and restricted stock to eligible employees and directors.

The Company recorded total share-based costs related to stock option and restricted stock awards, included as compensation costs in operating expenses, of approximately $338,000 and $124,000 for the thirteen weeks ended October 31, 2010 and November 1, 2009, respectively.

As of October 31, 2010, there were 2,361,750 stock options outstanding. During the first quarter of fiscal 2011, 16,467 shares of restricted stock and options for 42,250 shares of common stock at an exercise price of $16.13 per share were granted to directors and certain management employees with a fair value of approximately $255,000 and $681,000, respectively. The aggregate value of unvested options as of October 31, 2010, as determined using a Black-Scholes option valuation model, was approximately $1,334,800 (net of estimated forfeitures), which is expected to be recognized over a weighted-average period of 1.3 years. The aggregate value of unvested restricted stock as of October 31, 2010 was approximately $398,000 net of estimated forfeitures which are expected to be recognized over a weighted-average period of 4.2 years.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

10. Share-Based Compensation (Continued)

Options for 10,000 shares of common stock were exercised during the thirteen weeks ended October 31, 2010 at a price of $13.10 per share. Options for 9,100 shares of common stock expired during the thirteen weeks ended October 31, 2010.

There were 2,224,702 vested stock options outstanding as of October 31, 2010 at a weighted-average exercise price of $15.47. Included in the vested stock options outstanding were 1,111,500 options with exercise prices greater than the closing stock price of $16.61 as of October 31, 2010.

11. Earnings per Common Share ("EPS")

The following table shows the components used in the calculation of basic and diluted earnings (loss) per common share (in thousands):

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Numerator:
Net income	$3,498	$3,551

Denominator:
Basic weighted-average shares	13,792	13,704
Effect of dilutive securities:
Employee stock options	292	174

Diluted weighted-average shares	14,084	13,878

Stock options not included in computation	1,149	2,404

Exercise price range of options excluded	$16.13 - $20.85	$12.58 - $21.18

Certain options outstanding as of October 31, 2010 are excluded from the computation as noted in the table above because their effect is anti-dilutive. Such options expire at various dates through June 8, 2017.

12. Geographic Information and Major Customers

Net sales directly to the U.S. Government for the thirteen weeks ended October 31, 2010 and November 1, 2009 were approximately 13.5% and 16.5% of consolidated net sales from continuing operations, respectively.

Northrop Grumman Corporation and Lockheed Martin Corporation accounted for approximately 19.4% and 12.9%, respectively, of consolidated net sales for the thirteen weeks ended October 31, 2010. Northrop Grumman and Lockheed Martin each accounted for approximately 16.5% and 12.3% respectively, of net sales in the thirteen weeks ended November 1, 2009. No other customer accounted for 10% or more of consolidated net sales in the periods presented. Foreign sales amounted to approximately $15,970,000 (33%) and $16,923,000 (35%) for the thirteen weeks ended October 31, 2010 and November 1, 2009, respectively.

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

12. Geographic Information and Major Customers (Continued)

Geographic net sales from continuing operations for the first fiscal quarter based on place of contract performance were as follows (in thousands):

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
United States	$35,550	35,060
Israel	11,914	11,348
England	1,457	1,271

	$48,921	$47,679

Net property, plant and equipment by geographic area were as follows (in thousands):

	October 31, 2010	August 1, 2010
United States	$24,439	$24,856
Israel	7,411	7,382
England	259	203

	$32,109	$32,441

13. Supplemental Cash Flow information is as follows (in thousands):

	Thirteen weeks ended
	October 31, 2010	November 1, 2009
Net cash paid during the period for:
Interest	$77	$123
Income taxes	$71	$32
Non-cash financing transactions:
Retirement of 35,902 shares of treasury stock	$—	$441

HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

14. New Accounting Pronouncements

Newly issued effective accounting pronouncements:

In April 2010, the Financial Accounting Standards Board issued ASU 2010-17, "Revenue Recognition — Milestone Method." The amended guidance provides the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate for research and development transactions. The amended guidance is currently effective for milestones achieved in the Company's fiscal period ended October 31, 2010 and did not have any impact on the Company's financial position, results of operations, or cash flows.

In October 2009, the Financial Accounting Standards Board issued ASU 2009-13, "Multiple Deliverable Revenue Arrangements." This amended guidance enables companies to account for products or services (deliverables) separately rather than as a combined unit in certain circumstances. The amended guidance is currently effective for revenue arrangements entered into or materially modified in the Company's fiscal period ended October 31, 2010 and did not have a significant impact on the Company's financial position, results of operations, or cash flows.

Other new accounting pronouncements issued but not currently effective are not expected to have a significant effect on the Company's financial position, results of operations, or cash flows.

15. Related Party Transaction

Prior to the acquisition of MSI, MSI had leased one of its two buildings in Fort Walton Beach, Florida from MSI Investments, a Florida LLC. Owners of MSI Investments include two current employees of MSI and one who serves as a consultant. Lease expense was approximately $74,000 for the thirteen weeks ended October 31, 2010 and November 1, 2009, respectively.

On August 24, 2005, the Company amended the lease agreements for its manufacturing facility in Farmingdale, New York with a partnership owned by the wife of the Company's current Chairman (and children of the Company's former Chairman) and the children of the Company's former Chief Executive Officer to incorporate two individual leases into a single lease and extended the term of the initial leases to August 31, 2010. The Company incurred rent expense of approximately $430,000, $494,000, and $478,000 in fiscal 2010, 2009 and 2008, respectively, under the leases. During the fourth quarter of fiscal 2008, the Company decided to close its manufacturing facility in Farmingdale, New York and transfer its contracts and assets to its other facilities in Whippany, New Jersey; Woburn, Massachusetts; Lancaster, Pennsylvania and Jerusalem, Israel. On January 25, 2009, the Company entered into a modification of the lease to reduce the amount of space it was leasing and reduce the annual rental payments remaining under the lease to approximately $430,000 annually through August 2010.

The Company entered into a new three year lease agreement commencing September 1, 2010 with a partnership owned by the wife of the Company's current Chairman (and children of the Company's former Chairman) relocating its Farmingdale, New York office to a new location having approximately 4,000 square feet at an annual cost of $72,000, subject to escalation of 3% per annum.

PROSPECTUS

$100,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        From time to time, we may offer up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

        We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "KTOS." On August 12, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $0.84. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Global Select Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

        Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

        This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is August 21, 2009.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add or update in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find Additional Information," before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find Additional Information."

1

 KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

        Kratos Defense & Security Solutions, Inc. is an innovative provider of mission critical engineering, information technology services and warfighter solutions. We work primarily for the U.S. government and federal government agencies, but we also perform work for state and local agencies and commercial customers. Our principal services are related to, but are not limited to, Command, Control, Communications, Computing, Intelligence, Surveillance and Reconnaissance (C4ISR); weapons systems lifecycle support and sustainment; military weapon range operations and technical services; missile, rocket and weapons system test and evaluation; missile and rocket mission launch services; public safety, security and surveillance systems; modeling and simulation; unmanned aerial vehicle products and technology; advanced network engineering and information technology services; and advanced information technology services. We offer our customers solutions and expertise to support their mission-critical needs by leveraging our skills across our core service areas.

        We derive a substantial portion of our revenue from contracts performed for federal government agencies, including the U.S. Department of Defense (DOD), with the majority of our revenue currently generated from the delivery of mission-critical warfighter solutions, advanced engineering services, system integration and system sustainment services to defense and other non-DOD and civilian government agencies. We believe our diversified and stable client base, strong client relationships, broad array of contract vehicles, considerable employee base possessing government security clearances, extensive list of past performance qualifications, and significant management and operational capabilities position us for continued growth.

        Prior to 2008 we were also an independent provider of outsourced engineering and network deployment services, security systems engineering and integration services and other technical services for the wireless communications industry, the U.S. government and enterprise customers. In 2006 and 2007, we undertook a transformation strategy whereby we divested our commercial wireless-related businesses and chose to pursue business with the federal government, primarily the DOD, through strategic acquisitions. On September 12, 2007, we changed our name from Wireless Facilities, Inc. to Kratos Defense & Security Solutions, Inc. In connection with our name change, we changed our NASDAQ Global Market trading symbol to "KTOS".

        Our executive offices are located at 4810 Eastgate Mall, San Diego, California 92121, and our telephone number is (858) 812-7300. We maintain an Internet website at www.kratosdefense.com. Information contained in or accessible through our website does not constitute part of this prospectus.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we," "us," "our" and "Kratos" refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents, including our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q or current report on Form 8-K we file after the date of this prospectus, that are incorporated by reference into this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations and financial condition.

2

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include statements relating to:

  •
  our future financial performance;

  •
  the growth of the market for our products and services;

  •
  expansion plans and opportunities; and

  •
  consolidation in the market or industries for our products and services.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology.

        Forward-looking statements reflect our current views with respect to future events, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations or the impact of legal or regulatory matters on business, results of operations or financial conditions, are based on assumptions and are subject to risks, uncertainties and other important factors. Risk factors that could cause actual results to differ from those contained in the forward-looking statements include but are not limited to: changes in the scope or timing of our projects; changes or cutbacks in spending or the appropriation of funding by the federal government, including the DOD, which could cause delays or cancellations of key government contracts; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; risks of adverse regulatory action or litigation; risks associated with debt leverage; failure to obtain court approval of the proposed litigation settlement or to ultimately settle the litigation; failure to successfully consummate acquisitions or integrate acquired operations; competition in the marketplace which could reduce revenues and profit margins; and other important factors that we discuss in greater detail under the heading "Risk Factors" contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading "Where You Can Find Additional Information," completely and with the understanding that our actual future results may be materially different from what we expect.

        These forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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 THE SECURITIES WE MAY OFFER

        We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate principal amount or aggregate offering price;

  •
  maturity, if applicable;

  •
  original issue discount, if any;

  •
  rates and times of payment of interest or dividends, if any;

  •
  redemption, conversion, exercise, exchange or sinking fund terms, if any;

  •
  ranking;

  •
  restrictive covenants, if any;

  •
  voting or other rights, if any;

  •
  conversion prices, if any; and

  •
  important United States federal income tax considerations.

        The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add or update information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

  •
  the names of those agents or underwriters;

  •
  applicable fees, discounts and commissions to be paid to them;

  •
  details regarding over-allotment options, if any; and

  •
  the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share

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ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock.

        If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered.

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        We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

        Units.    We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RATIO OF EARNINGS TO FIXED CHARGES

        The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

        Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage deficiency for all periods. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because no preferred dividends are accrued, accruing or payable on our outstanding preference shares.

	Six Months Ended June 28, 2009	Year Ended
		12/28/2008	12/31/2007	12/31/2006	12/31/2005	12/31/2004
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges	$(40.6)	$(104.7)	$(25.9)	$(26.7)	$(0.6)	$(19.7)

USE OF PROCEEDS

        Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for general corporate purposes, including, among other things, working capital requirements and potential re-payment of indebtedness that may be outstanding at the time of any offering under this prospectus. We may also use a portion of the net proceeds to acquire or invest in businesses, services and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

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 DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 195,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, issuable in one or more series designated by Kratos' board of directors, of which 63,637 shares have been designated Series A Preferred Stock, 90,000 shares have been designated Series B Preferred Stock and 1,200,000 have been designated Series C Preferred Stock. As of August 12, 2009, there were 130,262,590 shares of common stock, no shares of Series A Preferred Stock, 10,000 shares of Series B Preferred Stock and no shares of Series C Preferred Stock outstanding.

Common Stock

        The holders of our common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class, subject to any voting rights granted to holders of any then outstanding preferred stock. Shares of common stock are entitled to participate equally in dividends when and as dividends may be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the prior rights of our creditors and the liquidation preference of any preferred stock then outstanding must first be satisfied. The holders of common stock will be entitled to share in the remaining assets on a pro rata basis. No shares of common stock are subject to redemption or have redemptive rights to purchase additional shares of common stock.

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "KTOS".

Preferred Stock

        Our certificate of incorporation provides that we may issue shares of preferred stock from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors may, without stockholder approval issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects, including preferred stock or rights to acquire preferred stock in connection with implementing a shareholder rights plan. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of its existing management.

Series A Preferred Stock

        There are currently no shares of Series A Preferred Stock issued and outstanding.

Series B Preferred Stock

        On May 30, 2002, we issued an aggregate of 90,000 shares of Series B Preferred Stock, 10,000 shares of which were outstanding on August 4, 2009. Each share of Series B Preferred Stock is currently convertible into 100 shares of common stock and will automatically convert into common stock if and when our common stock trades at or above $11.00 per share for 30 consecutive trading days after that date. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any payment is to be made to the holders of common stock, the holders of Series B Preferred Stock are entitled to receive $500 per share plus all accumulated or accrued and unpaid dividends for such share. Holders of shares of Series B Preferred Stock are entitled to vote on all

7

matters submitted to a vote of the holders of shares of common stock, including with respect to the election of members of the board of directors, on an as-converted to common stock basis.

Series C Preferred Stock

        On December 16, 2004, in connection with the approval of our Stockholder Rights Plan, our board of directors authorized and declared a dividend of one right to purchase on one-hundredth of a share of Series C Preferred Stock for each outstanding share of common stock to stockholders of record as of the close of business December 27, 2004. Each right entitles the registered holder, subject to the terms of the Stockholder Rights Plan, to purchase one one-hundredth of a share of Series C Preferred at a purchase price of $54.00, subject to adjustment. The rights are not exercisable until a Distribution Date occurs (as that term is defined in the Stockholder Rights Plan) and will expire at the close of business on the tenth anniversary of the Stockholder Rights Plan unless earlier redeemed or exchanged. There are currently no shares of Series C Preferred Stock issued and outstanding.

Anti-Takeover Provisions

        The provisions of the Delaware General Corporation Law, or DGCL, our amended and restated certificate of incorporation, amended and restated bylaws and our Stockholder Rights Plan contain provisions that could discourage or make more difficult a change in control of the Company, including an acquisition of the Company by means of a tender offer, a proxy contest and removal of our incumbent officers and directors, without the support of our board of directors. A summary of these provisions follows.

Statutory Business Combination Provision

        We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

  •
  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        With certain exceptions, an "interested stockholder" is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

8

        In general, Section 203 defines a business combination to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        A Delaware corporation may "opt out" of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, Kratos has not "opted out" of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire Kratos.

Stockholder Rights Plan

        We have a stockholder rights plan that may discourage certain types of transactions involving an actual or potential change in control and may limit our stockholders' ability to approve transactions that they deem to be in their best interests.

Election and Removal of Directors

        Our board of directors is elected annually by all holders of our capital stock. Directors may be removed without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided however, that unless the entire board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election in which the same total number of votes were cast (or if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such directors most recent election were then being elected.

No Stockholder Action by Written Consent

        Our certificate of incorporation provides that any action required or permitted to be taken by the holders of common stock at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by written consent of the stockholders.

Stockholder Meetings

        Under our amended and restated bylaws, only the chairman of the board of directors, the chief executive officer or a majority of the total number of authorized directors may call a special meeting of the stockholders, and any business conducted at any special meeting will be limited to the purpose or purposes specified in the order calling for the special meeting.

9

Requirements for Advance Notification of Stockholder Nominations and Proposals

        In order for our stockholders to properly bring nominations or business before an annual meeting, they must comply with certain notice requirements as provided by our amended and restated bylaws. Typically, in order for such notices to be timely, they must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting. For such notices to be timely in the event the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, notice must be provided to us not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Amendment of Charter Provisions

        The affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock, voting together as a single class, is required to, among other things, alter, amend or repeal certain provisions of our amended and restated certificate of incorporation, including those related to the election and removal of the board of directors, amendment of our bylaws and certificate of incorporation, restrictions against stockholder actions by written consent and the indemnification of officers and directors.

        Our amended and restated bylaws may only be amended (or new bylaws adopted) by the board of directors or the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of our voting stock.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A., Shareowner Services. Its address is 161 North Concord Exchange Street, South Saint Paul, MN, 55075 and its telephone number is (800) 468-9716. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

        We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

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        The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

        We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

  •
  the title;

  •
  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

  •
  any limit on the amount that may be issued;

  •
  whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

  •
  the maturity date;

  •
  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

  •
  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

  •
  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  the place where payments will be payable;

  •
  restrictions on transfer, sale or other assignment, if any;

  •
  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

  •
  the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

  •
  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

  •
  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

  •
  incur additional indebtedness;

  •
  issue additional securities;

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    •
    create liens;

    •
    pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

    •
    redeem capital stock;

    •
    place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

    •
    make investments or other restricted payments;

    •
    sell or otherwise dispose of assets;

    •
    enter into sale-leaseback transactions;

    •
    engage in transactions with stockholders and affiliates;

    •
    issue or sell stock of our subsidiaries;

    •
    effect a consolidation or merger;

  •
  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

  •
  a discussion of any material United States federal income tax considerations applicable to the debt securities;

  •
  information describing any book-entry features;

  •
  provisions for a sinking fund purchase or other analogous fund, if any;

  •
  the applicability of the provisions in the indenture on discharge;

  •
  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

  •
  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

  •
  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

  •
  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

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Consolidation, Merger or Sale

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

        Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

  •
  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

  •
  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

  •
  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

  •
  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

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debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

  •
  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

  •
  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

  •
  to comply with the provisions described above under "Description of Debt Securities—Consolidation, Merger or Sale;"

  •
  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

  •
  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

  •
  to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under "Description of Debt Securities—General" to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

14

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of debt securities;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  recover excess money held by the debenture trustee;

  •
  compensate and indemnify the debenture trustee; and

  •
  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of

15

any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

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        All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

17

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreements and warrants may be modified;

  •
  a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

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Governing Law

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

        We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

        Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities" and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

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Issuance in Series

        We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

        We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See "Legal Ownership of Securities" below.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as

20

the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

21

Global Securities

        A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        The rights of an indirect holder relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security;

22

  •
  we and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

  •
  the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

        There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

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A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

  •
  the name or names of the underwriters, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum

24

price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters that are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

        In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

        The validity of the securities being offered by this prospectus will be passed upon by Morrison & Foerster LLP, San Diego, California.

EXPERTS

        Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2008 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Grant Thornton LLP's reports, given on its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Kratos Defense & Security Solutions, Inc. The SEC's Internet site can be found at www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an

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important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 000-27231):

  •
  our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the SEC on March 10, 2009;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2009 filed with the SEC on May 12, 2009;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2009 filed with the SEC on August 6, 2009;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2009;

  •
  our Current Reports on Form 8-K filed with the SEC on December 31, 2008, January 23, 2009, February 13, 2009, June 10, 2009, August 6, 2009 (with respect to Item 3.03 only) and August 13, 2009;

  •
  the description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 000-27231), filed under Section 12(g) of the Exchange Act on September 3, 1999, including any subsequent amendment or report filed for the purpose of amending such description; and

  •
  the description of the purchase rights for Series C Preferred Stock, par value $0.001 per share, contained in our Registration Statement on Form 8-A (File No. 000-27231), initially filed under Section 12(g) of the Exchange Act on December 17, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

        Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

        We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Kratos Defense & Security Solutions, Inc., Attention: Investor Relations, 4810 Eastgate Mall, San Diego, California, 92121, telephone (858) 812-7300.

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4,250,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Lead Manager

B. Riley & Co., LLC

Co-Managers

Oppenheimer & Co.

Noble Financial Capital Markets

Imperial Capital

February 8, 2011